      As filed with the Securities and Exchange Commission on May 12, 1999
                                                      Registration No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------
                                    Form S-4
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                               ----------------
                           SunGard Data Systems Inc.
             (Exact name of registrant as specified in its charter)

           Delaware                           7379                         51-0267091
State or other jurisdiction of(   (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)     Classification Code Number)        Identification No.)

                           SunGard Data Systems Inc.
                               1285 Drummers Lane
                           Wayne, Pennsylvania 19087
                                  610-341-8700
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ----------------
                           Lawrence A. Gross, Esquire
                       Vice President and General Counsel
                           SunGard Data Systems Inc.
                               1285 Drummers Lane
                           Wayne, Pennsylvania 19087
                                  610-341-8700
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

       Arthur H. Miller, Esquire               David J. Friedman, Esquire
       Francis E. Dehel, Esquire        Skadden, Arps, Slate, Meagher & Flom LLP
   Blank Rome Comisky & McCauley LLP                919 Third Avenue
            One Logan Square                    New York, NY 10022-3897
         Philadelphia, PA 19103               Facsimile No. (212) 735-2000
      Facsimile No. (215) 569-5555

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effectiveness of this Registration Statement.
   If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
                                                          Proposed
                                           Proposed       maximum
 Title of each class of     Amount         maximum       aggregate    Amount of
    securities to be         to be      offering price    offering   registration
       registered        registered(1)   per share(2)     price(2)      fee(3)
---------------------------------------------------------------------------------
Common Stock, par value
 $0.01 per share.......    6,300,000   See footnote (2) $129,965,614   $36,131
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

(1) The amount of common stock of the Registrant to be registered has been determined based upon the estimated maximum number of shares which are issuable in the arrangement and related transactions described herein.
(2) Pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, the proposed maximum offering price is based upon the market value of the ordinary shares of Oshap Technologies Ltd. being acquired in the proposed arrangement determined using the average of the high and low sale prices per share of the Oshap ordinary shares as reported on the Nasdaq National Market on May 10, 1999.
(3) Pursuant to Rule 0-11 under the Securities Exchange Act of 1934, as amended, $27,598 of such fee was paid on April 21, 1999 in connection with the filing of the Registrant's preliminary proxy statement/prospectus on
    Schedule 14A in connection with the proposed arrangement.
                               ----------------
   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this proxy statement/prospectus is not complete and may be + +changed. We may not sell these securities until the registration statement + +filed with the Securities and Exchange Commission is effective. This proxy + +statement/prospectus is not an offer to sell these securities and is not + +soliciting an offer to buy these securities in any state where the offer or +
+sale is not permitted.                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              PROPOSED ARRANGEMENT -- YOUR VOTE IS VERY IMPORTANT

SUNGARD DATA SYSTEMS INC.                                OSHAP TECHNOLOGIES LTD.

  The boards of directors of SunGard Data Systems Inc. and Oshap Technologies Ltd. have approved the acquisition of Oshap by SunGard through an arrangement transaction in which all of the issued and outstanding ordinary shares of Oshap will be exchanged for SunGard common stock. An aggregate of approximately 4.5 million to 5.5 million shares of SunGard common stock will be issued to Oshap shareholders in the arrangement. In addition, SunGard will issue shares of SunGard common stock in exchange for Oshap stock options and stock and options of Oshap's subsidiaries.

  In the arrangement, shareholders of Oshap will receive 0.386293 of a share of SunGard common stock in exchange for each ordinary share of Oshap. The exchange ratio will be fixed as long as the average closing price of SunGard common stock is between $34.1063 and $46.1438 per share for the 10 trading day period ending two days prior to the closing of the arrangement. In this event, Oshap shareholders would receive a fraction of a share of SunGard common stock with a value of between $13.1750 and $17.8250 for each Oshap ordinary share. Outside of that range of SunGard average closing prices, the exchange ratio is subject to downward and upward adjustment, with a minimum exchange ratio of 0.351526 and a maximum exchange ratio of 0.431360. SunGard's common stock is traded on the New York Stock Exchange under the symbol "SDS."

  The arrangement cannot be completed unless Oshap shareholders approve the arrangement. Oshap has scheduled an extraordinary general meeting for Oshap shareholders to vote on the arrangement. Your vote is very important.

  Whether or not you plan to attend the extraordinary general meeting, please take the time to vote by completing and mailing the enclosed proxy card to Oshap. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the proposal submitted at the extraordinary general meeting.

  Only holders of record of Oshap ordinary shares as of May 3, 1999 are entitled to attend and vote at the extraordinary general meeting. The date, time and place of the extraordinary general meeting is as follows:


        June 16, 1999
        4:00 p.m., local time
        Delta House
        16 Hagalim Avenue
        Herzliya 46733, Israel

  This document provides you with detailed information about the proposed arrangement. We encourage you to read this entire document carefully. Please pay particular attention to the matters referred to under "Risk Factors" beginning on page 13.

  In addition, you may obtain information about our companies from documents that we have filed with the Securities and Exchange Commission. See "Where To Find More Information" on page 67.

-------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities regulator has approved the SunGard common stock to be issued in the arrangement or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

Proxy statement/prospectus dated May 13, 1999, and first mailed to shareholders on or about May 17, 1999.

[LOGO OF OSHAP TECHNOLOGIES LTD.]

                                  Delta House
                               16 Hagalim Avenue
                             Herzliya 46733, Israel

            NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 16, 1999

To Our Shareholders:

   You are cordially invited to attend an extraordinary general meeting of shareholders of Oshap Technologies Ltd. to be held at 4:00 p.m., local time, on June 16, 1999 at Delta House, 16 Hagalim Avenue, Herzliya 46733, Israel. At the meeting, shareholders will be asked to vote on a proposal to approve the arrangement contemplated by the agreement, dated March 9, 1999, by and between Oshap and SunGard Data Systems Inc. Under the arrangement, each outstanding Oshap ordinary share would be exchanged for a fraction of a share of SunGard common stock equal to the exchange ratio, as set forth in the agreement, and Oshap would become a subsidiary of SunGard.

   The arrangement is governed by Section 233 of the Israeli Companies Ordinance, [New Version] 5743-1983. Under the Israeli Companies Ordinance, the Tel Aviv-Jaffa District Court in Israel has authorized Oshap to call the extraordinary general meeting to adopt the arrangement.

   As part of the arrangement, the articles of association of Oshap will be amended to reflect that Oshap will become a private company following completion of the arrangement.

   Only shareholders of record as of the close of business on May 3, 1999 are entitled to notice of and to vote at the extraordinary general meeting or any adjournment or postponement of the extraordinary general meeting.

   To ensure your representation at the extraordinary general meeting, please sign, date and promptly return your proxy in the enclosed envelope whether or not you plan to attend the extraordinary general meeting. If you do attend the extraordinary general meeting you may vote in person if you wish, whether or not you have already executed and returned your proxy card. You may revoke your proxy at any time before it is voted. Please review the document accompanying this notice for more complete information regarding the extraordinary general meeting and the matter proposed for your consideration at the extraordinary general meeting.

   The members of your board of directors recommend that you vote "FOR" approval of the arrangement.

Herzliya, Israel                         By order of the Board of Directors
May 13, 1999

                                         Avi Zeevi
                                         Chief Financial Officer

                               Table of Contents

                                                                           Page
                                                                           ----
Questions and Answers about the SunGard/Oshap Arrangement.................   1
Summary...................................................................   2
  Selected Historical Financial Information of SunGard....................   8
  Selected Historical Financial Information of Oshap......................   9
  Market Price Information................................................  10
  Comparative Per Share Data..............................................  12
Risk Factors..............................................................  13
  Risks Relating to the Arrangement.......................................  13
  Risks Relating to SunGard...............................................  14
Recent Developments.......................................................  16
The Oshap Extraordinary General Meeting...................................  18
The Arrangement and Related Transactions..................................  22
  Background of the Arrangement...........................................  22
  SunGard's Reasons for the Arrangement...................................  24
  Oshap's Reasons for the Arrangement.....................................  25
  Opinions of Oshap's Financial Advisors..................................  27
  Interests of Oshap's Directors and Executive Officers in the
   Arrangement............................................................  37
  Voting Agreements.......................................................  38
  Nondisclosure and Noncompetition Agreements.............................  38
  Resale Restrictions.....................................................  39

                                                                          Page
                                                                          ----
  No Appraisal Rights....................................................  39
  Tax Consequences.......................................................  39
  Accounting Treatment...................................................  43
  Regulatory Matters.....................................................  44
  New York Stock Exchange Listing........................................  44
  Offer to Purchase Stock and Options of MINT and Decalog................  44
The Agreement............................................................  46
Information Concerning Oshap.............................................  54
Comparison of Capital Stock..............................................  59
Comparison of Rights of Holders of SunGard Common Stock and Holders of
 Oshap Ordinary Shares...................................................  60
Experts..................................................................  66
Legal Matters............................................................  67
Where to Find More Information...........................................  67
Unaudited Pro Forma Financial Information................................  69

Appendix A--The Agreement

Appendix B--Opinion of Salomon Smith Barney Inc.

Appendix C--Opinion of BancBoston Robertson Stephens Inc.

Appendix D--Articles of Association of Oshap

   This document incorporates important business and financial information about SunGard and Oshap that is not included in or delivered with this document. Copies of this information are available to any person to whom this document is delivered, upon written or oral request. Requests for documents relating to SunGard should be directed to Lawrence A. Gross, Vice President and General Counsel of SunGard, at 610-341-8700. Requests for documents relating to Oshap should be directed to Avi Zeevi, Chief Financial Officer of Oshap, at 011-972-9-959-4894. In order to ensure timely delivery of the documents requests should be made by June 9, 1999.

           Questions and Answers about the SunGard/Oshap Arrangement

Q: Why is Oshap agreeing to the arrangement with SunGard?

A: The Oshap board of directors believes that the arrangement is fair to, and in the best interests of, Oshap and its shareholders. To review Oshap's reasons for the arrangement, see pages 25 through 27.

Q: What will happen to the shares of Oshap in the arrangement?

A: In the arrangement, Oshap shareholders will receive a fraction of a share of SunGard common stock in exchange for each of their Oshap ordinary shares. This fraction is referred to as the exchange ratio. No fractional shares of SunGard common stock will be issued. Cash will be issued in lieu of SunGard fractional shares.

Q: When will the arrangement be completed?

A: We are working towards completing the arrangement as quickly as possible.
   In addition to shareholder approvals, we must obtain court and regulatory approvals. The parties have agreed that the arrangement will be completed following the later of July 1, 1999 and the satisfaction of all conditions to closing.

Q: What should I do now?

A: You should mail your completed and signed proxy card in the enclosed postage paid envelope as soon as possible so that your shares will be represented at the extraordinary general meeting.

Q: Can I change my vote after I have mailed in a signed proxy card?

A: Yes. You can change your vote in one of the following ways at any time before your proxy is voted at the extraordinary general meeting. You can revoke your proxy by submitting a later dated signed proxy with respect to the same shares or by delivering a written revocation to Oshap's Chief Financial Officer. Alternatively, you can attend the extraordinary general meeting in person, revoke your proxy and vote your shares at the meeting. Attendance at the meeting will not in and of itself constitute a revocation of a proxy.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you do not return your proxy, your shares will not be voted on the proposed arrangement.

Q: What other matters will be voted on at the extraordinary general meeting?

A: We do not expect to ask Oshap shareholders to vote on any matter other than approval of the arrangement.

Q: Should I send in my share certificates now?

A: No. After the arrangement is completed, you will be sent written instructions for sending in your share certificates and receiving the SunGard common stock and cash, if any, to which you are entitled.

Q: When will I receive shares of SunGard common stock in the arrangement?

A: If the arrangement is completed, SunGard will issue common stock to Oshap shareholders who have returned their Oshap share certificates together with a completed letter of transmittal supplied by SunGard's exchange agent, Norwest Bank N.A.

Q: Whom should I call with questions and to obtain additional copies of this document?

A: You should call Innisfree M & A Incorporated at 1-888-750-5834 (toll free in the United States) or 1-212-750-5833 (call collect).

                                    Summary

   This summary highlights selected information from this document and does not contain all of the information that may be important to you. To understand the arrangement fully and for a more complete description of the legal terms of the arrangement, you should read carefully this entire document and the documents to which we have referred you. See "Where To Find More Information" on page 67. We have included page references parenthetically to direct you to a more complete discussion of the topics presented in this summary. All references to "$" are to United States dollars. Unless the context otherwise requires, all references to SunGard mean SunGard and its subsidiaries and all references to Oshap mean Oshap and its subsidiaries and affiliated companies.

The Companies

SunGard Data Systems Inc.
1285 Drummers Lane
Wayne, Pennsylvania 19807
610-341-8700

   SunGard provides computer services, principally proprietary processing services and software to the financial services industry, and computer disaster recovery services.

Oshap Technologies Ltd.
Delta House
16 Hagalim Avenue
Herzliya 46733, Israel
011-972-9-959-4894

   Oshap is a growth oriented software group with independent operating subsidiaries and affiliates. Oshap's principal holdings are a 98% interest in MINT Software Technologies Ltd., a leading provider to the financial services industry of software solutions that enable the integration of disparate applications and networks, and a 77% interest in Decalog N.V., a provider of comprehensive software solutions that enable global asset management organizations to automate critical steps in the investment management process. Oshap is also the owner of 18% of the shares of Tecnomatix Technologies Ltd. Tecnomatix is a leader in the market for computer-aided production engineering, referred to as CAPE, software products.

The Oshap Extraordinary General Meeting (page 18)

   An extraordinary general meeting of Oshap shareholders will be held at Delta House, 16 Hagalim Avenue, Herzliya 46733, Israel on June 16, 1999 at 4:00 p.m., local time. In addition, shareholders of Oshap that are entitled to vote at the meeting may participate in the meeting through video conferencing that will be facilitated at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York, 10022, at 9:00 a.m., local time. Those shareholders planning to participate by videoconference, should present themselves to the receptionist on the 33rd floor. The purpose of the Oshap extraordinary general meeting is to vote upon the proposal to approve the arrangement.

Who is Entitled to Vote; What Vote is Required (page 18)

   You are entitled to vote any Oshap ordinary shares held by you at the close of business on May 3, 1999, the record date, at the Oshap extraordinary general meeting. On the record date, there were 12,836,110 outstanding Oshap ordinary shares, each of which will be entitled to one vote.

   The presence of at least two shareholders holding at least 67% of the outstanding Oshap ordinary shares entitled to vote in person or by proxy, at the meeting will constitute a quorum. Approval of the arrangement will require the affirmative vote of shareholders constituting a majority of the shareholders present at the meeting and voting in person or by proxy and holding at least 75% of the shares voting at the meeting.

Exchange of Oshap Ordinary Shares (page 46)

   If the shareholders of Oshap approve the arrangement and SunGard and Oshap complete the arrangement, you will receive SunGard common stock in exchange for your Oshap ordinary shares. The exact number of shares of SunGard common stock you receive will be based upon an exchange ratio that will not be fixed until two days prior to the effective date of the arrangement. The exchange ratio represents the fraction of a share of SunGard common stock that Oshap shareholders will receive for each Oshap ordinary share. The exchange ratio will be based on the average of the closing sale prices of SunGard common stock over a 10 trading day period ending two days prior to the effective date of the arrangement as follows:

 . If the average closing price of SunGard common stock is equal to or greater than $34.1063 but less than or equal to $46.1438, the exchange ratio will be 0.386293;

 . If the average closing price of SunGard common stock is greater than $46.1438 but less than or equal to $50.7074, the exchange ratio will be equal to $17.8250 divided by the average closing price of SunGard common stock;

 . If the average closing price of SunGard common stock is greater than $50.7074, the exchange ratio will be 0.351526;

 . If the average closing price of SunGard common stock is less than $34.1063, but greater than or equal to $30.5429, the exchange ratio will be equal to $13.1750 divided by the average closing price of SunGard common stock; and

 . If the average closing price of SunGard common stock is less than $30.5429, the exchange ratio will be 0.431360.

   Please note that because the exchange ratio will be based upon the average closing price of SunGard's common stock and because the market price of the shares of SunGard common stock may fluctuate, Oshap shareholders cannot be sure as of the date of the extraordinary general meeting of the market value of the shares of SunGard common stock they will receive.

   Assuming that the average closing price of SunGard common stock for determining the exchange ratio was $29.5625 (the closing price per share of SunGard common stock on May 11, 1999), Oshap shareholders would receive
0.431360 of a share of SunGard common stock for each Oshap ordinary share.

   No fractional shares of SunGard common stock will be issued. Each Oshap shareholder who otherwise would be entitled to a fraction of a share of SunGard common stock will instead receive cash for the fraction of a share based upon the average closing price of SunGard common stock during the 10 day measurement period.

Treatment of Oshap Stock Options (page 47)

   Each option to purchase Oshap ordinary shares under Oshap's stock option plans outstanding on the effective date of the arrangement will be canceled in exchange for shares of SunGard common stock. The number of SunGard shares to be issued in the exchange will have a market value, based upon the average closing price of SunGard common stock during the 10 day measurement period, equal to the value of the options determined using the Black-Scholes pricing formula as described in the agreement, including a discount based upon the vesting schedule for unvested options.

Tax Consequences (page 39)

 United States Federal Income Tax Consequences

   SunGard and Oshap each received from its outside counsel an opinion that the arrangement will constitute a "reorganization" within the meaning of the Internal Revenue Code of 1986. This means that, as a general matter, Oshap shareholders will not be subject to tax as a result of the exchange of Oshap ordinary shares solely for SunGard common stock in the arrangement. Oshap shareholders also will not be able to take into account any losses on their Oshap ordinary shares. Oshap's shareholders may be taxed to the extent they receive cash for fractional shares at a gain.

 Israeli Tax Consequences

   Israeli law generally imposes a capital gains tax on the sale of capital assets by both residents and non-residents of Israel. Nevertheless, holders of Oshap's ordinary shares who have acquired their shares at the time of the initial public offering of Oshap, or any time thereafter, will not be subject to Israel capital gains tax in connection with the exchange of Oshap's ordinary shares for SunGard's common stock pursuant to the arrangement, unless trading in securities is their business, as defined under Israeli law.

No Appraisal Rights (page 19)

   Under Israeli law, holders of Oshap's ordinary shares are not entitled to formal appraisal rights. Objections to the arrangement may be filed with the Tel Aviv-Jaffa District Court. The court, at its discretion, may provide a remedy to any person who so objects.

Recommendation of the Oshap Board of Directors

   The board of directors of Oshap determined that the arrangement is fair to and in the best interests of Oshap and its shareholders. Therefore, the board of directors of Oshap recommends that Oshap shareholders vote to approve the arrangement.

Opinions of Oshap's Financial Advisors (page 27)

   In connection with the arrangement, the Oshap board received separate written opinions from Oshap's financial advisors, Salomon Smith Barney Inc. and BancBoston Robertson Stephens Inc., as to the fairness, from a financial point of view, of the exchange ratio to the holders of Oshap ordinary shares. The full text of the written opinions of Salomon Smith Barney Inc. and BancBoston Robertson Stephens Inc. dated March 9, 1999 are attached to the back of this document as Appendices B and C, and should be read carefully in their entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. The opinions of Salomon Smith Barney Inc. and BancBoston Robertson Stephens Inc. are directed to the Oshap board and do not constitute a recommendation to any shareholder with respect to any matter relating to the proposed arrangement.

The Arrangement

   The agreement providing for the arrangement is attached as Appendix A to this document. The terms of the plan of arrangement are set forth as Exhibit A to the agreement. We encourage you to read the agreement and the plan of arrangement because they are the legal documents that govern the arrangement.

Conditions to the Arrangement (page 52)

   SunGard and Oshap will complete the arrangement only if the conditions to the arrangement that SunGard and Oshap have agreed to are either satisfied or waived. These conditions include, among other things, that:

 .  the arrangement has been approved by the Oshap shareholders;

 . the independent auditors for Oshap have delivered to SunGard a letter to the effect that to the best of their knowledge after due inquiry, no condition exists that would preclude Oshap's ability to be a party in a business combination to be accounted for as a pooling of interests and the independent accountants for SunGard have delivered a letter to SunGard to the effect that SunGard may account for the arrangement as a pooling of interests;

 . all necessary governmental consents will have been obtained and no governmental agency or court has prohibited or challenged the consummation of the arrangement.

Termination of the Arrangement; Termination Fees (page 53)

   SunGard and Oshap can jointly agree to terminate the arrangement at any time. In addition, either company can terminate the arrangement if:

 .  the arrangement is not completed by December 31, 1999;

 .  Oshap shareholder approval is not obtained;

 . the other company breaches the agreement or if the other company's representations or warranties become inaccurate, and that breach is not cured within 15 business days and that breach would cause the conditions to closing not to be satisfied; or

 . a judgment, order, law or other legal restraint or prohibition is in effect preventing the consummation of the arrangement and is final and nonappealable.

   In addition, either company may terminate the arrangement prior to the date Oshap shareholder approval is obtained if:

 . there is a change in the business, operations or financial condition of the other company between the date of the agreement and the date Oshap shareholder approval is obtained which would have a material adverse effect on that other company. A decline in SunGard's common stock price will not, in and of itself, trigger Oshap's right to terminate the agreement.

   In addition, SunGard may terminate the arrangement if:

 . Oshap's board of directors withdraws its recommendation of the arrangement to its shareholders or modifies its recommendation in a manner adverse to SunGard;

 . Oshap enters into any letter of intent or agreement relating to an alternative acquisition proposal; or

 . Oshap fails to, within 10 business days of the commencement of a tender or exchange offer for Oshap securities, recommend to its shareholders rejection of the tender or exchange offer.

   If the agreement is terminated by SunGard for any of the reasons listed immediately above, Oshap is required to pay SunGard within two business days of termination, a non-refundable termination fee of $6 million.

   If SunGard or Oshap terminates the agreement as a result of Oshap shareholders not approving the arrangement and Oshap consummates an alternative acquisition transaction at any time prior to March 9, 2000, then Oshap is required to pay to SunGard a non-refundable fee of $8 million upon closing of the alternative acquisition transaction.

Regulatory Matters (page 44)

United States

   The United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 does not require that a filing be made with respect to the arrangement. The Antitrust Division of the Department of Justice and the Federal Trade Commission, however, have the authority to challenge the arrangement on antitrust grounds before or after the arrangement is completed.

Israel

   The arrangement will be effected pursuant to Section 233 of the Israeli Companies Ordinance and will be subject to the approval by the court in Israel. Israeli law required that Oshap apply to an Israeli court for approval to hold its extraordinary general meeting of shareholders relating to the arrangement. Oshap applied to the Israeli court and on April 11, 1999 received approval to hold its shareholder meeting. After the shareholders of Oshap approve the arrangement by the requisite majority, Oshap will be required to apply to the court to obtain a final court order approving the arrangement. In order to effect the arrangement, Oshap will file the final court order approving the arrangement with the Registrar of Companies in Israel. The court has broad discretion in considering the approval of the arrangement. The date of filing with the Registrar of Companies is sometimes referred to in this document as the effective date of the arrangement.

   Israeli law further requires approvals in connection with the arrangement by the Israel Investment Center and the Office of Chief Scientist of the Ministry of Industry and Trade of Israel. The Investment Center has issued its approval in connection with the arrangement, and Oshap has requested the approval of the Office of Chief Scientist. In addition, in connection with the arrangement SunGard is exempt from the prospectus delivery requirements under Israeli securities law with respect to SunGard common stock issued to Oshap shareholders and optionholders who are residents of Israel.

Germany

   German law requires that the parties file a notification with the German Federal Cartel Office, which the parties expect to make promptly. The initial review period is one month from notification. If the Federal Cartel Office has concerns regarding the consequences of the transaction on competition in Germany, it can extend the review period up to an additional period of four months. Until clearance is received or the review period expires without extension, the parties are barred from completing the arrangement, unless the Federal Cartel Office grants a derogation.

Accounting Treatment (page 43)

   SunGard and Oshap expect that the arrangement will be accounted for as a pooling of interests, meaning that the companies will be treated as if they had always been combined for accounting and financial reporting purposes. It is a condition to the arrangement that SunGard obtains from both

Oshap's and SunGard's independent accountants letters addressing the qualification of the arrangement for pooling-of-interests accounting treatment.

Voting Agreements (page 38)

   Oshap shareholders who own approximately 32% of the Oshap ordinary shares outstanding on the record date have entered into voting agreements with SunGard in which these shareholders have agreed to vote their Oshap shares in favor of the arrangement.

Security Ownership of Management (page 21)

   On the record date, directors and executive officers of Oshap and their affiliates had voting control over 4,216,579 Oshap ordinary shares or approximately 33% of the Oshap ordinary shares outstanding on the record date. This number includes the shares covered by the voting agreements described above.

Interests of Oshap's Directors and Executive Officers in the Arrangement (page
37)

   There are directors and executive officers of Oshap who may be deemed to have interests in the arrangement that are in addition to the interests of Oshap shareholders generally. In particular, directors and executive officers of Oshap will receive shares of SunGard common stock in consideration for the cancellation of their outstanding options to purchase Oshap ordinary shares, based on the value of such options at the effective time of the arrangement. In addition, there are directors and executive officers of Oshap and affiliates of directors of Oshap who will receive shares of SunGard common stock in consideration for the cancellation of then outstanding options to purchase shares of MINT and Decalog owned by them and also in exchange for shares of MINT and Decalog owned by them. You should also be aware that affiliates of a director and of an executive officer of Oshap will receive termination payments in connection with the termination of consulting agreements and all directors and executive officers of Oshap will receive insurance and indemnification benefits. The Oshap board of directors was aware of these interests at the time the arrangement was approved.

Effects of the Arrangement on the Rights of Oshap's Shareholders (page 60)

   When the arrangement is completed, Oshap's shareholders will become stockholders of SunGard. SunGard is a company governed by Delaware law and SunGard's existing charter and bylaws. As a result, the rights of Oshap's shareholders will change.

Offer to Purchase Stock and Options of MINT and Decalog (page 44)

   The agreement requires SunGard to offer to purchase outstanding shares of MINT and Decalog which are owned by minority shareholders of those companies at a price per share of $13.15 for MINT shares and $9.26 for Decalog shares. The agreement also requires SunGard to offer to purchase outstanding stock options of MINT and Decalog which are exercisable as of the effective date at the same respective price, less, in each case, the exercise price of the option. The purchase price will be paid in cash on the effective date of the arrangement; however, with respect to any MINT or Decalog shareholder or optionholder who is an affiliate of Oshap within the meaning of SEC Rule 145, the purchase price will be paid in shares of SunGard common stock valued at the average closing price of SunGard common stock during the 10 day measurement period.

   SunGard also will offer to cancel each option to purchase MINT or Decalog shares outstanding on the effective date of the arrangement, which is not then exercisable and which is held by an affiliate of Oshap, in exchange for shares of SunGard common stock. The number of SunGard shares to be issued in the exchange will have a market value, based upon the average closing price of SunGard common stock during the 10 day measurement period, equal to the value of the MINT or Decalog options determined using a Black-Scholes pricing formula, including a discount based upon the vesting schedule for unvested options.

   The agreement also requires SunGard to offer to assume outstanding stock options of MINT and Decalog which are not exercisable as of the effective date and which are not held by affiliates of Oshap. If agreed to by an optionholder, on the effective date of the arrangement, non-exercisable options of MINT and Decalog will become options to purchase a number of shares of SunGard common stock, rounded to the nearest share, equal to the number of MINT or Decalog shares subject to the option multiplied by the option exchange ratio. The option exchange ratio will be determined by dividing (a) $13.15 per share in the case of MINT options or $9.26 per share in the case of Decalog options by (b) the average closing price of SunGard common stock during the 10 day measurement period, with the result rounded to the nearest millionth. The exercise price for each SunGard option will equal the current exercise price under the MINT or Decalog options divided by the option exchange ratio, rounded to the nearest cent.

              Selected Historical Financial Information of SunGard

   The following selected historical consolidated financial data of SunGard should be read in conjunction with the consolidated financial statements of SunGard that are incorporated by reference in this document.

                                          As of or for the Year Ended December 31,
                                       ----------------------------------------------
                                          1998      1997     1996     1995     1994
                                       ---------- -------- -------- -------- --------
                                          (In thousands, except per share amounts)
Historical Income Statement Data:
  Revenues............................ $1,159,748 $925,030 $711,857 $557,366 $449,785
    Income from operations............    202,846  142,644   68,284   85,753   72,450
    Net income........................    118,933   83,975   40,306   50,845   44,728
    Net income per share:
      Basic...........................       1.14     0.84     0.43     0.59     0.54
      Diluted.........................       1.10     0.81     0.41     0.55     0.50
Historical Balance Sheet Data:
  Total assets........................ $1,075,321 $856,948 $739,622 $592,582 $494,625
  Total short-term and long-term
   debt...............................     12,046   20,076   40,267   10,518   10,783
  Stockholders' equity................    760,891  610,221  505,063  428,058  362,406

               Selected Historical Financial Information of Oshap

   The following table sets forth selected historical financial data of Oshap, which have been derived from Oshap's audited consolidated financial statements. The Selected Consolidated Financial Information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto of Oshap, incorporated by reference in this document. As described in the "Management's Discussion and Analysis of Financial Condition and Results of Operations," during the three-year period ended December 31, 1997, there were significant changes in the percentage owned by Oshap in certain of its subsidiaries and affiliates, which affected the manner in which Oshap consolidated the results of these subsidiaries and affiliates. These changes primarily reflect a decrease in Oshap's interest in Tecnomatix during the second quarter of 1996 from approximately 51% to approximately 28%.

                                             Year Ended December 31,
                               --------------------------------------------------------
                                  1998        1997        1996       1995       1994
                               ----------  ----------  ----------  ---------  ---------
                                   US dollars in thousands (except share data)
Statement of operations data:
Revenues.....................  $   32,319  $   19,403  $   20,834  $  38,233  $  27,620
Operating income (loss)......      (1,667)       (996)     (1,045)     1,604     (2,558)
Income (loss) after taxes on
 income......................      (1,026)       (316)     20,732      1,648        697
Share in results of
 affiliates and joint venture
 company, net................        (636)        883       1,670     (1,064)      (237)
Income (loss) before
 extraordinary item..........      (1,902)        402      21,915     (1,656)     1,026
Net income (loss)............  $    1,172  $      402  $   21,915  $  (1,656) $    (528)
Earnings (loss) per share:
Basic:
Income (loss) before
 extraordinary item..........  $    (0.15) $     0.03  $     1.76  $   (0.18) $    0.15
Extraordinary income (loss)..        0.24         --          --         --       (0.23)
                               ----------  ----------  ----------  ---------  ---------
Net income (loss)............  $     0.09  $     0.03  $     1.76  $   (0.18) $   (0.08)
                               ==========  ==========  ==========  =========  =========
Diluted:
Income (loss) before
 extraordinary item..........  $    (0.15) $     0.03  $     1.75  $   (0.18) $    0.15
Extraordinary income (loss)..        0.24         --          --         --       (0.23)
                               ----------  ----------  ----------  ---------  ---------
Net income (loss)............  $     0.09  $     0.03  $     1.75  $   (0.18) $   (0.08)
                               ==========  ==========  ==========  =========  =========
Shares used in computing
 earnings (loss) per ordinary
 share:
Basic........................  12,648,575  12,548,298  12,436,960  9,225,000  6,854,136
Diluted......................  12,648,575  12,895,766  12,502,140  9,225,000  6,854,136

                                                   December 31,
                               --------------------------------------------------------
                                  1998        1997        1996       1995       1994
                               ----------  ----------  ----------  ---------  ---------
                                   US dollars in thousands (except share data)
Balance sheet data:
Working capital..............  $    1,009  $   12,278  $   14,702  $  24,852  $  19,350
Total assets.................      46,043      51,805      49,413     54,209     48,116
Long-term debt...............       3,500       4,606       5,608      6,748      7,640
Shareholders' equity.........      25,868      35,942      35,796     14,207      9,705

                            Market Price Information

   Since June 4, 1997, SunGard common stock has been listed and traded on the New York Stock Exchange under the symbol "SDS." Previously, SunGard common stock was listed on the Nasdaq Stock Market and the London Stock Exchange under the symbol "SNDT." Oshap ordinary shares are listed on the Nasdaq Stock Market under the symbol "OSHSF."

   The following tables set forth, for the periods indicated, the reported high and low sale prices of SunGard common stock as reported on the New York Stock Exchange since June 4, 1997 and on the Nasdaq Stock Market prior to June 4, 1997 and the high and low sale prices of Oshap ordinary shares as reported on the Nasdaq Stock Market. Neither SunGard nor Oshap has paid any regular quarterly dividends. Oshap paid a one-time dividend in October 1998.

                                                               High       Low
                                                             --------- ---------
   SunGard
   Fiscal Year Ended December 31, 1997:
     First Quarter.......................................... $25 3/8   $18 1/2
     Second Quarter.........................................  24 3/4    20 3/4
     Third Quarter..........................................  27 1/8    23
     Fourth Quarter.........................................  31 7/16   22 1/2
   Fiscal Year Ended December 31, 1998:
     First Quarter..........................................  37 3/8    28 1/16
     Second Quarter.........................................  40        31 7/16
     Third Quarter..........................................  40        31 1/4
     Fourth Quarter.........................................  39 11/16  21 11/16
   Fiscal Year Ending December 31, 1999:
     First Quarter..........................................  41 15/16  32 7/8
     Second Quarter (through May 11, 1999)..................  39 15/16  27 9/16
   Oshap
   Fiscal Year Ended December 31, 1997:
     First Quarter..........................................   6 7/16    4 3/4
     Second Quarter.........................................   7 1/2     4 7/8
     Third Quarter..........................................  10 5/8     7 3/16
     Fourth Quarter.........................................  11 3/4     7 3/8
   Fiscal Year Ended December 31, 1998:
     First Quarter..........................................  10 7/8     7 3/4
     Second Quarter.........................................  10 1/18    6 7/16
     Third Quarter..........................................   9 7/16    4 1/8
     Fourth Quarter.........................................   7 1/2     3
   Fiscal Year Ending December 31, 1999:
     First Quarter..........................................  14         6 1/2
     Second Quarter (through May 11, 1999)..................  13 1/8     9 3/4

   On March 8, 1999, the last full trading day prior to the execution of the agreement, the reported high sale prices on the New York Stock Exchange of SunGard common stock was $41.6875 and the reported low sale prices on the New York Stock Exchange of SunGard common stock was $39.9375. Also, on that date, the high sales price of the Oshap ordinary shares on the Nasdaq Stock Market was $9.625 and the low sales price of the ordinary shares on the Nasdaq Stock Market was $9.00. Also, on that date, the last reported sale price on the New York Stock Exchange of SunGard common stock was $40.25 per share and of the Oshap ordinary shares on the Nasdaq Stock Market was $9.50.

   The following table sets forth the closing sale price per share of SunGard common stock as reported on the New York Stock Exchange and the equivalent per share price of one Oshap ordinary share on March 8, 1999, the last trading day preceding the execution of the agreement, and on May 11, 1999, the most recent date for which prices were available prior to printing this document:

                                                            SunGard  Equivalent
                                                             Common   Oshap Per
                                                             Stock   Share Price
                                                            -------- -----------
   March 8, 1999........................................... $  40.25   $15.55
   May 11, 1999............................................  29.5625    12.75

   The equivalent per share price of each Oshap ordinary share, which is the value of the SunGard common stock which Oshap shareholders would receive for each Oshap ordinary share exchanged in the arrangement, was calculated by multiplying the closing sale price per share of SunGard common stock reflected in the table by the exchange ratio that would be used in the arrangement if the average stock price on which the exchange ratio is based equaled the closing sale prices reflected in the table. The equivalent Oshap per share prices reflect the value in SunGard common stock that Oshap shareholders would receive if the average stock price of SunGard common stock on which the exchange ratio is based equals the closing sale prices of SunGard common stock reflected in the table.

   Because the market price of SunGard common stock may fluctuate, the market price per share of the shares of SunGard common stock that holders of Oshap ordinary shares will receive in the arrangement may increase or decrease prior to the arrangement. See "Risk Factors" on page 13.

                           Comparative Per Share Data

   The following table presents historical and pro forma per share data for SunGard and historical and equivalent pro forma per share data for Oshap. This information is provided for illustrative purposes only and assumes that the arrangement had occurred as of the beginning of each of the periods presented. Estimated costs of the arrangement of approximately $5 million are excluded from the pro forma information. The pro forma information should not be relied upon as necessarily indicative of the historical results that would have been obtained if the companies had been combined during those periods or the results that will be obtained in the future. The equivalent pro forma per share amounts for Oshap are calculated by multiplying the SunGard combined pro forma per share amounts by the maximum exchange ratio of 0.431360. The historical book value per share is computed by dividing total stockholders' equity by the number of shares outstanding at the end of the period. The pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares outstanding as of the end of each of the periods presented.

   This information should be read in conjunction with the historical financial statements and the related notes of SunGard and Oshap, all of which are incorporated by reference in this document. See "Unaudited Pro Forma Financial Information" beginning on page 69.

                                                        As of or for the Year
                                                         Ended December 31,
                                                       ------------------------
                                                        1998     1997    1996
                                                       -------  ------- -------
                                                        (In thousands, except
                                                         per share amounts)
   Historical -- SunGard:
     Diluted net income per common share.............  $  1.10  $  0.81 $  0.41
     Book value per common share.....................     7.20     5.98    5.21
   Historical -- Oshap:
     Diluted net income per ordinary share before ex-
      traordinary item...............................    (0.15)    0.03    1.75
     Diluted net income per ordinary share after ex-
      traordinary item...............................     0.09     0.03    1.75
     Book value per ordinary share...................     2.02     2.86    2.85
   Pro Forma Combined Per SunGard Share:
     Diluted net income per common share before ex-
      traordinary item...............................     0.99     0.73    0.55
     Diluted net income per common share after ex-
      traordinary item...............................     1.01     0.73    0.55
     Book value per common share.....................     7.26     6.20    5.49
   Oshap Per Share Equivalents:
     Diluted net income per ordinary share before ex-
      traordinary item...............................     0.43     0.31    0.24
     Diluted net income per ordinary share after ex-
      traordinary item...............................     0.44     0.31    0.24
     Book value per ordinary share...................     3.13     2.67    2.37

                                  Risk Factors

   In determining whether you should vote in favor of the arrangement you should consider carefully the risks associated with the arrangement and with ownership of SunGard common stock following the arrangement. These risks are described below.

Risks Relating to the Arrangement

   The exchange ratio in the arrangement is based on the market prices of SunGard common stock over a period of time prior to the effective date of the arrangement and will fluctuate within a specified range. Oshap shareholders will not know the final value of the SunGard common stock they will receive until the effective date of the arrangement.

   The exchange ratio, which is the fraction of a share of SunGard common stock that Oshap shareholders will receive for each Oshap ordinary share, is based on the average of the closing prices of SunGard common stock over a period of time prior to the effective date of the arrangement, subject to a maximum of
0.431360 and a minimum of 0.351526.

   Oshap shareholders will not know the final exchange ratio and the final value of the SunGard common stock they will receive until the effective date of the arrangement. The market prices of SunGard common stock and Oshap ordinary shares as of various recent dates are set forth in the Summary under "Market Price Information." Oshap shareholders should obtain recent market quotations for SunGard common stock and Oshap ordinary shares. SunGard common stock historically has been subject to price volatility. No assurance can be given as to the market price of SunGard common stock at any time.

   The consummation of the arrangement is subject to the approval of an Israeli court. The Israeli court has broad discretion in considering the arrangement.

   The consummation of the arrangement is subject to the approval by the court in Israel. There can be no assurance that the court will approve the arrangement even if the arrangement is approved at the extraordinary general shareholder meeting by the requisite majority. Under Section 233 of the Israeli Companies Ordinance, the court has broad discretion in considering and approving the arrangement. The court may, in its discretion, either approve or reject the arrangement or approve it with conditions. Persons objecting to the arrangement may submit their objections to the court. Among other factors, the court considers the fairness of the arrangement to the shareholders of Oshap and any objections filed by objecting parties.

   Oshap could lose customers due to the arrangement.

   Some of Oshap's existing customers, particularly customers that are in the same business as SunGard, may take the opportunity following a change of control of Oshap to review their contractual relationships. These reviews could result in delayed or lost sales to either SunGard or Oshap.

   The arrangement is intended to qualify for pooling-of-interests accounting treatment. If the arrangement fails to qualify for pooling-of-interests accounting treatment, the combined financial results of SunGard and Oshap could be adversely affected.

   The arrangement is intended to qualify for pooling-of-interests treatment under generally accepted accounting principles. It is a condition to closing that SunGard receive the opinion of PricewaterhouseCoopers LLP to this effect. However, if the arrangement at any time is determined to not qualify for pooling-of-interests treatment, the combined financial results of SunGard and Oshap could be adversely affected.

   Under pooling-of-interests treatment, the accounts of SunGard will be combined with those of Oshap at their historical carrying amounts and SunGard's financial statements for all prior periods will be restated, if material, to reflect the accounts of SunGard as if the two companies had been combined for all periods. If the arrangement does not qualify for pooling-of-interests treatment, the purchase method of accounting may be applied. Under the purchase method, the fair market value of the SunGard common stock issued in the arrangement would be recorded as the cost of acquiring Oshap's business. That cost would be allocated to the individual assets of Oshap that were acquired and liabilities of Oshap's that were assumed according to their respective fair values. The fair market value of the SunGard common stock to be issued in the transaction is in excess of the amounts at which the net assets are carried in Oshap's accounts. A portion of the excess could be charged to expense immediately and the remainder would be amortized.

   Future sales of shares issued in the arrangement could adversely affect SunGard's stock price.

   Depending upon the exchange ratio, an aggregate of approximately 4.9 million shares (assuming an average price per share of SunGard common stock of $50.7074) to 6.2 million shares (assuming an average price per share of SunGard common stock of $30.5429) of SunGard common stock will be issued in the arrangement and related transactions. These shares will be immediately freely tradeable in the market except for shares issued to affiliates of Oshap which will become freely tradeable after SunGard has published financial results covering at least 30 days of combined operations. In addition, SunGard will issue approximately 500,000 options to purchase SunGard common stock in exchange for options to purchase ordinary shares of MINT and Decalog. Sales of a substantial number of shares of SunGard common stock could adversely affect the market price of SunGard common stock.

Risks Relating to SunGard

   SunGard's growth strategy depends in part on acquisitions. If SunGard is unable to acquire businesses on favorable terms or successfully integrate and manage the businesses acquired, SunGard's business and financial results may suffer.

   SunGard intends to grow by expanding its existing businesses and by acquiring similar or complementary businesses, including acquisitions that are intended to qualify for pooling-of-interests accounting treatment. This growth strategy is subject to a number of risks which could adversely affect SunGard's business and financial results, including:

  . SunGard may not be able to find suitable businesses to acquire on affordable terms;

  . competition from other acquirors and stock market fluctuations may make it more difficult for SunGard to find and complete acquisitions;

  . SunGard may have to raise money in the debt or equity markets to finance future acquisitions;

  . one or more acquisitions may not qualify for pooling-of-interests accounting treatment; and

  . at any given time, a large number of shares of SunGard common stock issued to acquire businesses may become freely tradeable in the market.

   The businesses acquired by SunGard may perform worse than expected or may be more difficult to integrate and manage than expected. If that happens, SunGard may suffer a number of adverse consequences, including:

  . SunGard may have to devote unanticipated financial and management resources to the acquired businesses;

  .  SunGard may not be able to realize expected operating efficiencies; and

  . SunGard may have to write off goodwill or other intangible assets if the acquisition was accounted for as a purchase.

   SunGard's success depends in part on adapting its computer services and software to changes in technology and changes in its customers' businesses. If SunGard does not successfully update its services and software, or if its new products or services are not timely delivered or well received by customers, SunGard's business and financial results may suffer.

   SunGard's ability to successfully update its services and software and timely develop and deliver new products and services required by its customers is subject to a number of risks which could adversely affect SunGard's business and financial results, including:

  . SunGard may find it difficult to update its services and software and timely develop and deliver its new products and services in a cost-effective manner, especially when faced with rapid technological changes that are hard to predict; and

  . SunGard may find it difficult to update its services and software to keep pace with business, regulatory and other developments in the financial services industry in which most of SunGard's customers operate.

   SunGard's business is dependent largely on the financial services industry. If that industry does poorly, SunGard's business and financial results may suffer.

   SunGard sells most of its computer services and software to banks, mutual funds, brokers, insurance companies and other financial services firms. If the financial services industry or SunGard's customers in the financial services industry experience problems, SunGard's business and financial results could be adversely affected. For example, SunGard may suffer if securities trading activity declines, the number or value of managed portfolios decreases, or there is continued consolidation among firms in the financial services industry.

   The advent of year 2000, including any failure by SunGard to make its products year 2000 compliant or to fulfill year 2000 commitments to customers, may adversely affect SunGard's business and financial results.

   SunGard has made many of its products year 2000 compliant so that they can handle dates in the year 2000 and beyond. However, SunGard is still working on making some of its most important products year 2000 compliant. In addition, SunGard has made commitments to some customers that need to convert off non-year 2000 compliant systems, and as a result, SunGard must meet significant development obligations and complete conversions prior to the end of 1999. SunGard's year 2000 compliance efforts are subject to a number of risks which could adversely affect SunGard's business and financial results, including:

  . SunGard may not be able to make all of its important products year 2000 compliant;

  . SunGard may not be able to timely meet its year 2000 commitments to customers;

  . SunGard may have to add personnel and buy new software and hardware earlier than planned to complete its year 2000 compliance efforts, which could cause an unexpected increase in expenses;

  . SunGard's expenses may increase faster than expected because year 2000 issues are causing a shortage in the availability of experienced programmers; and

  . SunGard may encounter unanticipated year 2000 problems, like a problem with another company's software or hardware that interacts with SunGard's products or that is used by SunGard.

   SunGard believes that year 2000 compliance issues have caused some acceleration of software buying and conversion activity. As a result, SunGard's rate of internal growth may decline in the second half of 1999 or in the year 2000, which could adversely affect SunGard's business and financial results.

   Forward-looking statements may prove inaccurate.

   This document contains or incorporates by reference forward-looking statements made by SunGard and Oshap that are subject to risks and uncertainties and that may change at any time and differ from actual results. Forward-looking statements include information about possible or assumed future financial results of SunGard and Oshap and usually contain words such as "believes," "expects," "anticipates," or similar expressions. SunGard and Oshap derive most of their forward-looking statements from their operating budgets and forecasts, which are based upon many detailed assumptions. While SunGard and Oshap believe that their assumptions are reasonable, they caution that there are inherent difficulties in predicting certain important factors such as:

  .  the timing and magnitude of software sales and services;

  . the effect of year 2000 issues on software and services buying decisions;

  .  the timing and scope of technological advances and year 2000 compliance;

  .  the integration and performance of acquired businesses;

  .  the effects of competitive pressures;

  .  the prospects for future acquisitions; and

  .  the overall condition of the financial services industry.

   These and other factors, some of which are discussed in this section or elsewhere in this document and some of which are discussed in the documents incorporated by reference, could affect the future financial results of SunGard and Oshap and could cause those results to differ materially from those expressed in any forward-looking statements contained in or incorporated by reference in this document.

                              Recent Developments

SunGard

 First Quarter Results

   On April 15, 1999, SunGard announced its results for the quarter ended March 31, 1999. SunGard reported that revenue for the first quarter of 1999 was $319,581,000, an increase of 21% compared to originally reported first quarter 1998 revenue of $264,553,000. On a restated basis, first quarter 1999 revenue increased 16%.

   Net income and diluted net income per share for the first quarter of 1999, before merger costs and an extraordinary gain, were $37,146,000 and $0.31, respectively, increases of 38% and 24% over originally reported first quarter 1998 net income and diluted net income per share of $26,844,000 and $0.25 respectively.

   The results for the first quarter of 1999 exclude the effect of $81,400,000 in merger charges related primarily to the acquisitions of Automated Securities Clearance, Ltd. and Sterling Wentworth Corp. (including a one-time noncash compensation charge of $71,459,000 associated with ASC), and a $10,371,000 after-tax gain from the sale of Med Data Systems Inc. and Intelus Corporation.

   Pro forma net loss and pro forma diluted net loss per share for the first quarter of 1999 including such items were $6,949,000 and $0.06, respectively. On a pro forma combined basis with Oshap, assuming the arrangement had been completed on January 1, 1999 using the maximum exchange ratio, pro forma net loss and pro forma diluted net loss per share for the first quarter of 1999, including such items and Oshap's one-time charge of $3.52 million, would have been $11,349,000 and $0.09, respectively. Excluding all merger costs, extraordinary items and other one-time charges, 1999 first quarter pro forma diluted net income per share would have been $0.29.

 Recent Acquisitions

   On April 28, 1999, SunGard completed the acquisition of FDP Corp. in a merger transaction. In this merger, SunGard issued approximately 2.84 million shares of SunGard common stock for all of the common stock of FDP. FDP develops and sells a variety of application software systems that facilitate the marketing and administrative functions for the life insurance and employee benefit industries.

   On March 1, 1999, SunGard completed the acquisition of Automated Securities Clearance, Ltd., referred to as ASC, by exchanging approximately 7.3 million shares of SunGard common stock for all of the shares of common stock of ASC. ASC is a provider of an automated order-routing and trade execution system used by broker/dealers, an electronic communications network that provides direct access to the NASDAQ marketplace, and a wireless technology for straight-through processing of trades on the New York Stock Exchange. Under the terms of a pre-existing employment agreement with ASC relating to a change in control, a member of

ASC's executive management team received approximately 25% of SunGard common stock issued in the acquisition. The fair value of those shares on the date of the acquisition, approximately $70.0 million, will be recorded as a one-time noncash compensation expense during the first quarter of 1999. ASC was an "S" corporation prior to acquisition; therefore, all income passed through directly and all income taxes were paid directly by the previous shareholder of ASC.

   On February 18, 1999, SunGard completed the acquisition of Sterling Wentworth Corporation, referred to as SWC, by exchanging shares of SunGard common stock for all of the common stock of SWC. SWC provides enterprise sales productivity solutions for the financial services industry.

   The acquisition of FDP, ASC and SWC will be each accounted for as a pooling of interests, which requires all historical financial information to be restated. Furthermore, because ASC had been an "S" corporation prior to its acquisition, pro-forma federal income taxes will be computed on ASC's historical earnings as if ASC had been a "C" corporation and will be reflected in SunGard's restated income statement.

   In connection with the FDP, ASC and SWC acquisitions, all outstanding stock options of those companies have been converted into options to acquire approximately 1.8 million shares of SunGard common stock. Estimated merger costs in connection with the ASC, SWC and FDP acquisitions, excluding the compensation expense described above, are approximately $10.0 million.

   The following estimated pro-forma combined results of operations (in thousands, except for per-share amounts) is provided for illustrative purposes only and assumes that the acquisitions described above had occurred as of the beginning of each of the periods presented. All merger costs, including the one-time non-cash compensation expense described above, are excluded from the estimated pro-forma information. The estimated following pro-forma information should not be relied upon as necessary being indicative of the historical results that would have been obtained if the companies had actually been combined during those periods or the results that may be obtained in the future.

                                                      1998      1997     1996
                                                   ---------- -------- --------
   Revenues:
     As reported.................................. $1,159,748 $925,030 $711,857
     Combined (pro-forma).........................  1,253,265  996,277  765,979
   Net  income:
     As reported..................................    118,933   83,975   40,306
     Combined (pro-forma).........................    128,337   91,651   47,803
   Basic earnings per share:
     As reported..................................       1.14     0.84     0.43
     Combined (pro-forma).........................       1.12     0.84     0.46
   Diluted earnings per share:
     As reported..................................       1.10     0.81     0.41
     Combined (pro-forma).........................       1.07     0.80     0.43

Oshap

   On May 6, 1999, Oshap announced its results for the quarter ended March 31, 1999. Oshap reported an increase in revenues to $10.6 million compared to $6.43 million for the first quarter in 1998 and net income, absent one-time charges, of $221,000 or $.02 per diluted share, compared with $463,000 or $.04 per diluted share for the first quarter of 1998. For comparison purposes, it should be noted that, after the first quarter of 1998, Oshap reduced its holdings in Tecnomatix from 31% to 18%, and acquired 41% of iKnowledge. Oshap incurred one-time charges of $2.02 million as its share in the expenses incurred in connection with its decision to discontinue efforts to pursue initial public offerings of Decalog and MINT and $1.5 million as its proportional share of a number of one-time charges recorded by Tecnomatix. Including the foregoing one-time charges, Oshap's reported net loss for the first quarter of 1999 was $3,303,000, or $0.26 per diluted share. A more detailed description of Oshap's first quarter results can be found in Oshap's press release dated May 6, 1999 which was filed as part of Oshap's Report of Foreign Issuer on Form 6-K dated May 7, 1999.

                    The Oshap Extraordinary General Meeting

Purpose of the Meeting

   The purpose of the extraordinary general meeting of the shareholders of Oshap is to approve the arrangement, pursuant to which, at the effective time of the arrangement:

  . each outstanding Oshap ordinary share will be exchanged for a fraction of a share of SunGard common stock equal to the exchange ratio,

  . each outstanding option to purchase Oshap ordinary shares will be cancelled in consideration for an amount of SunGard common stock equal to the value of the option as determined using the Black-Scholes pricing formula as described in the agreement, including a discount based upon the vesting schedule for unvested options,

  .  Oshap will become a wholly-owned subsidiary of SunGard and

  .  amendments to Oshap's articles of association will be adopted.

   The obligations of Oshap and SunGard to consummate the arrangement are subject to various conditions. One of these conditions is that the shareholders of Oshap vote to approve the arrangement. The requirements of this vote are set forth in Israeli law and in the articles of association of Oshap, as described below.

   As part of the arrangement, the amendments to Oshap's existing articles of association, which are described elsewhere under the section entitled "Amendments to Oshap Articles of Association," will change the status of Oshap under Israeli law from a public company to a private company.

Date, Time and Place

   The meeting will be held on June 16, 1999 at, Delta House, 16 Hagalim Avenue, Herzliya 46733, Israel, commencing at 4:00 p.m., local time. In addition, shareholders of Oshap that are entitled to vote at the meeting may participate in the meeting through video conferencing that will be facilitated at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York, 10022, at 9:00 a.m., local time. Those shareholders planning to participate by videoconference, should present themselves to the receptionist on the 33rd floor.

Record Date; Shares Entitled to Vote

   Oshap's board has fixed the close of business on May 3, 1999 as the record date for the determination of shareholders entitled to receive notice of and to vote at the meeting and any postponement or adjournment of the meeting. On the record date, there were 12,836,110 Oshap ordinary shares issued and outstanding and entitled to vote.

Voting and Revocation of Proxies; Solicitation of Proxies

   The proxy accompanying this document is solicited on behalf of Oshap's board for use at the meeting. Oshap shareholders are requested to complete, date and sign the accompanying proxy and return it promptly. All proxies that are properly executed and returned will be voted at the meeting in accordance with any directions noted thereon. If no direction is indicated, proxies will be voted FOR approval and adoption of the arrangement. Proxies will be voted in the discretion of the holders of the proxy with respect to any other business that may properly come before the meeting and all matters incidental to the conduct of the meeting. It is not expected that any other matter will be brought before the meeting.

   Any Oshap shareholder signing and delivering a proxy may revoke it at any time before it is voted by submitting a later dated proxy with respect to the same shares or by delivering a written revocation to Oshap's Chief Financial Officer. Any Oshap shareholder attending the meeting in person may also revoke his or her proxy and vote his or her shares at the meeting. Attendance at the meeting will not in and of itself constitute a revocation of a proxy.

   The cost of soliciting proxies will be paid by Oshap. Proxies may be solicited without extra compensation by certain directors, officers and regular employees of Oshap by mail, telegram or personally. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to the beneficial owners of Oshap ordinary shares and will be reimbursed by Oshap for their reasonable expenses in forwarding such materials. Oshap may use the services of Innisfree M & A Incorporated and E. Shalev Ltd. to solicit proxies pursuant to customary contractual terms, with total estimated fees of approximately $7,000 and $8,000, respectively, plus reimbursement of expenses.

Quorum; Vote Required

   Oshap's shareholders are entitled to one vote per share on all matters to be considered at the meeting. The presence of at least two shareholders holding at least 67% of the outstanding Oshap ordinary shares entitled to vote in person or by proxy, at the meeting will constitute a quorum. Approval of the arrangement will require the affirmative vote of shareholders constituting a majority of the shareholders present at the meeting and voting in person or by proxy and holding at least 75% of the shares voting at the meeting.

   Concurrently with the execution of the agreement, a number of Oshap's directors, executive officers and their affiliates, including Shlomo Dovrat, Aharon Dovrat, Societe Regionale d'Investissement de Wallonie S.A., certain investment funds managed by SVM Star Ventures Management GmbH Nr. 3, Cramer, Rosenthal & McGlynn and Avi Zeevi executed voting agreements with SunGard in which they agreed to vote all Oshap ordinary shares "beneficially owned" by them in favor of the arrangement and granted SunGard a proxy to vote these shares at the meeting. As of the record date, these shareholders beneficially owned and had the right to vote an aggregate of 4,150,782 Oshap ordinary shares, constituting approximately 32% of the outstanding Oshap ordinary shares.

   Under Israeli law and the current articles of association of Oshap, any amendment to Oshap's articles must be effected by a special resolution of the shareholders of Oshap, as defined under Israeli law. This special resolution must be adopted at a shareholders meeting by the holders of not less than 75% of the voting power of Oshap's ordinary shares represented, in person or by proxy, at the meeting. Thus, the vote required to approve the arrangement meets the requirements for the adoption of the amendments to Oshap's articles.

No Appraisal Rights

   Under Israeli law, holders of Oshap's ordinary shares are not entitled to formal appraisal rights. Objections to the arrangement may be filed with the Tel Aviv-Jaffa District Court. The Tel Aviv-Jaffa District Court, at its discretion, may provide a remedy to any person who so objects.

Broker Non-Votes; Abstentions

   Shares represented by "broker non-votes," if any, will be counted for purposes of determining the presence of a quorum but will not be counted for purposes of determining the number of votes present and voting. "Broker non-votes" are shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee has not received instructions from the beneficial owners or persons entitled to vote and the broker or nominee does not have the discretionary voting power on a particular matter. For purposes of determining whether the arrangement has been approved, broker non-votes will be excluded from the number of shares deemed to have voted on such matter at the meeting. Accordingly, broker non-votes will not affect the voting on the arrangement.

   Oshap ordinary shares that are represented in person or by proxy at the meeting and that are voted "abstain" will be counted for purposes of determining the presence of a quorum and will be included in the aggregate number of shares voted at the meeting and will therefore affect the number of shares required to be voted "for" the arrangement in order to approve the arrangement in accordance with Israeli law. Accordingly, shares that are voted "abstain" will have the effect of a vote "against" the arrangement.

Adjournment

   If within thirty minutes of the time the meeting is called for, a quorum of shareholders with the required voting power is not present, the meeting will be adjourned either to the same day in the next week, at the same time and place, or to a day, time and place determined by the Oshap board and notified to the shareholders.

Amendments to Oshap Articles of Association

   The amended articles of association of Oshap will be substantially identical to the existing articles of association of Oshap with the following changes:

  . upon consummation of the arrangement, Oshap will become a private company;

  . Oshap shares will only be transferable if the Oshap board approves the transfer;

  . written resolutions of the board must be unanimous in order to have effect;

  . the articles will no longer authorize any series of preferred shares and Oshap's authorized share capital shall consist solely of ordinary shares; and

  . the maximum number of directors on the board of directors of Oshap will be decreased from 10 to 7.

   The proposed revisions to Oshap's articles are designed to reflect the change in Oshap's status upon consummation of the arrangement. Israeli law recognizes two types of companies, public and private. Following the consummation of the arrangement, Oshap will become a private company. Since Oshap will become a wholly-owned subsidiary of SunGard and a private company, it was deemed appropriate that Oshap's shares only be transferable if its board approves the transfer and that written resolutions of the board be unanimous. Similarly, a reduction in the maximum number of directors on the Oshap board was deemed appropriate. SunGard, as the sole shareholder of Oshap, will have the power to nominate all of the directors of Oshap. The proposed elimination of preferred shares also reflects the conversion of Oshap into a wholly-owned subsidiary of SunGard.

   A copy of the proposed amendments is attached as Annex I to the plan of arrangement which is attached as Exhibit A to the agreement. The agreement is attached as Appendix A to this document.

Security Ownership of Oshap's Principal Shareholders and Directors and Officers

   The following table sets forth certain information, as of the date of this document, with respect to:

  . each person or entity known by Oshap to be the beneficial owner of more than 10% of the outstanding Oshap ordinary shares; and

  .  all directors and executive officers of Oshap as a group.

                                                       Oshap Ordinary Shares
                                                       -------------------------
               Identity of Person or Group               Number       Percent
               ---------------------------             ------------- -----------
   Shlomo Dovrat(1)...................................     4,063,282      31.7%
   Schaenen Fox Capital Management, LLC...............     1,449,635      11.5%
   All executive officers and directors as a group (8
    persons)(1)(2)....................................     4,340,579      33.5%

--------
(1) Includes 1,149,180 Oshap ordinary shares held by Societe Regionale d' Investissement de Wallonie, S.A., Cramer, Rosenthal & McGlynn, and Mr. Aharon Dovrat, the voting power of which is shared by Mr. Shlomo Dovrat, pursuant to a shareholders agreement dated July 15, 1991 and which may be deemed to be, by virtue of the 1991 shareholders agreement, beneficially owned by Mr. Shlomo Dovrat. Also includes 583,075 Oshap ordinary shares held by various SVM Star Ventures entities, the voting power of which is shared by Shlomo Dovrat pursuant to a shareholders agreement, dated October 27, 1996 and which may be deemed to be, by virtue of the 1996 shareholders agreement, beneficially owned by Mr. Shlomo Dovrat. Mr. Shlomo Dovrat disclaims beneficial ownership of such shares.
(2) Includes options to purchase 124,000 Oshap ordinary shares which are exercisable within sixty days and therefore are deemed to be beneficially owned by the directors and officers to whom they were granted.

Oshap shareholders should not forward any certificates representing Oshap ordinary shares with their proxy cards. In the event the arrangement is completed, certificates should be delivered in accordance with instructions set forth in a letter of transmittal which will be sent to the Oshap shareholders promptly after the completion of the arrangement.

                    The Arrangement and Related Transactions

Background of the Arrangement

   In early 1998, Oshap's management determined that since Oshap's shares had been, in management's opinion, continuously undervalued by the public markets, Oshap should explore strategic alternatives to increase shareholder value. On April 7, 1998, Oshap retained Salomon Smith Barney to assist Oshap in a strategic review of its financial and business plans and strategic alternatives available to Oshap, including the possible sale or public offering of shares of Oshap's non-public subsidiaries.

   In an attempt to increase shareholder value, Oshap decided in September 1998 to prepare MINT and Decalog for initial public offerings, while continuing to evaluate possibilities for the sale of either MINT, Decalog or both. In October 1998, MINT retained BancBoston Robertson Stephens as a financial advisor in order to identify potential strategic partners or acquirors. In November 1998, with the authorization of Oshap, representatives of BancBoston Robertson Stephens contacted Richard Tarbox, Vice-President -- Corporate Development of SunGard and provided SunGard with background information on MINT. However, no discussions were held between SunGard and MINT or Oshap.

   Between November 1998 and February 1999, Oshap began preparations for initial public offerings of the shares of MINT and Decalog, including the selection of underwriters and preparation of registration statements for these offerings. During this period, Oshap also evaluated interests expressed in an acquisition of Decalog.

   On November 4, 1998, Shlomo Dovrat, Chief Executive Officer, President and a member of the Board of Directors of Oshap, and Brian Owen, Chief Executive Officer and a member of the board of directors of Decalog, met with Richard Tarbox to discuss SunGard's potential interest in Decalog. However, this meeting did not lead to further discussions with respect to the acquisition of Decalog.

   In late January 1999, Cristobal Conde, Executive Vice President of SunGard, contacted Hagay Shefi, President of MINT's U.S. subsidiary, to discuss a possible joint venture and OEM relationship between MINT and Infinity, a SunGard subsidiary. On January 29, 1999, MINT demonstrated its products to Infinity. On February 1, 1999, Cristobal Conde contacted Hagay Shefi and expressed SunGard's possible interest in exploring a transaction with both MINT and Decalog, and requested that such possible interest be communicated to Oshap.

   Following conversations between Shlomo Dovrat and Richard Tarbox, on February 5, 1999, Oshap and SunGard executed a mutual non-disclosure agreement. The parties also agreed to continue discussions concerning the feasibility of a possible transaction.

   On February 11, 1999, a meeting was held in New York between Shlomo Dovrat and Avi Zeevi, Chief Financial Officer of Oshap, and Cristobal Conde and Richard Tarbox to discuss potential financial terms for a transaction. In that meeting, the parties discussed a possible share for share exchange qualifying for "pooling-of-interests" accounting treatment.

   On February 16, 1999, a meeting was held in Philadelphia between Shlomo Dovrat and James Mann, Chairman of the Board, President and Chief Executive Officer of SunGard to discuss the possible transaction.

   On February 17, 1999, a meeting was held in New York among Shlomo Dovrat, Avi Zeevi, a representative of Salomon Smith Barney and Richard Tarbox. At the meeting, the parties continued to discuss the potential commercial terms for a transaction, including the terms for a share for share exchange which would have an initial value of $15.50 and the potential adjustments to this exchange ratio. In addition, on the same day, due diligence presentations with respect to Decalog were made to representatives of SunGard by Brian Owen and due diligence presentations with respect to MINT were made to representatives of SunGard by Asher Kutner, the Chief Executive Officer of MINT.

   On February 17, 1999, a special meeting of the Board of Directors of Oshap was held. At the meeting, Shlomo Dovrat presented to the Board the key terms of the transaction being discussed with SunGard and reviewed the other alternatives being considered by Oshap with respect to MINT and Decalog, including the interests expressed by other parties in acquiring Decalog. Following discussion among the directors, it was the consensus of the directors that the potential transaction with SunGard, assuming terms for a definitive agreement could be realized, was the best alternative available for Oshap and its shareholders. Accordingly, the Board unanimously resolved to authorize the management of Oshap to continue the discussions with SunGard on the basis of the terms reviewed at the meeting.

   Following the Board meeting, the parties instructed their respective legal, financial and accounting advisors to commence the work necessary for a possible transaction. Oshap and its legal advisors began organizing a data room and facilitating SunGard's due diligence review of Oshap. Oshap also agreed to delay for a limited period the commencement of a possible road show for the initial public offering of MINT and the preparation of the initial public offering of Decalog and the evaluation of other alternatives for Decalog in order to determine whether a definitive agreement between Oshap and SunGard could be achieved. On February 23, 1999, representatives of SunGard and its legal advisors commenced their due diligence review with respect to a possible acquisition of Oshap.

   On February 23, 1999, Oshap's legal counsel provided a draft of the agreement to SunGard and its legal counsel.

   At a regularly scheduled quarterly meeting of its board of directors on February 26, 1999, James Mann presented management's recommendation that SunGard pursue the acquisition of Oshap. After significant discussions of many matters relating to the acquisition, the SunGard board of directors approved the key terms of the transaction and authorized management to take the steps necessary to complete the acquisition, subject to a final report to the board of directors of the results of final negotiations of the transaction and management's due diligence investigation of Oshap and its operating subsidiaries.

   Commencing on March 4, 1999 and continuing through March 9, 1999, representatives of Oshap and SunGard and their respective legal and financial advisors proceeded to negotiate the terms of the agreement and the various ancillary agreements.

   On March 7, 1999, a special meeting of the Oshap board was held in New York in order to consider SunGard's proposed business combination with Oshap and related matters. At such meeting, members of Oshap's management and its legal counsel and auditors made presentations regarding various aspects of the proposed transaction. Representatives of Oshap's United States and Israeli counsel reviewed:

  .  the legal duties of directors,

  .  the terms of the draft agreement, and

  .  the legal process necessary to effect such a transaction.

   A representative of Oshap's independent auditors next discussed the expected accounting treatment for the transaction. Representatives of Salomon Smith Barney and BancBoston Robertson Stephens then reviewed with the Oshap board the financial analyses performed by Salomon Smith Barney and BancBoston Robertson Stephens in connection with their evaluation of the exchange ratio from a financial point of view. Following discussions in the Board meeting and consideration of the alternatives available to Oshap, including the sale of Decalog or initial public offerings of MINT and Decalog, the Oshap board authorized management to complete the negotiations concerning the transaction and scheduled a further meeting for March 9, 1999.

   On March 9, 1999, a special meeting of SunGard's board of directors was held to report to the board of directors the results of SunGard's management's due diligence investigation of Oshap and its operating subsidiaries and to review the terms of the proposed transaction with Oshap. At the conclusion of the meeting, the SunGard board of directors acknowledged that the conditions to the approval of the transaction established at the February 26, 1999 meeting had been satisfied.

   On March 9, 1999, a special meeting of the Oshap board was held in order to consider the approval of the proposed transaction. At such meeting, members of Oshap's management and its legal counsel updated the board on the final negotiations. In addition, Salomon Smith Barney and BancBoston Robertson Stephens each rendered to the board oral opinions, which opinions were subsequently confirmed by delivery of written opinions, dated March 9, 1999, to the effect that, as of that date and based upon and subject to the matters stated in their respective opinions, the exchange ratio was fair, from a financial point of view, to the holders of Oshap ordinary shares. Following discussion, the board, by the unanimous vote of the members of the board present, resolved to authorize and approve the agreement and the arrangement.

   Subsequent to the respective meetings of the boards of directors of Oshap and SunGard, the parties executed the agreement on March 9, 1999 and issued press releases announcing the transaction.

SunGard's Reasons for the Arrangement

   The SunGard board of directors has unanimously determined that the terms of the agreement and the arrangement are fair to, and in the best interests of, SunGard and its stockholders. In reaching its determination, the SunGard board of directors consulted with SunGard's management, as well as its legal counsel and accountants, and gave significant consideration to a number of factors bearing on its decision. The following are the reasons the SunGard board of directors believes the arrangement will be beneficial to SunGard and its stockholders:

  . SunGard seeks to grow both internally and through the acquisition of complementary businesses. The products of Oshap's operating subsidiaries, MINT and Decalog, provide customers with leading-edge software solutions for commercial banks, brokerages and asset management institutions. These products will complement and broaden SunGard's existing product lines in its investment support systems businesses;

  . SunGard sells computer services and software to the financial services industry and believes that the products of Oshap's subsidiaries, MINT and Decalog, will enhance SunGard's position as a technology leader to the financial services industry. Enterprise application integration is a major issue facing financial institutions. SunGard believes that MINT addresses the critical challenge of information flow that financial institutions face by providing intelligent transformation and routing middleware software that makes it easier to implement business processes and work-flow. SunGard also believes that Decalog, which provides an application product suite that automates the investment process, including portfolio management, performance measurement and attribution, order management, and trade execution, should help to establish SunGard as a leading provider worldwide of decision-support applications for asset managers. In addition, SunGard will benefit from the existing and future customer base of MINT and Decalog;

  . The business strategy of Oshap's operating subsidiaries is consistent with SunGard's goal to continue product unification and enhancement efforts to provide customers with access to multiple systems and data through common graphical interfaces and shared databases. MINT and Decalog's products are characterized by an open systems, client/server architecture running on leading relational database management systems;

  . The combination of the technologies and product development resources of SunGard and Oshap should enable SunGard to respond more effectively to the rapid technological change and continuing emergence of systems for the financial services industry;

  . SunGard believes there is a significant potential enhancement of the strategic and market position of the combined entity beyond that achievable by SunGard alone.

   In addition to the reasons set forth above, in the course of its deliberations concerning the arrangement, the SunGard board of directors consulted with SunGard's management, legal counsel and accountants and reviewed a number of other factors relevant to the arrangement, including:

  . Information concerning the business, assets, operations, properties, management, financial condition, operating results, competitive position and prospects of SunGard and Oshap;

  . The historical market prices and trading information with respect to SunGard common stock and Oshap ordinary shares;

  .  The expected tax and accounting treatment of the arrangement;

  . SunGard's belief that the management styles and corporate cultures of the two companies would be complementary.

   The SunGard board of directors also considered a number of potentially negative factors in its deliberations concerning the arrangement, including:

  . The possibility of management disruption associated with the arrangement and the risk that key technical and management personnel of Oshap might not continue with Oshap or SunGard;

  . The possibility that the arrangement might adversely affect Oshap's or SunGard's relationship with certain of their respective customers and business partners; and

  . The risk that the potential benefits of the arrangement might not be realized.

   The SunGard board of directors concluded, however, that the benefits of the transaction to SunGard and its stockholders outweighed the risks associated with the foregoing factors.

   The foregoing discussion of the information and factors considered by the SunGard board of directors is not intended to be exhaustive, but is believed to include all material factors considered by the SunGard board of directors. In view of the wide variety of factors considered by the SunGard board of directors, the SunGard board of directors did not consider it practicable to quantify or otherwise assign relative weight to the specific factors.

Oshap's Reasons for the Arrangement

   At a meeting of the Oshap board held on March 9, 1999, after careful consideration, the Oshap board, by the unanimous vote of all directors present,

  . approved and adopted the agreement and the arrangement, including the amendments to Oshap's articles of association contemplated by the arrangement;

  . determined that the arrangement is fair to, and in the best interests of, Oshap and its shareholders;

  . directed Oshap to commence proceedings to approve the arrangement in accordance with Section 233 of the Israeli Companies Ordinance; and

  . recommended that shareholders vote FOR approval and adoption of the arrangement.

   In reaching its decision to approve the arrangement and the agreement and to recommend approval and adoption of the arrangement by Oshap shareholders, the Oshap board considered, at meetings held on March 7 and March 9, 1999, among other things, the following material factors:

  . the complementary nature of the respective businesses of MINT and Decalog and SunGard and the potential benefits to Oshap resulting from MINT and Decalog becoming part of SunGard;

  . the access to SunGard's experienced and wide distribution network in the United States and around the world;

  . the fact that the arrangement will allow holders of Oshap ordinary shares to receive a significant premium for their shares, while at the same time being able to continue to participate in a larger and more diversified company, with a history of strong and predictable growth;

  . the fact that the arrangement will allow holders of Oshap ordinary shares to realize, indirectly through an exchange of their Oshap ordinary shares for SunGard common stock, the value of Oshap's private subsidiaries, MINT and Decalog, which the board believed was preferential to the risks, uncertainties and costs, including the related tax consequences, involved in the separate dispositions of MINT and Decalog through public offerings or private sale transactions;

  . the fact that the exchange ratio represented, as of the signing of the agreement, consideration having a value, based upon a price of $40.125 per share of SunGard common stock, of $15.50 per Oshap ordinary share representing a premium of approximately 63% over $9.50, the closing price per Oshap ordinary share on March 8, 1999, the trading day preceding the date of the public announcement of the agreement and a premium of approximately 122% over the average closing prices of Oshap's ordinary shares in the 90 trading days preceding the date of the public announcement of the agreement and that, within the previous 12 month period, Oshap shares had traded as high as $10.875 and as low as $3.00 per share;

  . the financial presentation of Salomon Smith Barney and BancBoston Robertson Stephens, including the oral opinions of each of Salomon Smith Barney and BancBoston Robertson Stephens, subsequently confirmed by delivery of written opinions dated March 9, 1999, to the effect that, as of that date and based upon and subject to the matters stated in their respective opinions, the exchange ratio was fair, from a financial point of view, to the holders of Oshap ordinary shares;

  . the fact that as holders of SunGard common stock, Oshap shareholders would likely have greater liquidity for their shares; and

  . the recommendation of Oshap's management and the managements of its operating subsidiaries that the arrangement be approved;

   In connection with the approval of the agreement and the arrangement and recommendation to the Oshap shareholders, the Oshap board also considered, among others, the following factors, including a number of potentially negative factors:

  . the terms and conditions of the agreement and proposed arrangement and related agreements, including, among other things, the willingness of significant Oshap shareholders to commit to vote in favor of the proposed transaction;

  . the review of, and discussions with, Oshap's senior management, financial and legal advisors and accountants, regarding certain business, financial, legal and accounting aspects of the arrangement and the results of business due diligence;

  . the impact of the arrangement on the customers and employees of Oshap's operating subsidiaries and the fact that the proposed transaction was supported by the managements of each of Oshap's operating subsidiaries;

  . the possibility that the proposed arrangement might adversely affect the relationships between Oshap's operating subsidiaries and affiliates and certain of their respective customers and the risk that key management and technical personnel might leave Oshap and its subsidiaries and affiliates and the resulting effect on both the prospects of consummating the arrangement and the business of Oshap, if the arrangement is not consummated;

  . SunGard's ability to integrate Oshap and its operating subsidiaries and SunGard's record of successfully integrating companies acquired by it;

  . the likelihood of the arrangement being approved by the appropriate regulatory authorities, and the risk that the arrangement will not be consummated;

  . the opportunities and alternatives available to Oshap if the arrangement were not to be undertaken;

  . the possibility that certain provisions of the agreement, including the no solicitation and certain other provisions in the agreement, might have the effect of discouraging other persons potentially interested in acquiring Oshap from pursuing such an opportunity; and

  .  other matters described under "Risk Factors."

   The foregoing discussion of the information and factors considered by the Oshap board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the arrangement, the Oshap board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Oshap board may have given different weight to different factors. For a discussion of the interests of certain members of Oshap management and the Oshap board in the arrangement, see "Interests of Oshap's Directors and Executive Officers in the Arrangement."

Opinions of Oshap's Financial Advisors

 Opinion of Salomon Smith Barney

   Salomon Smith Barney was retained by Oshap to act as co-financial advisor in connection with the proposed arrangement. In connection with its engagement, Oshap requested that Salomon Smith Barney evaluate the fairness, from a financial point of view, to the holders of Oshap ordinary shares of the exchange ratio provided for in the arrangement. On March 9, 1999, at a meeting of the Oshap board held to evaluate the proposed arrangement, Salomon Smith Barney delivered to the Oshap board an oral opinion, which opinion was subsequently confirmed by delivery of a written opinion dated March 9, 1999, to the effect that, as of that date and based upon and subject to the matters stated in the opinion, the exchange ratio was fair, from a financial point of view, to the holders of Oshap ordinary shares.

   In arriving at its opinion, Salomon Smith Barney:

  .  reviewed the agreement and the plan of arrangement;

  . held discussions with senior officers, directors and other representatives and advisors of Oshap and senior officers of SunGard concerning the businesses, operations and prospects of Oshap and SunGard;

  . examined certain publicly available business and financial information relating to Oshap and SunGard, as well as certain financial forecasts and other information and data for Oshap and SunGard which were provided to or discussed with Salomon Smith Barney by the respective managements of Oshap and SunGard, including information relating to strategic implications and operational benefits anticipated to result from the arrangement, and, in the case of SunGard, its publicly available 1999 growth rate and earnings per share outlook and publicly available estimates of research analysts with respect to SunGard which were discussed with Salomon Smith Barney by the management of SunGard;

  . reviewed the financial terms of the arrangement as described in the agreement and the plan of arrangement in relation to, among other things, current and historical market prices and trading volumes of Oshap ordinary shares and SunGard common stock, the historical and projected earnings and other operating data of Oshap and SunGard, and the capitalization and financial condition of Oshap and SunGard;

  . considered, to the extent publicly available, the financial terms of other transactions recently effected which Salomon Smith Barney considered relevant in evaluating the arrangement;

  . analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of Oshap and SunGard;

  . evaluated the potential pro forma financial impact of the arrangement on SunGard; and

  . conducted other analyses and examinations and other financial, economic and market criteria as Salomon Smith Barney deemed appropriate in arriving at its opinion.

   In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Salomon Smith Barney. With respect to the financial forecasts and other information and data provided by Oshap and SunGard, the managements of Oshap and SunGard advised Salomon Smith Barney that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Oshap and SunGard as to the future financial performance of Oshap and SunGard and the strategic implications and operational benefits anticipated to result from the arrangement. Salomon Smith Barney was not provided with internal financial projections or forecasts relating to future operations or prospects of SunGard other than SunGard's publicly available 1999 growth rate and earnings per share outlook. Salomon Smith Barney therefore also reviewed publicly available estimates of research analysts with respect to SunGard which, based on discussions with the management of SunGard, Salomon Smith Barney also assumed were prepared on bases reflecting reasonable estimates and judgments as to the future financial performance of SunGard.

   Salomon Smith Barney assumed, with the consent of Oshap, that the arrangement will be treated as a tax-free reorganization for U.S. federal income tax purposes and as a pooling of interests in accordance with U.S. generally accepted accounting principles. Salomon Smith Barney also assumed, with the consent of Oshap, that the proposed transactions between SunGard and the holders of the shares and options of MINT and Decalog will be effected in accordance with their terms and, to the extent relevant to Salomon Smith Barney's analysis, evaluated SunGard after giving effect to the MINT and Decalog transactions assuming the consideration payable in those transactions consisted solely of cash.

   Salomon Smith Barney's opinion relates to the relative values of Oshap and SunGard. Salomon Smith Barney did not express any opinion as to what the value of the SunGard common stock actually will be when issued to Oshap shareholders pursuant to the arrangement or the price at which the SunGard common stock will trade subsequent to the arrangement. Salomon Smith Barney's opinion also did not compare the consideration to be received by holders of Oshap ordinary shares in the arrangement with the consideration to be received by minority holders in the MINT and Decalog transactions. In addition, Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Oshap or SunGard nor did Salomon Smith Barney make any physical inspection of the properties or assets of Oshap or SunGard.

   In connection with its opinion, Salomon Smith Barney was not requested to, and did not, solicit third party indications of interest in the possible acquisition of Oshap nor was Salomon Smith Barney requested to consider, and its opinion does not address, the relative merits of the arrangement as compared to any alternative business strategies that might exist for Oshap or the effect of any other transaction in which Oshap might engage. Salomon Smith Barney noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Salomon Smith Barney as of the date of its opinion. Although Salomon Smith Barney evaluated the exchange ratio from a financial point of view, Salomon Smith Barney was not asked to and did not recommend the specific consideration payable in the arrangement, which was determined through negotiation between Oshap and SunGard. No other instructions or limitations were imposed by Oshap on Salomon Smith Barney with respect to the investigations made or procedures followed by Salomon Smith Barney in rendering its opinion.

   The full text of Salomon Smith Barney's written opinion dated March 9, 1999, which describes the assumptions made, matters considered and limitations on the review undertaken, is attached to this document as Appendix B and should be read carefully in its entirety. Salomon Smith Barney's opinion is directed to the Oshap board and relates only to the fairness of the exchange ratio from a financial point of view, does not address any other aspect of the arrangement or related transactions and does not constitute a recommendation to any shareholder with respect to any matter relating to the proposed arrangement. The summary of Salomon Smith Barney's opinion included in this document is qualified in its entirety by reference to the full text of the opinion.

   In preparing its opinion, Salomon Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Salomon Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. Accordingly, Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

   In its analyses, Salomon Smith Barney considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Oshap and SunGard. No company, transaction or business used in its analyses as a comparison is identical to Oshap, SunGard or the proposed arrangement, nor is an evaluation of those analyses entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in Salomon Smith Barney's analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Salomon Smith Barney's analyses and estimates are inherently subject to substantial uncertainty.

   Salomon Smith Barney's opinion and analyses were only one of the factors considered by the Oshap board in its evaluation of the arrangement and should not be viewed as determinative of the views of the Oshap board or management with respect to the exchange ratio or the proposed arrangement.

 Opinion of Robertson Stephens

   Robertson Stephens was retained by Oshap to act as co-financial advisor in connection with the proposed arrangement. In connection with its engagement, Oshap requested that Robertson Stephens evaluate the fairness, from a financial point of view, to the the holders of Oshap ordinary shares of the exchange ratio provided for in the arrangement. On March 9, 1999, at a meeting of the Oshap board of directors held to evaluate the proposed arrangement, Robertson Stephens delivered to the Oshap board an oral opinion, which opinion was subsequently confirmed by delivery of a written opinion dated March 9, 1999, to the effect that, as of that date, and based upon and subject to the assumptions made, matters considered and limitations on the review undertaken, the exchange ratio was fair, from a financial point of view, to holders of Oshap ordinary shares.

   The exchange ratio was determined through negotiations between the managements of Oshap and SunGard. Although Robertson Stephens assisted the management of Oshap in those negotiations, it was not asked by, and did not recommend to, Oshap that any specific exchange ratio constituted the appropriate exchange ratio for the arrangement. Robertson Stephens was not requested to, and did not, solicit third parties regarding the possible acquisition of Oshap. No other instructions or limitations were imposed by the Oshap board on Robertson Stephens with respect to the investigations made or procedures followed by it in furnishing its opinion.

   The full text of the written opinion of Robertson Stephens, which describes, among other things, the assumptions made, matters considered and limitations on the review undertaken, is attached to this document as Appendix C and is incorporated herein by reference. Holders of Oshap ordinary shares are urged to read the opinion of Robertson Stephens in its entirety. The opinion of Robertson Stephens was prepared for the benefit and use of the Oshap board in its consideration of the arrangement and does not constitute a recommendation to any shareholder of Oshap as to how such shareholder should vote, or take any other action, on matters relating to the arrangement. The opinion of Robertson Stephens did not address the relative merits of the arrangement and the other business strategies that the Oshap board had considered or may have been considering, nor did it address the decision of the Oshap board to proceed with the arrangement. The summary of the opinion of Robertson Stephens included in this document is qualified in its entirety by reference to the full text of the opinion attached as Appendix C.

   The opinion of Robertson Stephens is limited to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio to the holders of Oshap ordinary shares. Robertson Stephens did not express any opinion as to the value of any employee agreement or other arrangement entered into in connection with the arrangement, any tax or other consequences that might result from the arrangement or the price at which the shares of SunGard common stock that are issued pursuant to the arrangement may be traded in the future. The opinion of Robertson Stephens did not compare the consideration to be received by holders of Oshap ordinary shares in the arrangement with the consideration to be received by the minority holders in the transactions between SunGard and the holders of shares and options of MINT and Decalog. The opinion of Robertson Stephens also did not take into account the particular tax status or position of any shareholder of Oshap. In furnishing its opinion, Robertson Stephens was not engaged as an agent or fiduciary of Oshap's shareholders or any other third party.

   In arriving at its opinion, Robertson Stephens, among other things:

  . reviewed certain financial information relating to Oshap and SunGard, including certain financial analyses, forecasts and projections for Oshap prepared by the management of Oshap, publicly available 1999 growth rate and earnings per share outlook prepared by the management of SunGard and publicly available estimates of research analysts with respect to SunGard which were discussed with Robertson Stephens by the management of SunGard;

  . reviewed certain publicly available information relating to Oshap and SunGard;

  . held discussions with the managements of Oshap and SunGard concerning the businesses, past and current operations, financial condition and future prospects of both Oshap and SunGard, independently and combined, including discussions with the managements of Oshap and SunGard concerning their views regarding the strategic rationale for the arrangement;

  .  reviewed the financial terms and conditions set forth in the agreement;

  .  reviewed the stock prices and trading histories of Oshap and SunGard;

  . reviewed the contribution by each company to pro forma combined revenues, earnings before interest, taxes, depreciation and amortization, earnings before income and taxes, and net income;

  . reviewed the valuations of publicly traded companies that Robertson Stephens deemed comparable to Oshap and SunGard;

  . compared the financial terms of the arrangement with the financial terms, to the extent publicly available, of other transactions that Robertson Stephens deemed relevant;

  .  analyzed the pro forma earnings per share of the combined company; and

  . made other studies and inquiries, and reviewed other data, as Robertson Stephens deemed relevant.

   In its review and analysis, and in arriving at its opinion, Robertson Stephens assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it (including information furnished to Robertson Stephens orally or otherwise discussed with Robertson Stephens by the managements of Oshap and SunGard) or publicly available and neither attempted to verify, nor assumed responsibility for verifying, any of the information. Robertson Stephens relied upon the assurances of the managements of Oshap and SunGard that they were not aware of any facts that would make the information inaccurate or misleading in any material respect. In addition, Robertson Stephens did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of any of the properties, assets or liabilities, contingent or otherwise, of Oshap or SunGard, nor was Robertson Stephens furnished with any such evaluation or appraisal.

   With respect to the financial forecasts prepared by Oshap and SunGard and the underlying assumptions and bases for Oshap and SunGard that Robertson Stephens reviewed, upon the advice of the managements of Oshap and SunGard, Robertson Stephens assumed that the forecasts and projections were reasonably prepared in good faith on the basis of reasonable assumptions, and reflected the best currently available estimates and judgments of the managements of Oshap and SunGard as to the future financial condition and performance of Oshap and SunGard, respectively. Robertson Stephens was not provided with internal financial projections or forecasts relating to future operations or prospects of SunGard other than SunGard's publicly available 1999 growth rate and earnings per share outlook. Robertson Stephens therefore also reviewed publicly available estimates of research analysts with respect to SunGard which, based on discussions with the management of SunGard, Robertson Stephens also assumed were prepared on bases reflecting reasonable estimates and judgments as to the future financial performance of SunGard. Robertson Stephens further assumed that the projections and forecasts will be realized in the amounts and in the time periods currently estimated. In this regard, Robertson Stephens noted that each of Oshap and SunGard face exposure to the year 2000 problem and are currently undergoing year 2000 projects. Robertson Stephens did not undertake any independent analysis to evaluate the reliability or accuracy of the assumptions made by the managements of Oshap and SunGard with respect to the potential effect that the year 2000 problem might have on the forecasts. Robertson Stephens assumed that the historical financial statements of each of Oshap and SunGard reviewed by Robertson Stephens were prepared and fairly presented in accordance with U.S. generally accepted accounting principles, or auditing standards substantially identical to those for U.S. generally accepted accounting principles, consistently applied.

   Robertson Stephens assumed that the arrangement will be consummated upon the terms described in the agreement without material alteration and that the MINT and Decalog transactions will be effected in accordance with the terms contemplated by the agreement. To the extent relevant to its analyses, Robertson Stephens evaluated SunGard after giving effect to the MINT and Decalog transactions assuming the consideration payable in those transactions consisted solely of cash. Robertson Stephens relied as to all legal matters relevant to rendering its opinion on the advice of counsel.

   The opinion of Robertson Stephens is necessarily based upon market, economic and other conditions as in effect on, and information made available to Robertson Stephens as of, the date of its opinion. It should be understood that subsequent developments may affect the conclusion expressed in the opinion of Robertson Stephens and that Robertson Stephens disclaims any undertaking or obligation to advise any person of any change in any matter affecting the opinion which may come or be brought to the attention of Robertson Stephens after the date of its opinion.

   In preparing its opinion, Robertson Stephens performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a comprehensive description of all analyses and factors considered by Robertson Stephens. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description.

   Robertson Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the evaluation process underlying its opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Robertson Stephens. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by Robertson Stephens is based on all analyses and factors taken as a whole and also on application of the experience and judgment of Robertson Stephens, which conclusion may involve significant elements of subjective judgment and qualitative analysis. Robertson Stephens therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analyses it performed.

   In performing its analyses, Robertson Stephens considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Oshap and SunGard. No company, transaction or business used in its analyses as a comparison is identical to Oshap, SunGard or the proposed arrangement, nor is an evaluation of those analyses entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the arrangement, public trading or other values of the companies, business segments or transactions being analyzed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results, which may be significantly more or less favorable than those suggested by the analyses. Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be purchased.

 Joint Financial Analyses of Oshap's Financial Advisors

   The following is a summary of the material financial analyses underlying the respective opinions of Salomon Smith Barney and Robertson Stephens dated March 9, 1999 rendered to the Oshap board in connection with the arrangement. Certain of the financial analyses summarized below include information presented in tabular format. In order to fully understand these financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses of Salomon Smith Barney and Robertson Stephens.

 Introduction

   The financial advisors derived an equity reference range for Oshap by adding the implied equity value of Oshap's minority interest in Tecnomatix, the implied equity reference ranges for Oshap's ownership in Decalog and MINT and Oshap's net cash. The financial advisors calculated the implied equity value of Oshap's minority interest in Tecnomatix based on the closing stock price of Tecnomatix on March 5, 1999 and derived implied equity reference ranges for Oshap's ownership in Decalog and MINT based on a selected companies analysis and a selected transactions analysis described further below.

   Based on the analyses described above, the financial advisors derived an implied aggregate equity reference range for Oshap of approximately $138.9 million to $213.5 million, or approximately $10.32 to $15.87 per fully diluted share, as compared to the equity value implied by the exchange ratio of approximately $15.50 per share based on the approximate average closing stock price of SunGard common stock for the 10 trading day period ending March 5, 1999.

   The financial advisors also performed a selected companies analysis for SunGard, as well as an exchange ratio analysis, a pro forma merger analysis and a contribution analysis, and considered other factors which are described further below.

 Tecnomatix

   The financial advisors calculated the implied equity value of Oshap's minority interest in Tecnomatix by multiplying the number of shares of Tecnomatix owned by Oshap by the per share closing price of Tecnomatix common stock on March 5, 1999. This calculation yielded an implied equity value for Oshap's minority interest in Tecnomatix of approximately $22.1 million.

 Decalog

   Selected Companies Analysis. Using publicly available information, the financial advisors analyzed the market values and trading multiples of the following six publicly traded companies in the financial software industry:

  .  Advent Software, Inc.
  .  DST Systems, Inc.
  .  Sanchez Computer Associates, Inc.
  .  SS&C Technologies, Inc.
  .  SunGard
  .  Transaction Systems Architects, Inc.

   The financial advisors compared, among other things, market values as a multiple of estimated calendar year 1999 net income, and adjusted market values as a multiple of latest 12 months revenues. All multiples were based on closing stock prices on March 5, 1999. Net income estimates for the selected companies were based on research analysts' estimates and net income estimates for Decalog were based on internal estimates of the management of Decalog.

   Selected Transactions Analysis. Using publicly available information, the financial advisors analyzed the implied transaction valuation multiples paid or proposed to be paid in the following 15 selected transactions in the financial software industry:

    Acquiror                                    Target


  .  SunGard                                 .  FDP Corp.
  .  Misys plc                               .  C-ATS Software Inc.
  .  Arbor Software Corporation              .  Hyperion Software Corporation
  .  PLATINUM Technology, Inc.               .  Logic Works, Inc.
  .  Baan Company N.V.                       .  CODA Group PLC
  .  The Sage Group plc                      .  State of the Art, Inc.
  .  Research Institute of America           .  Computer Language Research, Inc.
  .  Harbinger Corporation                   .  Premenos Technology Corp.
  .  SunGard                                 .  Infinity Financial Technology,
  .  Baan Company N.V.                          Inc.
  .  Oracle Corporation                      .  Aurum Software, Inc.
  .  Computer Sciences Corporation           .  Datalogix International, Inc.
  .  The Continuum Company, Inc.             .  The Continuum Company, Inc.
  .  First Data Corporation                  .  Hogan Systems, Inc.
  .  International Business                  .  First Financial Management
     Machines Corporation                       Corporation
                                             .  Lotus Development Corporation
                                             .  Software AG Systems, Inc.
                                             .  TSI International Software Ltd.

   The financial advisors compared the transaction values paid or proposed to be paid in the selected transactions as a multiple of, among other things, latest 12 months revenues. All multiples for the selected transactions were based on financial information available at the time of the relevant transaction.

   Aggregate Reference Range. Applying a range of selected multiples for the selected companies of estimated calendar year 1999 net income and latest 12 months revenues and a range of selected multiples for the selected transactions of latest 12 months revenues to corresponding financial data of Decalog resulted in an implied aggregate equity reference range for Oshap's 69% ownership interest in Decalog on a fully diluted basis approximately $41.3 million to $61.9 million, after taking into account the pre-money filing valuation for Decalog in its initial public offering process.

 MINT

   Selected Companies Analysis. Using publicly available information, the financial advisors analyzed the market values and trading multiples of the following eight publicly traded companies in the financial software industry:

  .  BEA Systems, Inc.
  .  ILOG S.A.
  .  Inprise Corporation
  .  Iona Technologies plc
  .  Level 8 Systems, Inc.
  .  New Era of Networks Inc.
  .  Software AG Systems, Inc.
  .  TSI International Software Ltd.

   The financial advisors compared, among other things, market values as a multiple of estimated calendar year 1999 net income, and adjusted market values as a multiple of latest 12 months and estimated calendar year 1999 revenues. All multiples were based on closing stock prices on March 5, 1999. Net income estimates for the selected companies were based on research analysts' estimates and net income estimates of MINT were based on internal estimates of the management of MINT.

   Selected Transactions Analysis. Using publicly available information, the financial advisors analyzed the implied transaction valuation multiples paid or proposed to be paid in the following 23 selected transactions in the financial software industry:

    Acquiror                                    Target


  .  Micro Focus Group PLC                   .  Intersolv, Inc.
  .  PLATINUM Technology, Inc.               .  Logic Works, Inc.
  .  Xerox Corporation                       .  XLConnect Solutions, Inc.
  .  Siebel Systems, Inc.                    .  Scopus Technology, Inc.
  .  BMC Software, Inc.                      .  BGS Systems, Inc.
  .  TRW Inc.                                .  BDM International, Inc.
  .  Fiserv, Inc.                            .  CUSA Technologies, Inc.
  .  HBO & Company                           .  HPR Inc.
  .  Affiliated Computer Services, Inc.      .  Computer Data Systems, Inc.
  .  Tivoli Systems, Inc.                    .  Unison Software, Inc.
  .  Misys plc                               .  Medic Computer Systems, Inc.
  .  DataWorks Corporation                   .  Interactive Group, Inc.
  .  CGIP                                    .  Cap Gemini Sogeti SA
  .  IDX Systems Corporation                 .  PHAMIS Inc
  .  HBO & Company                           .  AMISYS Managed Care Systems,
  .  Investor Group                             Inc.
  .  Pure Software Inc.                      .  Triad Systems Corporation
  .  International Business                  .  Atria Software, Inc.
     Machines Corporation                    .  Tivoli Systems, Inc.

    Acquiror                                    Target


  .  CompuWare Corporation                   .  Technalysis Corporation
  .  The Continuum Company, Inc.             .  Hogan Systems, Inc.
  .  Mentor Graphics Corporation             .  Microtec Research, Inc.
  .  MCI Communications Corporation          .  SHL Systemhouse, Inc.
  .  Computer Associates International Inc.  .  Legent Corporation

  The financial advisors compared the transaction values in the selected transactions as a multiple of, among other things, latest 12 months revenues. All multiples for the selected transactions were based on financial information available at the time of the relevant transaction.

   Aggregate Reference Range. Applying a range of selected multiples for the selected companies of estimated calendar year 1999 net income and latest 12 months and estimated calendar year 1999 revenues and a range of selected multiples for the selected transactions of latest 12 months revenues to corresponding financial data of MINT resulted in an implied aggregate equity reference range for Oshap's 83% ownership in MINT on a fully diluted basis of approximately $74.6 million to $128.5 million, after taking into account the pre-money filing valuation for MINT in its initial public offering process.

 SunGard

   Selected Companies Analysis. Using publicly available information, the financial advisors analyzed the market values and trading multiples of the following seven publicly traded companies in the financial software industry:

  .  Advent Software, Inc.
  .  Automated Data Processing
  .  DST Systems, Inc.
  .  Fiserv, Inc.
  .  Sanchez Computer Associates, Inc.
  .  SS&C Technologies, Inc.
  .  Transaction Systems Architects, Inc.

   The financial advisors compared, among other things, market values as a multiple of estimated calendar years 1999 and 2000 price to earnings. All multiples were based on closing stock prices on March 5, 1999. Price to earnings estimates for the selected companies and SunGard were based on research analysts' estimates. This analysis indicated the following range of implied market value multiples for the selected companies, as compared to the implied market value multiples for SunGard:

                                       Implied Multiples for Implied Multiples
                                        Selected Companies      for SunGard
                                       --------------------- -----------------
Estimated calendar year 1999 price to
 earnings.............................      23.7x-35.1x            28.6x
Estimated calendar year 2000 price to
 earnings.............................      15.7x-30.5x            24.1x

   Exchange Ratio Analysis. The financial advisors compared the exchange ratio in the arrangement based on the approximate average closing price of SunGard common stock for the 10 trading day period ending March 5, 1999, with the historical ratio of the daily closing prices of Oshap ordinary shares and SunGard common stock over the 10-day, 20-day, 30-day, 60-day, 90-day and 12-month periods ending March 5, 1999 and on March 5, 1999. This analysis indicated the following average historical exchange ratios during these periods:

                                                              Average Historical
      Period                                                    Exchange Ratio
      ------                                                  ------------------
      10-day.................................................       0.230
      20-day.................................................       0.219
      30-day.................................................       0.215
      60-day.................................................       0.202
      90-day.................................................       0.194
      12-month...............................................       0.205
      March 5, 1999..........................................       0.220

   Pro Forma Merger Analysis. The financial advisors analyzed the pro forma effects of the arrangement on the projected earnings per share of SunGard for the fiscal years ending 1999 and 2000 based, in the case of SunGard, on research analysts' estimates discussed with SunGard and, in the case of Oshap, on internal estimates of the management of Oshap. The results of the pro forma merger analysis suggested that the arrangement could be dilutive to SunGard's earnings per share in each of the fiscal years analyzed before giving effect to potential cost savings and other synergies anticipated by the management of SunGard to result from the arrangement. The actual results achieved by the combined company may vary from projected results and the variations may be material.

   Contribution Analysis. The financial advisors analyzed the respective contributions of SunGard and Oshap to various operational measures of the combined company, including the estimated calendar year 1998 revenues, earnings before interest, taxes, depreciation and amortization, earnings before interest and taxes and estimated calendar years 1999 and 2000 net income of the combined company. Financial data for this analysis were based, in the case of SunGard, on research analysts' estimates discussed with SunGard and, in the case of Oshap, on internal estimates of the management of Oshap. This analysis indicated that Oshap would contribute in the aggregate approximately 0.0% to 5.7% of these operational measures, as compared to the equity ownership of the holders of Oshap ordinary shares in the pro forma combined company of approximately 4.2%, based on the exchange ratio in the arrangement derived from the approximate average closing stock price of SunGard common stock for the 10 trading day period ending March 5, 1999.

 Other Factors

   In rendering its opinion, the financial advisors considered other factors, including:

  .  historical and projected financial results of Oshap and SunGard;

  . the history of trading prices and volume for Oshap ordinary shares, SunGard common stock and Tecnomatix common stock;

  . the relationship between movements in the common stock of the Decalog selected companies, the common stock of the MINT selected companies, Tecnomatix selected companies and SunGard common stock;

  . the relative stock price performance of Oshap ordinary shares and SunGard common stock; and

  . selected published analysts' reports on Oshap and SunGard, including analysts' estimates as to the earnings per share of Oshap and SunGard.

 Miscellaneous

   Pursuant to the terms of their engagement, Oshap has agreed to pay Salomon Smith Barney and Robertson Stephens upon completion of the arrangement an aggregate financial advisory fee equal to 1.5% of the aggregate consideration payable in connection with the arrangement. Oshap has also agreed to reimburse Salomon Smith Barney and Robertson Stephens for reasonable travel and other out-of-pocket expenses incurred by them in performing their services, including the reasonable fees and expenses of legal counsel, and to indemnify Salomon Smith Barney, Robertson Stephens and related persons against liabilities, including liabilities under the federal securities laws, arising out of their engagement.

   Salomon Smith Barney has advised Oshap that, in the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of Oshap and SunGard for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in those securities. Salomon Smith Barney has in the past provided investment banking services to Oshap unrelated to the proposed arrangement, for which services Salomon Smith Barney has received compensation. Salomon Smith Barney also provided investment banking services to Decalog in early 1999 in connection with the possible initial public offering or sale of Decalog. In addition, Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with Oshap, SunGard and their respective subsidiaries and affiliates.

   Salomon Smith Barney is an internationally recognized investment banking firm and was selected by Oshap based on its experience, expertise and familiarity with Oshap and its business. Salomon Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

   Robertson Stephens was retained by Oshap based on the experience of Robertson Stephens as a financial advisor in connection with mergers and acquisitions and in securities valuation generally, as well as the investment banking relationship and familiarity of Robertson Stephens with Oshap. Robertson Stephens has in the past provided investment banking services to MINT and Decalog, including, in late 1998 and early 1999, acting as potential lead underwriter in connection with possible initial public offerings for MINT and Decalog and as financial advisor in connection with a possible sale of Oshap's controlling interest in MINT. Oshap has agreed to reimburse Robertson Stephens upon completion of the arrangement for expenses that Robertson Stephens incurred in connection with these proposed initial public offerings. Robertson Stephens maintains a market in the ordinary shares of Tecnomatix. Robertson Stephens may actively trade the securities of Oshap, SunGard or Tecnomatix for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in those securities.

   Robertson Stephens is an internationally recognized investment banking firm and, as part of its investment banking business, is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes.

Interests of Oshap's Directors and Executive Officers in the Arrangement

   General. There are directors and executive officers of Oshap who may be deemed to have interests in the arrangement that are in addition to the interests of Oshap shareholders generally. These interests are discussed below. The Oshap board of directors was aware of these interests at the time the arrangement was approved.

   Oshap Options. The total number of Oshap options held by the executive officers and directors of Oshap and their affiliates is 491,000. Assuming an average closing price of SunGard common stock during the 10 day measurement period of $40.125, the closing price per share of SunGard common stock on March 8, 1999, and based on the value of the options on such date, such options would be exchanged in the arrangement for shares of SunGard common stock having an aggregate value of approximately $5.5 million. The value of the Oshap options will be determined at the effective date of the arrangement using the Black-Scholes formula as described in the agreement, including a discount for unvested options, which will be applied on the same basis for all Oshap stock options.

   MINT and Decalog Options. Mr. Shlomo Dovrat, the President, Chief Executive Officer and a director of Oshap, and Mr. Avi Zeevi, the Chief Financial Officer of Oshap, hold options to purchase a total of 274,883 shares of MINT and options to purchase a total of 225,000 shares of Decalog. SunGard will offer to cancel all options of MINT and Decalog held by Messrs. Dovrat and Zeevi in exchange for shares of SunGard common stock. As a result, the MINT and Decalog options held by Messrs. Dovrat and Zeevi will be exchanged for shares of SunGard common stock having an aggregate value of approximately $3.9 million.

   MINT and Decalog Shares. Mr. Zeevi owns 37,500 shares of MINT. Entities affiliated with SVM Star Ventures, an affiliate of Meir Barel, a director of Oshap, own a total of 1,044,873 shares of Decalog. SunGard has agreed to purchase all shares of MINT and Decalog that are held by parties other than Oshap. As a result, the MINT shares held by Mr. Zeevi and the Decalog shares that will be held by SVM Star Ventures as of the effective date will be purchased by SunGard for consideration consisting of shares of SunGard common stock having an aggregate value of approximately $0.5 million in the case of Mr. Zeevi, and consisting of shares of

SunGard common stock having an aggregate value of approximately $9.4 million in the case of the SVM Star Ventures entities.

   Termination Payments in Connection with Termination of Consulting Agreements. It is presently contemplated that the consulting agreements between Oshap and YTD Dovrat Management Services (1998) Ltd., an affiliate of Shlomo Dovrat, and Zeevi Management Services Ltd., an affiliate of Avi Zeevi, will each be terminated by Oshap at the effective time of the arrangement. As a result, YTD Dovrat will receive a termination payment of $375,000 and an additional payment of $275,000 representing severance for previously provided services, and Zeevi Management will receive a termination payment of $115,000.

   Indemnification; Insurance. SunGard agreed that all rights to indemnification existing in favor of the persons serving as directors or officers of Oshap as of the date of the agreement for acts and omissions occurring prior to the effective time of the arrangement will survive the effective time of the arrangement. After the arrangement, SunGard will cause Oshap to indemnify and hold harmless from all losses any persons who were directors or officers of Oshap, to the fullest extent such person could have been indemnified under applicable law, indemnification agreements or the governing documents of Oshap or its subsidiaries, for a period of seven years from the effective time of the arrangement. In addition, SunGard agreed to maintain for not less than seven years from the effective time of the arrangement the directors' and officers' liability insurance policies currently maintained by Oshap and its subsidiaries.

Voting Agreements

   In connection with the arrangement, Oshap shareholders who own 4,150,782 Oshap ordinary shares constituting approximately 32% of the Oshap ordinary shares outstanding on the record date have entered into voting agreements with SunGard in which these shareholders have agreed to vote their Oshap shares in favor of the arrangement.

   Each Oshap shareholder who executed a voting agreement also delivered to SunGard an irrevocable proxy to vote their shares in favor of the arrangement. In addition, each Oshap shareholder who executed the voting agreement with respect to shares owned beneficially, but not of record, agreed to use their reasonable best efforts to cause the record owner of the shares they beneficially owned to execute and deliver to SunGard an irrevocable proxy to vote their shares in favor of the arrangement.

Nondisclosure and Noncompetition Agreements

   In connection with the arrangement, Shlomo Dovrat, Avi Zeevi and the chief executive officer of each of MINT and Decalog have entered into nondisclosure and noncompetition agreements with SunGard. Each of Messrs. Dovrat and Zeevi have agreed with SunGard that during the later of the period which ends three years after the effective date of the arrangement or the period which ends two years after their employment with SunGard terminates, he will not:

  . communicate with or solicit any person who is a customer, formal prospect, supplier, employee, salesman, agent or representative of, or consultant to the Oshap business in an effort to obtain the person as a customer, supplier, employee, salesman, agent or representative of or consultant to, any other person that is competitive with or similar to the Oshap business;

  . market or sell any software, technology, product or service that is competitive with any proprietary software, technology, product or services of the Oshap business, or if employed by any SunGard company following the completion of the arrangement, the part of the SunGard group with which he was directly and significantly involved;

  . establish, own, manage, operate, finance or control, or participate in the establishment, ownership, management, operation, financing or control of, or be a director, officer, employee, salesman, agent or representative of, or consultant to any business that competes with or is similar to the Oshap business;

   The Oshap business means the business conducted or proposed to be conducted by the majority owned subsidiaries of Oshap as of the effective date of the arrangement.

   They have also agreed not to disclose or use any confidential or proprietary information of the Oshap business.

   The chief executive officer of each of MINT and Decalog have agreed in their respective nondisclosure and noncompetition agreements to similar restrictions with respect to the business of their company.

Resale Restrictions

   The SunGard common stock issued in connection with the arrangement will be freely transferable, except that shares issued to any Oshap shareholder who is an affiliate of Oshap or who becomes an affiliate of SunGard are subject to a number of restrictions on resale. An affiliate is defined generally as including directors, executive officers and other persons who control a company. Oshap shareholders who may be deemed affiliates have executed affiliate agreements which:

  . prohibit the affiliate from selling or otherwise reducing his risk in any capital stock or options of Oshap, MINT or Decalog, and

  . prohibit the affiliate from selling or otherwise reducing his risk in any capital stock or options of SunGard during the period which begins 30 days prior to consummation of the arrangement and ends on the earlier of:

  . the date on which financial results covering at least 30 days of post-arrangement combined operations of SunGard and Oshap have been published by SunGard, and

  .  the date the agreement is terminated.

   In addition, the affiliate agreements further prohibit the sale, transfer or other disposition of SunGard common stock received by the affiliates in the arrangement at any time after the restricted period referred to above unless the sale, transfer or other disposition complies with the requirements of the federal securities laws. The purpose of the affiliate agreements is to comply with the requirements of federal securities laws and pooling-of-interests accounting rules.

No Appraisal Rights

   Under Israeli law, holders of Oshap's ordinary shares are not entitled to formal appraisal rights. Objections to the arrangement may be filed with the Tel Aviv-Jaffa District Court. The Tel Aviv-Jaffa District Court, at its discretion, may provide a remedy to any person who so objects.

Tax Consequences

 United States Federal Income Tax Consequences

   The following discussion summarizes the material U.S. federal income tax consequences of the arrangement that will apply to holders of Oshap ordinary shares who hold their Oshap ordinary shares as capital assets. This discussion is based on current provisions of the Internal Revenue Code of 1986, referred to as the Code, existing and proposed Treasury Regulations and current administrative rulings and court decisions, all of which are subject to change. Any change, whether or not retroactive, could alter the tax consequences described below.

   Oshap shareholders should be aware that this discussion does not deal with all U.S. federal income tax considerations that may be relevant to a particular Oshap shareholder in light of that shareholder's particular circumstances or to a shareholder who is subject to special rules, such as a shareholder who is a dealer in securities, who is subject to the alternative minimum tax provisions of the Code, who acquired shares in connection with a stock option or stock purchase plan or other compensatory transaction, who owns 10% or more of the voting power of Oshap, or who holds the ordinary shares of Oshap as part of a hedging, straddle or other risk reduction strategy. In addition, the following discussion does not address the tax consequences of the arrangement under state, local or foreign tax laws.

   Each Oshap shareholder is urged to consult that shareholder's own tax adviser as to the specific consequences of the arrangement to that shareholder under applicable federal, state, local and foreign tax laws.

   In connection with the filing of the registration statement, SunGard has received an opinion of Blank Rome Comisky & McCauley LLP and Oshap has received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, referred to in this document as the Tax Opinions, addressing the U.S. federal income tax consequences of the arrangement described below. The Tax Opinions have been rendered on the basis of facts, representations, including representations in certificates delivered by the respective managements of SunGard and Oshap, and assumptions set forth in the Tax Opinions, which are consistent with the expected state of facts existing as of the day of the closing. The Tax Opinions are to the effect that, for U.S. federal income tax purposes:

  . the arrangement will be treated as a "reorganization" within the meaning of section 368(a) of the Code;

  . no gain or loss will be recognized by SunGard or Oshap as a result of the arrangement; and

  . no gain or loss will be recognized by the shareholders of Oshap solely as a result of the receipt of SunGard common stock at the effective time in exchange for their Oshap ordinary shares pursuant to the arrangement.

   SunGard's obligation to consummate the arrangement is conditioned upon the receipt of a further opinion of Blank Rome Comisky & McCauley LLP and Oshap's obligation to consummate the arrangement is conditioned upon the receipt of a further opinion of Skadden, Arps, Slate, Meagher & Flom LLP, also referred to in this document as the Tax Opinions, each dated as of the day of closing, rendered on the basis of facts, representations, including representations in certificates delivered by the respective managements of SunGard and Oshap, and assumptions set forth in the Tax Opinions, which are consistent with the state of facts existing as of the day of the closing, and opining to the same U.S. federal income tax consequences discussed in the immediately preceding paragraph.

   The Tax Opinions are not binding on the IRS or the courts, and neither SunGard nor Oshap has requested, or intends to request, a ruling from the IRS with respect to any of the U.S. federal income tax consequences of the arrangement. Therefore, there can be no assurance that the IRS will not challenge the qualification of the arrangement as a reorganization or that any such challenge will not be sustained by a court.

 Tax Consequences of the Arrangement to U.S. Holders

   In addition to the tax consequences of the arrangement described above, this portion of the discussion will describe the U.S. federal income tax consequences of the arrangement to U.S. Holders. For purposes of this discussion, a "U.S. Holder" is any person who is:

  .  a citizen or resident of the U.S.;

  . a corporation or other entity taxable as a corporation organized under the laws of the U.S. or of any state thereof or the District of Columbia;

  . an estate the income of which is included in gross income for U.S. federal income tax purposes regardless of source; or

  . a trust, if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions.

   As a result of the status of the arrangement as a reorganization:

  . the aggregate tax basis of the SunGard common stock received in exchange for Oshap ordinary shares in the arrangement will equal the aggregate tax basis of the surrendered Oshap ordinary shares, decreased by the amount of any tax basis allocable to the SunGard fractional shares for which cash is received;

  . a U.S. Holder who receives cash in lieu of SunGard fractional shares will be treated as having received such fractional shares and then as having received cash in redemption of such SunGard fractional shares. In general, the U.S. Holder will recognize capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder's tax basis allocable to the SunGard fractional shares.

  . such gain or loss will be long term capital gain or loss if the Oshap ordinary shares were held by the exchanging U.S. Holder for more than one year on the day of the closing.

  . the holding period for the SunGard common stock received in exchange for Oshap ordinary shares pursuant to the arrangement will include the period during which the surrendered ordinary shares were held by the U.S. Holder.

 Information Reporting Requirements

   Any U.S. Holder who receives SunGard common stock in exchange for Oshap ordinary shares will be required to file a notice with the IRS on or before the last day for filing the federal income tax return for the U.S. Holder's taxable year in which the arrangement is consummated. The notice must contain certain information specifically enumerated in the United States Treasury regulations promulgated under section 367(b) of the Code. U.S. Holders are advised to consult their tax advisors for assistance in preparing such notice.

   If a U.S. Holder of Oshap ordinary shares fails to give the notice described in the preceding paragraph, and fails to establish a reasonable cause for the failure, the IRS will be required to determine whether the exchange of Oshap ordinary shares for SunGard common stock by such U.S. Holder is eligible for a nonrecognition treatment. In making this determination the IRS may conclude that:

  . the exchange is eligible for nonrecognition treatment, despite the noncompliance;

  . the exchange is eligible for nonrecognition treatment provided that certain conditions imposed by the Treasury regulations are satisfied; or

  . the exchange is not eligible for nonrecognition treatment, in which case the exchanging U.S. Holder will be subject to U.S. federal income tax on the exchange. Nevertheless, the failure of any U.S. Holder to comply with the notice requirement will not affect the tax treatment to other U.S. Holders of Oshap ordinary shares who do comply with such notice requirement.

 Backup Withholding

   A U.S. Holder who participates in the arrangement may be subject to U.S. back-up withholding tax at a rate of 31%. U.S. backup withholding tax will be allowed as a credit against the U.S. Holder's federal income tax liability or alternatively, the U.S. Holder may be eligible for a refund of any excess amounts withheld under the backup withholding rules, in either case provided that certain required information is furnished to the IRS. To avoid back-up withholding, each U.S. Holder who participates in the arrangement should complete the Form W-9 or substitute form, or otherwise provide a U.S. taxpayer identification number and certify that such person is not subject to back-up withholding.

 Tax Consequences of the Arrangement to Non-U.S. Holders

   The following summary is applicable to holders of Oshap ordinary shares that are not U.S. Holders, referred to as non-U.S. Holders in this document.

   As described above, no gain or loss will be recognized by a non-U.S. Holder on the receipt of SunGard common stock for Oshap ordinary shares pursuant to the arrangement if the arrangement qualifies as a reorganization. In addition, no gain or loss will be recognized by a non-U.S. Holder on the receipt of cash in lieu of SunGard fractional shares pursuant to the arrangement or on the subsequent sale or exchange of the SunGard common stock, unless:

  . the gain is effectively connected with the conduct of a trade or business of the non-U.S. Holder in the United States, or, if a tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. Holder in the United States;

  . the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met; or

  . the non-U.S. Holder is subject to tax under certain provisions of the Code that apply to U.S. expatriates.

 Dividends Paid by SunGard

   Dividends paid by SunGard, if any, will be subject to withholding of U.S. federal income tax at a 30% rate, a 25% rate if the recipient is eligible for the benefits of the Convention Between the Government of the United States of America and the Government of Israel with Respect to Taxes on Income, referred to as the U.S.--Israel Tax Treaty, or a lower rate as may be specified by any other applicable income tax treaty unless: the dividend is effectively connected with the conduct of a trade or business of the non-U.S. Holder within the United States; or if a tax treaty applies, it is attributable to a permanent establishment of the non-U.S. Holder. In this event, the dividends will be subject to ordinary U.S. federal income tax rates.

   A non-U.S. Holder may be required to satisfy certain certification requirements in order to claim treaty benefits or otherwise claim a reduction of, or exemption from, the withholding described above.

 Backup Withholding

   The receipt of SunGard common stock in exchange for Oshap ordinary shares and the receipt of cash in lieu of SunGard fractional shares in the arrangement may be subject to backup withholding at a 31% rate. In addition, the receipt of dividends with respect to SunGard common stock may be also subject to backup withholding at a 31% rate. Non-U.S. Holders of Oshap ordinary shares will be exempt from U.S. backup withholding with respect to the receipt of the SunGard common stock in the arrangement and with respect to dividends paid in respect of the SunGard common stock received in the arrangement, respectively, if such persons certify as to their foreign status on a properly completed Form W-8 or substitute form.

 Israeli Tax Consequences

   The following is a summary discussion of the material Israeli tax considerations in connection with the arrangement. The following summary is based upon the Israeli Income Tax Ordinance [New Version] 1961, as amended, and other laws and regulations, all as in effect as of the date hereof. No assurance can be given that future legislation, regulations or interpretations will not significantly change the tax considerations described below, and any such change may apply retroactively. This summary does not discuss all aspects of Israeli tax consequences which may apply to particular holders of Oshap ordinary shares in light of their particular circumstances, such as investors subject to special tax rules or other investors referred to below. Holders of Oshap ordinary shares should consult their own tax advisors as to the Israeli tax consequences of the arrangement applicable to them.

   In general, under the Israeli Income Tax Ordinance, the exchange of shares of an Israeli company for shares of another company is deemed to be a sale of capital assets.

   Israeli law generally imposes a capital gains tax on the sale of capital assets located in Israel by both residents and non-residents of Israel unless a treaty between Israel and the country of the non-resident provides otherwise. Nevertheless, as set forth below, holders of Oshap's ordinary shares who acquired their shares at the time of the initial public offering of Oshap, or any time thereafter ("Qualified Holders"), will not be subject to Israeli capital gains tax in connection with the exchange of Oshap's ordinary shares for SunGard's common stock pursuant to the arrangement unless trading in securities is their business, as defined under Israeli law. The foregoing exemption does not apply to Israeli corporations that are subject to the Inflationary Adjustments Law--1984.

 Regulatory Exemption

   Regulations promulgated under the Israeli Income Tax Ordinance currently provide for an exemption from Israeli capital gains tax on gains derived from the sale by qualifying sellers of shares of certain "Industrial Companies" or "Industrial Holding Companies" which are traded in certain United States securities markets (including NASDAQ). Oshap believes that it is currently an "Industrial Holding Company," and that, as a result, the exchange of the Oshap ordinary shares in the arrangement by Qualified Holders will qualify for that exemption. The exchange of Oshap's ordinary shares by Qualified Holders will qualify for such exemption provided that Oshap constitutes an "Industrial Holding Company" on the effective date of the arrangement. The determination of an "Industrial Holding Company" status is made by a company each year and is reviewed by the tax authorities only upon the conduct of a tax audit. There can be no assurance that the Israeli tax authorities will not deny Oshap's status as an industrial holding company after the date of this document or retroactively after the completion of the arrangement. It is believed that the Israeli tax authorities may currently be re-evaluating the criteria for the determination of the "Industrial Company" and "Industrial Holding Company" status under Israeli law. As a result of such re-evaluation, the tax authorities may deny Oshap's status as an "Industrial Holding Company."

 U.S.-Israel Tax Treaty Exemption

   In addition to the exemption from capital gains tax described above, the U.S.--Israel Tax Treaty will exempt persons who qualify under this treaty as residents of the United States, referred to as the Treaty U.S. Residents, from Israeli capital gains tax in connection with the disposition of the shares in the arrangement provided that such Treaty U.S. Resident has not held, directly or indirectly, shares representing 10% or more of the voting power of Oshap at any time during the twelve-month period preceding the arrangement.

Accounting Treatment

   The arrangement is intended to be accounted for as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles. SunGard's obligation to complete the arrangement is conditioned upon its receipt of:

  . a letter from Oshap's independent auditors that to the best of their knowledge after due inquiry, no condition exists that would preclude Oshap's ability to be a party in a business combination to be accounted for as a pooling of interests; and

  . a letter from SunGard's independent accountants that SunGard may account for the arrangement as a pooling of interests.

   SunGard has the right to waive the condition that the arrangement be accounted for as a pooling of interests. If the arrangement is consummated but fails to qualify for pooling-of-interests accounting treatment, then the transaction may be accounted for as a purchase. Under that method, the fair market value of the SunGard common stock issued in the arrangement would be recorded as the cost of acquiring Oshap's business. That cost would be allocated to the individual assets of Oshap that were acquired and liabilities of Oshap that were assumed according to their respective fair values. The fair market value of the SunGard common stock to be issued in the arrangement is in excess of the amounts at which the net assets are carried in Oshap's accounts. A portion of the excess could be charged to expense immediately and the remainder would be amortized. As a result, if the arrangement fails to qualify for pooling-of-interests accounting treatment, and the transaction is accounted for under the purchase method, the combined financial results of SunGard and Oshap could be adversely affected.

Regulatory Matters

 United States

   The United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 does not require that a filing be made with respect to the arrangement. The Antitrust Division of the Department of Justice and the Federal Trade Commission, however, have the authority to challenge the arrangement on antitrust grounds before or after the arrangement is completed.

 Israeli

   The consummation of the arrangement is subject to Section 233 of the Israel Companies Ordinance, referred to as Section 233. On March 30, 1999, Oshap filed a motion under Section 233, referred to as the First Motion, with the Tel Aviv-Jaffa District Court, referred to as the Court, requesting that the Court issue an order, referred to as the First Order, authorizing Oshap to hold the Oshap extraordinary general meeting relating to the arrangement. The First Order was granted on April 11, 1999. Following approval of the arrangement by Oshap's shareholders Oshap must file with the Court a second motion requesting the Court to issue an order, referred to as the Final Court Order, approving the arrangement unconditionally. As soon as possible subsequent to the issuance of the Final Court Order and the satisfaction of all closing conditions to the agreement, Oshap will consummate the arrangement by filing the Final Court Order with the Registrar of Companies in Israel.

   Approvals in connection with the arrangement by the Israel Investment Center and the Office of the Chief Scientist of the Ministry of Industry and Trade are also required. The Investment Center has issued its approval in connection with the arrangement, and Oshap has requested the approval of the Office of Chief Scientist. In addition, SunGard is exempt from the Israeli Security Authority from the requirement to publish a prospectus in Israel pursuant to the prevailing laws of Israel.

 Germany

   German law requires that the parties file a notification with the German Federal Cartel Office, which the parties expect to make promptly. The initial review period is one month from notification. If the Federal Cartel Office has concerns regarding the consequences of the transaction on competition in Germany, it can extend the review period up to an additional period of four months. Until clearance is received or the review period expires without extension, the parties are barred from completing the arrangement, unless the Federal Cartel Office grants a derogation.

New York Stock Exchange Listing

   SunGard will cause the shares of SunGard common stock to be issued in connection with the arrangement to be listed on the New York Stock Exchange upon the effective date of the arrangement.

Offer to Purchase Stock and Options of MINT and Decalog

   The agreement requires SunGard to offer to purchase outstanding shares of MINT and Decalog which are owned by minority shareholders of those companies at a price per share of $13.15 for MINT shares and $9.26 for Decalog shares. The agreement also requires SunGard to offer to purchase outstanding stock options of MINT and Decalog which are exercisable as of the effective date at the same respective price, less, in each case, the exercise price of the option. The purchase price will be paid in cash on the effective date of the arrangement; however, with respect to any MINT or Decalog shareholder or optionholder who is an affiliate of Oshap, within the meaning of SEC Rule 145, the purchase price will be paid in shares of SunGard common stock based on the average closing price of SunGard common stock during the 10 day measurement period.

   SunGard also will offer to cancel each option to purchase MINT or Decalog shares outstanding on the effective date of the arrangement, which is not then exercisable and which is held by an affiliate of Oshap, in exchange for shares of SunGard common stock. The number of SunGard shares to be issued in the exchange will have a market value, based upon the average closing price of SunGard common stock during the 10 day measurement period, equal to the value of the MINT or Decalog options determined using a Black-Scholes pricing formula, including a discount based upon the vesting schedule for unvested options.

   SunGard is required to file a registration statement under the Securities Act as soon as practicable after the effective date with respect to any shares of SunGard common stock so issued and to use its reasonable best efforts to have such registration statement declared effective as soon as practicable and to maintain the effectiveness of such registration statement for two years.

   The agreement also requires SunGard to offer to assume and roll over outstanding stock options of MINT and Decalog which are not exercisable as of the effective date and which are not held by affiliates of Oshap. If agreed to by an optionholder, on the effective date of the arrangement, non-exercisable options of MINT and Decalog will become an option to purchase a number of shares of SunGard common stock, rounded to the nearest share, equal to the number of MINT or Decalog shares subject to the option multiplied by the option exchange ratio. The option exchange ratio will be determined by dividing (a) $13.15 per share in the case of MINT options or $9.26 per share in the case of Decalog options by (b) the average closing price of SunGard common stock during the 10 day measurement period, with the result rounded to the nearest millionth. The exercise price for each SunGard option will equal the current exercise price under the MINT or Decalog options divided by the option exchange ratio, rounded to the nearest cent. All other terms of the MINT or Decalog options, including vesting schedules and expiration dates, will remain unchanged, except that the options will be administered by SunGard's board of directors and compensation committee. Promptly following the effective date, SunGard will file a registration statement under the Securities Act registering any shares of SunGard common stock that may become issuable upon exercise of the SunGard options.

                                 The Agreement

   The following is a summary of the material provisions of the agreement. A copy of the agreement is attached as Appendix A to this document. The agreement is incorporated into this document by reference, and you are urged to read it carefully.

   The agreement provides for the shareholders and optionholders of Oshap to enter into an arrangement governed by Section 233 of the Israeli Companies Ordinance [New Version] 5743-1983. As a result of the arrangement, SunGard common stock will be issued in exchange for all of the issued and outstanding ordinary shares of Oshap and all of the issued and outstanding options to purchase Oshap ordinary shares.

   The arrangement will become effective upon the filing of the Final Court Order with the Registrar of Companies in Israel. See "The Arrangement and Related Transactions--Regulatory Matters--Israeli." Following the consummation of the arrangement, the corporate existence of Oshap shall continue unaffected and unimpaired and Oshap will become a wholly owned subsidiary of SunGard either directly or through a wholly owned subsidiary of SunGard. The parties have agreed that the arrangement will be completed following the later of July 1, 1999 and the satisfaction of all conditions to closing.

Exchange of Oshap Ordinary Shares

   At the effective time, by virtue of the filing of the Final Court Order approving the arrangement with the Israeli Registrar of Companies in Israel, each Oshap ordinary share will be deemed converted into and exchanged for a fraction of a share of SunGard common stock equal to the exchange ratio. The exact number of shares of SunGard common stock each Oshap shareholder will receive will be based upon an exchange ratio that will not be fixed until two days prior to the effective date of the arrangement. The exchange ratio represents the fraction of a share of SunGard common stock that Oshap shareholders will receive for each Oshap ordinary share. The exchange ratio will be determined by reference to the average of the closing sale prices of SunGard common stock over a 10 trading day period ending two days prior to the effective date of the arrangement, as follows.

  . If the average closing price of SunGard common stock is equal to or greater than $34.1063 but less than or equal to $46.1438, the exchange ratio will be 0.386293;

  . If the average closing price of SunGard common stock is greater than $46.1438 but less than or equal to $50.7074, the exchange ratio will be equal to $17.8250 divided by the average closing price of SunGard common stock;

  . If the average closing price of SunGard common stock is greater $50.7074, the exchange ratio will be 0.351526;

  . If the average closing price of SunGard common stock is less than $34.1063, but greater than or equal to $30.5429, the exchange ratio will be equal to $13.1750 divided by the average closing price of SunGard common stock; and

  . If the average closing price of SunGard common stock is less than $30.5429, the exchange ratio will be 0.431360.

   The exchange ratios set forth above will be automatically adjusted to reflect any stock split, stock dividend or other similar transaction by SunGard between the date of the agreement and the effective date of the arrangement.

   No fractional shares of SunGard common stock will be issued in connection with the arrangement. In lieu of fractional shares, any holder of Oshap ordinary shares who would otherwise be entitled to receive a fraction of a share of SunGard common stock will instead be paid in cash an amount determined by multiplying the average closing price of SunGard common stock during the 10 day measurement period by the fractional interest of SunGard common stock to which the holder would be entitled.

Treatment of Oshap Stock Options

   Each option to purchase Oshap ordinary shares under Oshap's stock option plans outstanding on the effective date of the arrangement will be cancelled in exchange for shares of SunGard common stock. The number of SunGard shares to be issued in the exchange will have a market value, based upon the average closing price of SunGard common stock during the 10 day measurement period, equal to the value of the options determined using the Black-Scholes pricing formula as described in the agreement, including a discount based upon the vesting schedule for unvested options.

Stock Ownership Following the Arrangement

   Based on the number of shares of Oshap ordinary shares and options to purchase Oshap ordinary shares issued and outstanding as of the record date and assuming an average stock price of SunGard common stock of $29.5625 (the closing per share sale price of SunGard common stock on May 11, 1999), an aggregate of up to approximately 6.2 million shares of SunGard common stock will be issued to Oshap shareholders and optionholders and holders of minority interests and options of MINT and Decalog. Based on the number of shares of SunGard common stock issued and outstanding as of the record date, and after giving effect to the additional shares of SunGard common stock that are proposed to be issued in the arrangement, the former shareholders of Oshap would hold approximately 5% of SunGard's total issued and outstanding shares. In addition, SunGard will issue approximately 500,000 options to purchase SunGard common stock in exchange for options to purchase ordinary shares of MINT and Decalog.

Procedures for Exchange of Certificates

   Soon after completion of the arrangement, Norwest Bank, N.A., the exchange agent for the transaction, will mail to the registered holders of Oshap ordinary shares a letter of transmittal and instructions for use of the letter of transmittal in effecting the surrender of Oshap share certificates in exchange for SunGard stock certificates. Upon surrender of an Oshap share certificate to the exchange agent for exchange, together with a duly executed letter of transmittal and any other required documents, each holder of an Oshap share certificate will be entitled to receive a certificate representing the whole number of shares of SunGard common stock that the holder has the right to receive. No certificates for fractional shares of SunGard common stock will be issued in connection with the arrangement.

   Oshap shareholders should not surrender their Oshap share certificates for exchange until they receive the letter of transmittal.

Effect on Certificates

   Upon completion of the arrangement, all of the issued and outstanding ordinary shares of Oshap will be deemed transferred to SunGard and all options to purchase Oshap ordinary shares will be deemed canceled, in exchange for shares of SunGard common stock. All holders of Oshap stock certificates will cease to have any rights as shareholders of Oshap, except for the right to receive shares of SunGard common stock.

Representations and Warranties

   The agreement contains statements and promises, called representations and warranties, made by SunGard and Oshap. SunGard's representations and warranties relate to the following:

  . organization and qualification;
  . capitalization;
  . authority relative to the agreement;
  . no violations, etc.
  . SEC filings; financial statements;
  . absence of changes or events;
  . proxy statement;
  . board approval;
  . finders or brokers; and
  . disclosure.

   Oshap's representations and warranties relate to the following:

  . organization and qualification;

  . capital stock of subsidiaries;

  . capitalization;

  . authority relative to the agreement;

  . no violations, etc.

  . SEC filings; financial statements; books and records;

  . absence of undisclosed liabilities;

  . absence of changes or events;

  . proxy statement and other filings;

  . litigation;

  . title to properties;

  . certain contracts;

  . labor and independent contractor matters;

  . compliance with law;

  . grants, incentives and subsidies;

  . intellectual property rights;

  . taxes;

  . employee benefit plans; ERISA;

  . environmental matters;

  . finders or brokers;

  . board recommendation;

  . opinions of financial advisors;

  . related party and affiliate transactions;

  . insurance;

  . questionable payments; and

  . disclosure.

   None of the representations and warranties made by SunGard or Oshap in the agreement will survive the closing of the arrangement. To review all of the representations and warranties contained in the agreement you should read the agreement which is attached as Appendix A.

Covenants

   The agreement includes several covenants and agreements of SunGard and Oshap which govern their actions until the arrangement is completed. Some of SunGard's covenants and agreements require that SunGard and its significant subsidiaries will:

  . use all commercially reasonable efforts to preserve intact its business organization;

  . take no action which would materially adversely affect the ability of SunGard to consummate the transactions contemplated by this Agreement, or the timing thereof;

  . use its reasonable best efforts to cause the SunGard common stock to be issued in connection with the arrangement to be approved for listing on the NYSE;

  . use its reasonable best efforts to obtain an exemption from the Israeli
    Securities Authority from the Israeli prospectus delivery requirements under Israeli law or comply with Israeli prospectus requirements provided that SunGard shall not be required to make public disclosures which are material under U.S. federal securities laws and are not being or required to be disclosed to SunGard's shareholders under the U.S. federal securities laws; and

  . file and use its reasonable best efforts to have declared effective, a registration statement on Form S-3 registering for resale the SunGard common stock issued to persons who have signed voting agreements with SunGard.

   In addition, SunGard agreed that it will not nor will it permit any of its subsidiaries to:

  . amend SunGard's charter documents in a manner which would adversely change the rights or privileges of the SunGard common stock;

  . during the ten day period in which SunGard common stock average is determined, declare, set aside or pay any dividend or other distribution of cash or assets in respect of SunGard capital stock or purchase, redeem or otherwise acquire any shares of SunGard capital stock or of any of its subsidiaries, except as otherwise provided in the agreement;

  . take or cause to be taken, whether before or after the effective time, any action that would disqualify the arrangement:

     .as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, or

     .as a pooling of interests for accounting purposes; and

  . acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person, or dispose of any assets, which, in any such case, would prevent the consummation of the arrangement or the other transactions contemplated by this agreement.

   Some of Oshap's covenants and agreements require that Oshap and its subsidiaries will:

  . conduct their respective operations in accordance with its ordinary course of business consistent with past practice;

  . use all commercially reasonable efforts to preserve intact its business organization;

  . keep available the services of its officers and employees;

  . maintain satisfactory relationships with suppliers, distributors, customers and others having a business relationship with it;

  . take no action which would materially adversely affect the ability of the parties to consummate the transactions contemplated by the agreement or the timing thereof;

  . consult with SunGard on important business issues affecting Oshap and its subsidiaries;

  . give SunGard and its authorized representatives after reasonable prior notice reasonable access during normal business hours to all facilities, personnel and operations and to all of their respective books and records;

  . use its reasonable best efforts to deliver to SunGard upon closing the resignations of specified directors of Oshap;

  . use its reasonable best efforts to cause to be delivered to SunGard a letter of Deloitte & Touche LLP, dated no more than two business days before the date on which the Form S-4 becomes effective, and satisfactory in form and substance to SunGard), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4;

  . terminate upon closing the consulting agreements between Oshap and YTD
    Dovrat and between Oshap and Zeevi Management Services in accordance with the terms of such agreements; and

  . use its reasonable best efforts to terminate upon closing the allocation of expenses agreement between Oshap and Tecnomatix.

   In addition, Oshap agreed that without SunGard's prior written consent, Oshap will not nor will it permit any of its subsidiaries to:

  . amend its charter documents or governing documents;

  . authorize for issuance, issue, sell, deliver, grant any options for or otherwise agree or commit to issue, sell or deliver any shares of any class of its capital stock or any securities convertible into or exercisable for shares of any class of its capital stock, other than in accordance with the terms of currently outstanding convertible securities, warrants and options;

  . split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or of any of its subsidiaries;

  . other than in the ordinary course of business consistent with past practice incur or assume long-term or short-term debt or issue debt securities other than for borrowings under existing lines of credit;

  . other than in the ordinary and usual course of business assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligation of any other person, other than subsidiaries of Oshap;

  . other than in the ordinary and usual course of business, make any material loans, advances, capital contributions to, or investments in, any other person, other than subsidiaries of Oshap

  . except in the ordinary course of business consistent with past practice, increase in any manner the compensation of:

    . any employee; or

    . any of its directors or officers

  . pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into or amend or agree to enter into or amend any agreement or arrangement with a director or officer or employee, whether past or present, relating to any pension, retirement allowance or other employee benefit, except as required under currently existing agreements, plans or arrangements or with respect to employees, in the ordinary course of business consistent with past practice;

  . grant any severance or termination pay to, or enter into or amend any employment, severance, or change in control agreement with, any employee or any of its directors or officers except as required by applicable law or in the ordinary course of business consistent with past practice;

  . except as may be required to comply with applicable law or with collective bargaining agreements that become applicable to Oshap by operation of law, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the March 9, 1999, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof; provided, however, that this clause will not prohibit Oshap from renewing any plan, agreement or arrangement already in existence on terms no more favorable to the parties to the plan, agreement or arrangement;

  . acquire, sell, lease, license or dispose of any assets which in the aggregate are material to Oshap and its subsidiaries taken as a whole, except as may be required or contemplated by the agreement;

  . authorize or commit to make any material capital expenditures in excess of $500,000;

  . make any change in the accounting methods or accounting practices followed by Oshap, except as required by generally accepted accounting principles or applicable law;

  . settle any action, suit, claim, investigation or proceeding (legal, administrative or arbitrative) in excess of $100,000;

  . make any material election under the Internal Revenue Code of 1986 or Israeli tax law not consistent with their past practices;

  . take or cause to be taken any action that would:

    . disqualify the arrangement as a reorganization within the meaning of
      Section 368(a) of the Internal Revenue Code of 1986, or

    . disqualify the arrangement as a pooling of interests for accounting purposes; and

  . enter into any third party distribution agreements or material contracts
    (other than contracts with customers).

   In addition, some of the covenants and agreements of both SunGard and Oshap include:

  . SunGard will use its reasonable best efforts to obtain an opinion of PricewaterhouseCoopers LLP to the effect that the arrangement may be accounted for as a pooling of interests and Oshap will use its reasonable best efforts to obtain an opinion of Deloitte & Touche LLP to the effect that, to the best of their knowledge after due inquiry, no condition exists that would preclude Oshap's ability to be a party in a business combination to be accounted for as a pooling of interests;

  . SunGard and Oshap will not, and will not permit any of their respective representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by the agreement without the consent of the other party, which consent shall not be unreasonably withheld;

  . each of SunGard and Oshap will use its respective best efforts to cause the arrangement to qualify as a reorganization under the provisions of
    Section 368(a) of the Internal Revenue Code of 1986.

   To review all of the covenants and agreements contained in the agreement, you should read the agreement which is attached as Appendix A.

Non-Solicitation

   In the agreement, Oshap has agreed that neither it nor its subsidiaries will solicit, initiate, encourage, induce or participate in any discussions or negotiations with any third parties with respect to proposals concerning any merger, consolidation, exchange of shares or other business combination, sale or issuance of shares of capital stock, sale, lease, exchange, transfer or license of assets, tender offer or exchange offer or similar transaction involving Oshap or its subsidiaries. The restriction described in the previous sentence is subject to exceptions which would permit Oshap to engage in such activities following receipt of an acquisition proposal if the Oshap board of directors determines in good faith that failure to do so will violate the board's fiduciary duties under applicable law. You should read the agreement which is attached as Appendix A for a more complete discussion of the non-solicitation provision.

Indemnification; Insurance

   The agreement provides that all rights to indemnification existing in favor of the persons serving as directors or officers of Oshap as of the date of the agreement for acts and omissions occurring prior to the effective time of the arrangement will survive the effective time of the arrangement. After the arrangement, SunGard will cause Oshap to indemnify and hold harmless from all losses any persons who were directors or officers of Oshap, to the fullest extent such person would have been indemnified under applicable law, indemnification agreements or the governing documents of Oshap or its subsidiaries, for a period of seven years from the effective time of the arrangement. In addition, SunGard agreed to maintain for not less than seven years from the effective time of the arrangement the directors' and officers' liability insurance policies currently

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maintained by Oshap and its subsidiaries. The right to indemnification and insurance described above is subject to exceptions. You should read the agreement which is attached as Appendix A for a more complete discussion of the indemnification and insurance provisions.

Conditions to the Arrangement

   The completion of the arrangement depends upon the satisfaction or waiver of certain conditions, including, among other things:

  . approval of the arrangement by the Oshap shareholders;

  . approval of the arrangement by the Oshap optionholders or execution and delivery to SunGard of the option exchange agreements by all of the Oshap optionholders;

  . expiration or termination of any waiting period under the Hart-Scott-
    Rodino Antitrust Improvements Act of 1976;

  . no governmental agency or court has prohibited or challenged the consummation of the arrangement;

  . the registration statement on Form S-4, of which this prospectus is a part, having become effective in accordance with the provisions of the Securities Act, and no stop order having been issued by the SEC with respect to the registration statement on Form S-4;

  . approval of the listing of the shares of SunGard common stock to be issued in the arrangement for listing on the New York Stock Exchange;

  . delivery by the independent auditors for Oshap to SunGard of a letter to the effect that, to the best of their knowledge after due inquiry, no condition exists that would preclude Oshap's ability to be a party in a business combination to be accounted for as a pooling of interests and delivery by the independent accountants for SunGard of a letter to SunGard to the effect that SunGard may account for the arrangement as a pooling of interests;

  . all necessary governmental consents will have been obtained;

  . that the representations and warranties of the parties are true and correct as of the date of the agreement and as of the effective date of the arrangement, except where the failure of representations and warranties does not have, individually or in the aggregate, a material adverse effect on the company making the representations and warranties;

  . the issuance of the Final Court Order in Israel approving the arrangement including the exchange ratio but without giving effect to appeal periods;

  . approvals of the Investment Center and the Office of the Chief Scientist of the Israeli Ministry of Industry and Trade for the change in control of MINT and Decalog;

  . the parties will have performed in all material respects all obligations required to be performed by them under the agreement;

  . counsel to SunGard has delivered an opinion to SunGard regarding certain federal income tax consequences of the arrangement and counsel to Oshap has delivered a similar opinion to Oshap; and

  . SunGard will have received the resignations of Oshap's directors.

   To review all of the conditions to the arrangement, you should read the agreement attached as Appendix A.

Termination

   SunGard and Oshap can jointly agree to terminate the arrangement at any time. In addition, either company can terminate the arrangement if:

  . the arrangement is not completed by December 31, 1999, unless the failure to complete the arrangement is because of a failure by the terminating party to perform any of its obligations under the agreement;

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

  . Oshap shareholder approval is not obtained;

  . Oshap optionholder approval is not obtained and all of the Oshap optionholders have not executed exchange agreements;

  . the other company breaches the agreement or if the other company's representations or warranties become inaccurate, and that breach is not cured within 15 business days and that breach would cause the conditions to closing not to be satisfied; or

  . a judgment, order or other legal restraint or prohibition is in effect preventing the consummation of the arrangement and is final and nonappealable.

   In addition, either company may terminate the arrangement prior to the date Oshap shareholder approval is obtained if:

  . there is a change in the business, operations or financial condition of the other company between the date of the agreement and the date Oshap shareholder approval is obtained which would have a material adverse effect on that company. A decline in SunGard's common stock price will not, in and of itself, trigger Oshap's right to terminate the agreement.

   In addition, SunGard may terminate the arrangement if:

  . Oshap's board of directors withdraws or adversely modifies its recommendation of the arrangement to its shareholders;

  . Oshap enters into any letter of intent or agreement relating to an alternative acquisition proposal; or

  . Oshap fails to within 10 business days of the commencement of a tender or exchange offer, recommend to its shareholders and, if applicable, optionholders rejection of the any tender or exchange offer.

Expenses and Termination Fee

   All fees and expenses incurred in connection with the agreement and the transactions contemplated by the agreement will be paid by the party incurring those expenses, whether or not the arrangement is completed. However, SunGard will pay all fees and expenses incurred in connection with the filing, printing and mailing of the registration statement on Form S-4 and this document.

   If the agreement is terminated by SunGard because:

  . Oshap's board of directors withdraws or adversely modifies its recommendation of the arrangement to its shareholders;

  . Oshap enters into any letter of intent or agreement relating to an alternative acquisition proposal; or

  . Oshap fails to within 10 business days of the commencement of a tender or exchange offer, recommend to its shareholders and, if applicable, optionholders rejection of the tender or exchange offer then Oshap must pay to SunGard, via wire transfer, within two business days after the termination of the agreement, a nonrefundable fee in the amount of $6 million.

   If the agreement is terminated by SunGard or Oshap as a result of Oshap shareholders not approving the agreement and Oshap consummates an alternative acquisition transaction at any time prior to March 9, 2000, then Oshap is required to pay to SunGard, via wire transfer, a nonrefundable fee in the amount of $8 million upon closing of the alternative acquisition transaction.

   For a complete description of the circumstances under which the termination fee is payable by Oshap, we urge you to review the agreement attached as Appendix A.

Amendment

   The agreement may be amended at any time before or after approval of the arrangement by the shareholders of Oshap. However, after obtaining Oshap approval, no amendment may be made which by law requires further approval by Oshap shareholders or the Israeli court without the further approval of Oshap's shareholders or the Israeli court. The agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Controlling Law

   The agreement is governed by the laws of the Commonwealth of Pennsylvania provided that matters affecting validity of corporate action taken by Oshap will be governed by the laws of the State of Israel.

                          Information Concerning Oshap

                               Business of Oshap

   Oshap, a growth oriented software group with independent operating subsidiaries and affiliates, focuses on software companies offering high-end software products to emerging global corporate market niches with potential leadership positions in such markets.

   Oshap's business strategy is to take a major stake in the companies it invests in and become their main financial and strategic partner, playing an active role in nurturing their growth. Utilizing its extensive experience in worldwide software markets and its track record in participating in and contributing to the growth of software companies, Oshap works closely with its companies to build independent management teams with proven track records, to develop growth-oriented strategies, to establish strong worldwide marketing and sales networks and to create focused development plans. Close attention is also paid to development of strategic alliances and to establishing strong financial control systems.

   Oshap owns, directly and indirectly, a 98% interest (83% interest on a fully-diluted basis) in MINT and a 77% interest (69% interest on a fully-diluted basis) in Decalog. MINT is a leading provider to the financial services industry of software solutions that enable integration of disparate applications and networks. Decalog is a leading provider of comprehensive software solutions that enable large global asset management organizations to automate critical steps in the investment management process. Oshap also founded, and now holds 18% of the shares of, Tecnomatix, a world leader in the market for computer aided production engineering or CAPE software products. Tecnomatix is an Israeli company whose shares are traded on the Nasdaq Stock Market System. In June 1998, Oshap acquired 41% of the shares of iKnowledg Inc., a newly incorporated Delaware corporation which will provide software solutions for electronic publication of corporate knowledge.

   Oshap was incorporated in Israel in December, 1981. Oshap's ordinary shares have been traded on Nasdaq under the symbol OSHSF since 1985.

                                Business of MINT

Overview

   MINT is a leading provider to the financial services industry of software solutions that enable integration of disparate applications and networks, a process commonly known as enterprise application integration or EAI. MINT's unique approach to application integration empowers business users in financial institutions to drive application integration processes to meet rapidly changing business needs. The MINT suite of products accomplishes seamless application integration though dynamic routing, validation, reformatting and enrichment of inter-application messages based on their content and user-defined business rules. MINT's products provide

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

an easy to use environment in which business users, rather than software programmers, can define and update business rules using business terminology and MINT's financial knowledge base. MINT's solutions allow financial institutions to streamline operations, improve customer service, reduce time to market of new products and services, reduce information technology costs, effectively integrate distributed operations and enhance risk management.

   MINT targets its products to financial institutions, including commercial and investment banks, asset management firms, custodians, financial information and clearing services providers, and corporate treasury departments.

Products

   MINT's products create an infrastructure that enables seamless integration of disparate applications and networks through dynamic routing, validation, reformatting and enrichment of inter-application messages based on their content and user-defined business rules. MINT's products are modular, scalable and flexible and may be rapidly deployed in various configurations to address the specific requirements of MINT's customers. MINT Message Broker serves as the centralized message hub to this infrastructure, enabling inter-application and network connectivity and a platform for the execution of business rules. The business rules for routing, validation, reformatting and enrichment are created using the MINT Rule Manager which provides an environment in which business users can define and update business rules using business terminology and MINT's embedded library of financial knowledge. The MINT financial libraries contain a knowledge base of various financial message types and standards. MINT's network connectivity products and adapters enable financial institutions to connect to external value-added networks (e.g., S.W.I.F.T., CREST) as well as various middleware transportation platforms and operating systems. MINT complements its product suite with MINT Disaster Recovery for transaction level backup capabilities.

Sales and Marketing

   MINT's sales and marketing strategy is based on direct sales complemented with sales through distribution and marketing alliances. MINT has established a direct sales force operating out of its offices in the U.S., the U.K., Switzerland, Germany and Israel.

   To date, most of MINT's revenues have been generated from sales to European customers. In 1997, MINT opened its sales and support office in New York in order to further penetrate the U.S. market. In 1997 and 1998, MINT increased its direct sales force and marketing operations both in Europe and the U.S. and MINT intends to expand these operations in the future, primarily in the U.S.

   In addition, MINT has recently established marketing, promotion and distribution alliances with middleware vendors, systems integrators and professional service organizations.

Competition

   MINT operates in markets that are intensely competitive and are expected to become more competitive as current competitors expand their product offerings and new competitors enter the market. MINT's current competitors include a number of companies offering solutions to the application integration market, as well as financial network connectivity solutions, some of which are directly competitive with MINT's products.

   MINT competes with internal information technology departments of current and potential customers that have developed or may develop solutions that may substitute for some or all of those offered by MINT. MINT faces competition from software vendors targeting the general application integration market through various technologies and solutions. Other vendors offer financial network connectivity solutions. MINT's principal competitors include, among others: New Era of Networks, Inc., Software Technologies Corporation and Braid Systems.


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

   MINT also competes with systems integrators and professional services organizations that design and develop custom systems and perform custom integration of systems and applications.

                              Business of Decalog

Overview

   Decalog is a provider of comprehensive software solutions that enable global asset management organizations to automate critical steps in the investment management process. Using Decalog's solutions, its customers can streamline the investment management process and thereby improve productivity, more effectively manage risks, reduce costs and provide better customer service.

   The current lack of automation software to support portfolio managers, traders and compliance personnel results in an investment process which is error-prone, costly and slow. Consequently, investment management personnel must devote valuable time to processing tasks rather than to investment analysis, decision making and trade execution. Furthermore, without proper tools to check compliance with internal, regulatory and investor rules and requirements before a trade is executed, asset management organizations are exposed to significant risks and potential costs associated with non-compliant trades.

   Currently, many of the critical tasks involved in the investment management process are primarily performed manually. Decalog seeks to allow multibillion dollar top-tier asset management organizations to bridge this "automation gap" in the investment management process through the use of its IDEE product suite and related maintenance and professional services. Decalog's IDEE product suite facilitates improved returns on assets through more informed decision-making and assists portfolio managers by providing real-time information regarding positions and transactions. The IDEE product suite also provides portfolio managers with advanced portfolio modeling and simulation capabilities. It provides traders with electronic trading capabilities and a single integrated environment in which to manage orders and perform trade execution tasks. The IDEE product suite permits compliance officers to ensure the monitoring and evaluation of compliance with internal, regulatory and investor rules and requirements before trade execution. The IDEE product suite is a set of tightly integrated applications that use a powerful common data repository. The product suite is designed to enable Decalog's customers to purchase the most appropriate solution, from a single application module for a few users in a specific department up to a large-scale enterprise-wide implementation of the entire suite.

Products and Services

   Decalog offers the IDEE suite of software products and related maintenance and professional services to meet the requirements of its target customers. The product suite consists of four main application modules: IDEE Manager, IDEE Trader, IDEE Compliance and IDEE Performance. These modules can be integrated with customer-developed and third-party software applications as well as with external information sources. The IDEE product suite is built around a single, integrated data repository, providing a high degree of interoperability and scalability. IDEE's application modules may be used independently or together as an enterprise solution. The IDEE product suite is complemented by an experienced professional services organization that assists in product implementation.

The IDEE Product Suite

   The IDEE product suite is comprised of the following application modules:

  . IDEE Manager provides real-time support for analyzing portfolio holdings, valuations, cash flow projections and simulations.

  . IDEE Trader supports real-time trading and order management, including electronic communication between the portfolio manager and trader.


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

  . IDEE Compliance enables investment management professionals to check trades against pre-defined compliance rules before trades are executed.

  . IDEE Performance enables a portfolio manager to evaluate the performance of a portfolio or a group of portfolios against various benchmarks for any time period.

Decalog Professional Services

   The IDEE suite of software products is complemented by Decalog's professional services organization. The professional services offered by Decalog include project management, consulting, requirements analysis, systems implementation and integration, development and training. Decalog's services professionals assist customers with process definition and reengineering in order to optimize each customer's use of the IDEE application modules.

   Decalog also provides professional information technology consulting services in Europe through its Cadextan subsidiary. Cadextan's consulting services include analyzing needs, writing software specifications, coding, testing, developing interfaces, training and project management. Decalog holds a 43.4% interest in OTC Conseil, a French company that prior to October 1997 was a majority owned subsidiary of Decalog. OTC Conseil provides non-IDEE related strategic consulting services to large financial management organizations in areas related to fixed income, foreign exchange, equities and derivatives on issues relating to risk management, decision support, strategic planning, regulatory reporting and data distribution.

Sales and Marketing

   Decalog markets its products through a direct sales organization with operations in the United States and Europe. Decalog generates new business leads through its direct sales and marketing staff, as well as through referrals from current customers and industry consultants. As of December 31, 1998, Decalog had sales and pre-sales staff located in Boston, New York, Paris and London, and marketing staff in New York and Paris.

Competition

   The market for third-party asset management automation software is highly fragmented and served by numerous organizations. Decalog currently faces competition from providers of niche applications, primarily trading and compliance, such as Merrin Information Services, Inc.; LongView Group; The MacGregor Group, Inc.; Charles River Development, Inc.; and Bloomberg L.P., any of which could expand their product offerings in the future to compete more broadly with the IDEE product suite. There are also several large companies currently offering primarily accounting solutions as well as other products, some of which may compete with the IDEE product suite to a limited extent, such as the Thomson Financial division of the Thomson Corporation; ACT Financial Systems Ltd., a subsidiary of Misys, plc; Advent Software, Inc. and DST Systems, Inc., any of which could decide to develop and offer products that compete more directly with the IDEE product suite.

                                   Tecnomatix

   Tecnomatix is a leader in the market for computer-aided production engineering (CAPE) software products. Tecnomatix develops, markets and supports software tools to fully computerize the industrial process and achieve seamless transition from design to production. Tecnomatix's CAPE products allow production engineers to create virtual machines and production equipment models, arrange them as a virtual manufacturing line and manipulate them to perform on-screen manufacturing activities. These products enable production engineers to: (a) evaluate the feasibility of manufacturing newly designed products; (b) design, visualize, simulate and optimize automated and manual manufacturing systems; and (c) create and debug programs for robots and other machines using virtual machine models. Tecnomatix's CAPE products can create an integrated computer model of a complete manufacturing plant which is scaleable from the level of the factory down to

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

individual production operations such as welding, assembly and inspection. Tecnomatix's products allow manufacturers to accelerate the introduction of new products, reduce engineering and manufacturing costs, minimize production downtime and increase productivity and product quality.

   Tecnomatix targets manufacturing industries such as automotive, aerospace, heavy machinery and electronics, and sells its products primarily through its direct sales force. Tecnomatix's customers include most of the world's major automotive manufacturers including BMW, Fiat, Ford, General Motors, Honda, Mazda, Renault, Rover, Toyota, Volkswagen and Volvo; major aerospace manufacturers including Aerospatiale, Boeing, General Electric and Pratt & Whitney; heavy machinery manufacturers such as GEC Alsthom, Komatsu and Mitsubishi Heavy Industries; and electronics manufacturers such as Alcatel, Intel, Motorola and U.S. Robotics.

   Tecnomatix is a publicly reporting company whose shares are traded on the Nasdaq Stock Market System under the symbol TCNOF. Additional information about Tecnomatix can be found in Tecnomatix' filings with the Securities and Exchange Commission.

                         Oshap Software Industries Ltd.

   Oshap Software Industries Ltd. is a wholly-owned Israeli software subsidiary of Oshap. Formerly known as Oshap Israel (1985) Ltd., Oshap Software was incorporated in Israel in 1985 and is engaged in the development of software products and other software projects primarily for other companies in the Oshap group. Oshap Software specializes in the development of core basic modules which can be used by a variety of financial applications and by other vendors.

                                iKnowledge Inc.

   In June 1998, TP Technologies, an indirect, wholly-owned subsidiary of Oshap, invested $3.15 million for a 41% share in iKnowledge Inc., a newly formed Delaware corporation which provides software solutions for electronic publication of corporate knowledge. iKnowledge is headquartered in the U.S. and, through its wholly-owned Canadian subsidiary, has acquired the Nereus and Focalbase software divisions of Vicom Multimedia Inc., based in Edmonton, Canada, with sales offices located in Washington, D.C. and California.

Proprietary Technology

   Oshap's success is dependent, in significant part, on its proprietary technologies. Oshap and its subsidiaries and affiliates rely on a combination of trade secret, copyright and trademark laws and nondisclosure agreements and technical measures to protect their proprietary rights. There can be no assurance that the steps taken by Oshap and its subsidiaries and affiliates to protect their proprietary rights will be adequate to prevent misappropriation of their technology or portions of their technology or independent third-party development of similar technologies. In addition, Oshap and its subsidiaries and affiliates have no patents and recognizes that existing copyrights as well as other measures taken by them provide only limited protection. Moreover, not all countries in which Oshap and its subsidiaries and affiliates have operations provide legal protection of proprietary technology to the same extent as the United States.

Employees

   As of December 31, 1998, Oshap and its subsidiaries and affiliates had 821 full-time employees. Oshap believes that its relations with its employees are satisfactory.

Facilities

   Oshap's corporate headquarters, together with Tecnomatix's and MINT's headquarters as well as one of Decalog's research and development facilities are located in Herziliya, Israel. Oshap, together with Tecnomatix,

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

MINT and Decalog lease approximately 38,000 square feet of office space in that location. The lease for most of this space as well as for additional space expires in September 2001.

   Decalog leases approximately 19,100 square feet of office space in the United States and France.

   Tecnomatix, MINT and Decalog also lease research and development, sales and support premises in the United States, Belgium, Germany, France, Switzerland, Sweden, Italy, Spain, the United Kingdom, Japan and Korea.

Legal Proceedings

   Oshap and its subsidiaries are not party to any material litigation and are not aware of any pending or threatened litigation that would have a material adverse effect on Oshap's or its subsidiaries' business, financial condition or results of operations.

                          Comparison of Capital Stock

Description of SunGard Capital Stock

   The authorized capital stock of SunGard consists of 320,000,000 shares of SunGard common stock, and 5,000,000 shares of preferred stock, $0.01 par value.

   SunGard Common Stock. As of April 30, 1999, there were approximately 118,680,529 shares of SunGard common stock outstanding, held of record by approximately 4,300 stockholders. SunGard common stock is listed and traded on the NYSE under the symbol "SDS." Holders of SunGard common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The stockholders may not cumulate votes in connection with the election of directors. The holders of SunGard common stock are entitled to receive ratably dividends, if any, declared from time to time by the SunGard board of directors out of funds legally available for dividends. In the event of a liquidation, dissolution or winding up of SunGard, the holders of SunGard common stock are entitled to share ratably in all assets remaining after payment of liabilities. The SunGard common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the SunGard common stock. All outstanding shares of SunGard common stock are fully paid and non-assessable, and the shares of SunGard common stock to be outstanding upon completion of the arrangement will be fully paid and non-assessable.

   SunGard Preferred Stock. SunGard has 5,000,000 shares of SunGard preferred stock authorized and no shares are outstanding. The SunGard board of directors has the authority to issue up to 5,000,000 shares of SunGard preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued and undesignated shares of SunGard preferred stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. Although it presently has no intention to do so, the SunGard board of directors, without stockholder approval, can issue SunGard preferred stock with voting and conversion rights which could adversely affect the voting power or other rights of the holders of SunGard common stock. The issuance of SunGard preferred stock may have the effect of delaying, deferring or preventing a change in control of SunGard.

   SunGard Transfer Agent and Registrar. The transfer agent and registrar for the SunGard common stock is Norwest Bank Minnesota, N.A., Shareholder Services Administration, 161 N. Concorde Exchange, P.O. Box 738, South St. Paul, MN 55075 and its telephone number is (612) 450-4064.

Description of Oshap Ordinary Shares

   Oshap's total authorized share capital consists of 20,018,460 ordinary shares. As of the record date, 12,836,110 ordinary shares were issued and outstanding, held of record by approximately 64 shareholders.

Holders of Oshap ordinary shares have no redemption, sinking fund or conversion privileges. Each Oshap ordinary share is entitled to one vote on any matter submitted to the Oshap shareholders and to equal rights in the assets of Oshap upon liquidation, subject to the prior rights on liquidation of creditors.

   The Oshap ordinary shares have non-cumulative voting rights, which means that the holders of Oshap ordinary shares accounting for the remaining shares will not be able to elect any of the directors.

   The holders of Oshap ordinary shares are entitled to receive dividends when and as declared by Oshap. Except for a dividend consisting of cash and shares of Tecnomatix distributed in October 1998, Oshap has not paid any dividends to date and anticipates that for the foreseeable future any earnings will be retained for use in its business and will not be distributed as dividends.

                   Comparison of Rights of Holders of SunGard
               Common Stock and Holders of Oshap Ordinary Shares

   Upon completion of the arrangement, the holders of Oshap ordinary shares will become holders of SunGard common stock. There are certain material differences between the rights and privileges of the holders of Oshap ordinary shares and the holders of SunGard common stock.

   SunGard is incorporated under the laws of the State of Delaware and Oshap is incorporated under the laws of the State of Israel. As a result, the rights of stockholders of SunGard are governed by the Delaware General Corporation Law, referred to as the DGCL, the restated certificate of incorporation of SunGard and the amended and restated bylaws of SunGard, and the rights of shareholders of Oshap are governed by the Israeli Companies Ordinance, referred to as the Israeli Companies Ordinance, the Oshap articles of association and the Oshap memorandum of association. If the arrangement is consummated, the shareholders of Oshap will become stockholders of SunGard. The following is a summary of the material differences between the rights of holders of Oshap ordinary shares and the rights of holders of SunGard common stock. These differences arise from differences between the DGCL and the Israeli Companies Ordinance, as well as from differences between the corporate governing instruments of SunGard and Oshap. This summary does not purport to identify all of the differences that may be material to Oshap shareholders and is subject to the detailed provisions of the relevant laws and governing instruments. This summary should be read in conjunction with "Comparison of Capital Stock."

Percentage of Voting Stock; Influence Over Affairs

   Upon completion of the arrangement, the percentage ownership of SunGard by each former Oshap shareholder will be substantially less than the Oshap shareholder's current percentage ownership of Oshap. Accordingly, former Oshap shareholders will have a significantly smaller voting influence over the affairs of SunGard than they currently enjoy over the affairs of Oshap.

Dividends

   SunGard. Under the DGCL, a corporation may pay dividends out of surplus, defined as the excess of net assets over capital. If no such surplus exists, dividends may be paid out of its net profits for the fiscal year, provided that dividends may not be paid out of net profits if the capital of such corporation is less than the aggregate amount of capital represented by the outstanding stock of all classes having a preference upon distribution of assets.

   SunGard's certificate provides that when and as dividends are declared on the common stock, the holders of common stock are entitled to share equally, share for share, in the dividends. Under SunGard's certificate, holders of preferred stock will be entitled to dividends as designated by the board of directors.

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

   Oshap. The Israeli Companies Ordinance does not define the sources from which dividends may be paid, although Israeli common law has been generally interpreted to require that dividends be paid solely out of profits. Under the Oshap articles, dividends may be paid solely out of the profits of Oshap.

   Neither SunGard nor Oshap currently pays dividends to their respective stockholders. Oshap has paid a one time dividend of cash and Tecnomatix shares in October 1998.

Preemptive Rights

   SunGard. Under the DGCL, no stockholder has a preemptive right to subscribe to additional issues of a corporation's stock unless, and to the extent that, this right is expressly granted to these stockholders by the corporation's certificate of incorporation. SunGard's certificate provides that no holder of any of the shares of any class or series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or of other securities will have any preemptive right to subscribe to an additional issue of stock of any class or series or to any securities of SunGard convertible into stock.

   Oshap. The Oshap articles currently provide that if new shares are offered to shareholders of Oshap in a private offer and in consideration for cash (as opposed to assets), all the shareholders of Oshap are entitled to such offer in proportion to the paid up sum of the nominal value of their shares. The foregoing provision does not apply to offers to Oshap's employees in their capacity as such.

Voting Rights of Capital Stock

   SunGard. Under the DGCL, unless a corporation's certificate of incorporation provides something else, each share of capital stock of a corporation is entitled to one vote. Whether or not the certificate of incorporation grants voting rights to a particular class of stock, under the DGCL, the holders of outstanding shares of a class of capital stock of a corporation are entitled to vote, as a class, on any amendment to the corporation's certificate of incorporation which would (a) increase or decrease the par value of the shares of the class, or (b) alter the powers, preferences or special rights of the shares of the class so as to affect them adversely. Although the DGCL specifies the vote required for certain types of corporate action, the DGCL permits a corporation to require, in its certificate of incorporation, the vote of a larger portion of the stock, or of any class or series of the stock, than is required under the DGCL.

   SunGard's certificate provides that holders of SunGard common stock are entitled to one vote per share on all matters voted upon by the stockholders. Under SunGard's certificate, holders of shares of SunGard preferred stock have the voting rights designated by its board of directors.

   Oshap. Each share of Oshap is entitled to one vote on matters submitted to a vote of shareholders.

Board of Directors

   SunGard. SunGard's bylaws provide that its board of directors will not consist of less than two nor more than eight directors, with the exact number to be determined by the board of directors. The number of directors is currently fixed at eight. Directors are elected at each annual meeting of stockholders and serve until the next annual meeting of stockholders or until their directors are duly elected and qualified.

   Oshap. Under the Israeli Companies Ordinance, a public company must have at least two directors. The Oshap articles specify that the Oshap board size shall be determined by ordinary resolution of the Oshap shareholders and shall be no less than two and no more than ten. The current number of directors is seven.

Classification of Directors

   SunGard. SunGard does not have a classified board. Each SunGard director is elected at the annual meeting of stockholders and holds office until the next annual meeting of stockholders and until their successors are elected and qualified.

   Oshap. Oshap has no staggered terms of office. Each Oshap director is elected to serve until the annual meeting subsequent to the general meeting at which such director was elected, or until his or her earlier removal.

Cumulative Voting

   SunGard. Because SunGard's certificate does not provide for cumulative voting for directors, each stockholder who is entitled to vote at an election of directors has the right to vote the number of shares owned by him or her for as many persons as there are directors to be elected, but may not cumulate his or her votes for directors.

   Oshap. Oshap shareholders do not have cumulative voting rights in the election of directors.

Nomination of Directors

   SunGard. The SunGard bylaws provide that all nominations for directors to be elected at an annual meeting of shareholders must be submitted to the secretary of SunGard in writing no later than the close of business on the 30th calendar day immediately preceding the date of the meeting. Prior to the election of directors at the annual meeting, if any nominee becomes unavailable for election of director, the board of directors may designate a substitute nominee.

   Oshap. The Oshap articles and memorandum do not contain any specific provisions on nomination procedures.

Removal of Directors

   SunGard. Because SunGard does not have a classified board, its directors may be removed, either with or without cause, by the holders of a majority of the shares entitled to vote at the election of directors.

   Oshap. The Oshap articles provide that a director or the entire Oshap board may be removed by the holders of a majority of Oshap ordinary shares represented at a general meeting in person or by proxy. The office of a director shall automatically be terminated if such director is declared bankrupt or lunatic, or upon such director's demise or upon liquidation of Oshap. Any director may resign his or her office by providing a written notice of resignation to Oshap.

Filling of Vacancies on the Board of Directors

   SunGard. SunGard's bylaws provide that any vacancy on the board of directors or newly created directorship may be filled by the vote of a majority of the remaining directors then in office, even if less than a quorum. Appointed directors serve until the next annual meeting of stockholders or until their successors are elected.

   Oshap. Vacant director positions may be filled by the Oshap board. If in filling vacant director positions, the directors then in office constitute less than the legal quorum, the Oshap board may only act in an emergency to fill a vacant director position in order to obtain the minimum number of directors or to call an

Oshap shareholders meeting. The Oshap articles also provide a procedure for the appointment of alternate directors.

Limitation on Directors Liability; Indemnification of Officers and Directors

   SunGard. The DGCL provides, in substance, that Delaware corporations have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by third parties and in connection with actions or suits by or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees and agents, against expenses (including attorney's fees) and, in the case of actions, suits or proceedings brought by third parties, against judgments, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceedings.

   SunGard's bylaws provide for indemnification to the fullest extend permitted by the Delaware General Corporation Law.

   As permitted by the DGCL, SunGard's certificate eliminates the personal liability of its directors to SunGard and its stockholders, in certain circumstances, for monetary damages arising from a breach of the director's duty of care. Additionally, SunGard has entered into indemnification agreements (in the form approved by SunGard's stockholders at its 1987 Annual Meeting) with each of its directors and officers. These agreements provide indemnification to the fullest extent permitted by law and, in certain respects, provide greater protection than that specifically provided by the DGCL. The agreements do not provide indemnification for, among other things, conduct that is adjudged to be fraud, deliberate dishonesty or willful misconduct.

   SunGard has obtained directors' and officers' liability insurance that covers certain liabilities, including liabilities to SunGard and its stockholders, in the amount of $20 million.

   Oshap. The Israeli Companies Ordinance permits a company's articles of association to provide that:

  . a company may obtain an insurance policy for an executive officer or similar position without regard to the corporate title with respect to liabilities incurred by such person as a result of a breach of his duty of care or fiduciary duty to the company to the extent that he acted in good faith and reasonably believed that the act would not prejudice the company, as well as for monetary liabilities charged against him as a result of an act or omission that he committed in connection with his serving as an office holder of a company; and

  . a company may indemnify an office holder for monetary liability incurred pursuant to a judgment from an action brought against him by a third party, or as a result of a criminal charge of which he was acquitted.

   A company may not indemnify an office holder as a result of the following:

  . a breach of fiduciary duty, except for a breach of fiduciary duty to the company while acting in good faith and having reasonable cause to assume that such act would not prejudice the interests of the company;

  . a willful breach of the duty of care or reckless disregard for the circumstances or the consequences of a breach of the duty of care;

  . an intentional, unlawful act to realize a personal gain; or

  . a fine imposed for an offense;

   The Oshap articles provide for the insurance and indemnification as described above and Oshap carries such insurance.

Call of Special and Extraordinary Meetings of Shareholders

   SunGard. SunGard's bylaws provide that a special meeting of its stockholders may be called at any time by the board, the chairman of the board or the president, and must be called upon written request from the holders of a majority of the outstanding shares of capital stock of SunGard entitled to vote at the meeting.

   Oshap. Under Section 109 of the Israeli Companies Ordinance, an extraordinary general meeting of shareholders may be called by the board of directors or by a request of the shareholders holding at least one-tenth of the paid-up capital of the company carrying voting rights at general meetings. Under Oshap's articles, an extraordinary general meeting of the shareholders may be called by a majority of the Oshap board or by shareholder request in accordance with Section 109 of the Israeli Companies Ordinance.

Action of Shareholders Without a Meeting

   SunGard. SunGard's bylaws provide that any action required to or which may be taken at an annual or special meeting may be taken without a meeting by a consent in writing by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take the action at a meeting at which all shares entitled to vote thereon were present and voted.

   Oshap. The Oshap articles do not address the issue of action of shareholders without a meeting.

Duration of Proxies

   SunGard. The DGCL and SunGard's bylaws provide that proxies are valid for no more than three years unless a different period is specified in the proxy.

   Oshap. The Oshap articles provide that a proxy which is limited in time is valid for 12 months from the date of its execution.

Amendments to Certificate of Incorporation or Memorandum of Association

   SunGard. Under the DGCL, unless the certificate of incorporation imposes a higher voting requirement, the approval of the holders of a majority of the stock entitled to vote, and a majority of each class entitled to vote as a class, is required in order to amend any provision of a corporation's certificate of incorporation. SunGard's certificate does not impose any higher voting requirement with respect to the amendment of its certificate of incorporation.

   Oshap. Under the Israeli Companies Ordinance, an Israeli company may not amend its memorandum of association, except to the extent allowed under the explicit instructions in the Israeli Companies Ordinance, or under other limited circumstances in accordance with Israeli law.

Amendments to Bylaws or Articles of Association

   SunGard. SunGard's bylaws may be altered, amended or repealed, in whole or in part, by the affirmative vote of a majority of the members of SunGard's board or by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of SunGard entitled to vote.

   Oshap. Under the Israeli Companies Ordinance, an Israeli company may, subject to its memorandum of association, amend or supplement its articles of association by a "Special Resolution." Under the Israeli Companies Ordinance, a "Special Resolution" requires the approval, at a general meeting, by holders participating in person or by proxy holding seventy-five percent (75%) of the shares present and voting.

Conflict of Interest

   SunGard. Under the DGCL, a transaction between a corporation and one or more of its directors or officers who have a financial interest in that transaction will not be void or voidable solely due to the interest or solely because any such director or officer is present at or participates in the meeting of the board or committee which authorized the transaction, or solely because any such director's or officer's votes are counted for such purpose, if:

  . the disinterested directors are aware of the material facts and authorize the transaction even if the disinterested directors are less than a quorum, or

  . the shareholders are aware of the relationship or interest and in good faith approve such transaction, or

  . the transaction is fair to the corporation at the time of authorization by either the board of directors, a committee or the shareholders

   Oshap. Under the Israeli Companies Ordinance, certain extraordinary transactions of a company, defined as transactions not in the ordinary course of business, or not on market terms or apt to substantially affect the corporation, in which an office holder of the company has a personal interest, must be approved by the company's audit committee and its board of directors and, in certain cases or for certain companies, its shareholders.

   The Oshap articles provide that a director may hold another paid position or function in any other company of which Oshap is a shareholder or in which Oshap has an interest. Under the Israeli Companies Ordinance, in the event that a director has any personal interest in any issue discussed by the board the nature of the interest, as well as any material fact or document, must be disclosed by him at the meeting of the board of directors at which the contract or arrangement is first considered.

Certain Business Combinations

   SunGard. The DGCL provides that, subject to certain limited exceptions, the approval of the holders of a majority of the stock entitled to vote is required for any merger or consolidation of a Delaware corporation with another corporation or the sale, lease or exchange of all or substantially all of that corporation's assets. SunGard's certificate does not impose any higher voting requirements for the approval of these actions.

   Section 203 of the DGCL also restricts certain transactions between a corporation organized under Delaware law (or its majority-owned subsidiaries) and any person holding 15% or more of the corporation's outstanding voting stock, who together with his, her or its affiliates or associates is defined as an "Interested Stockholder." Section 203 prevents, for a period of three years following the date that a person becomes an Interested Stockholder, the following types of transactions between the corporation and the Interested Stockholder (unless certain conditions, described below, are met):

  . mergers or consolidations;

  . sales, leases, exchanges or other transfers of 10% or more of the aggregate assets of the corporation;

  . issuances or transfers by the corporation of any stock of the corporation which would have the effect of increasing the Interested Stockholder's proportionate share of the stock of any class or series of the corporation;

  . any other transaction which has the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the Interested Stockholder; and

  . receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder) of loans, advances, guarantees, pledges or other financial benefits provided by the corporation.

   The three-year ban does not apply if either the proposed transaction or the transaction by which the Interested Stockholder became an Interested Stockholder is approved by the board of directors of the corporation prior to the date the person becomes an Interested Stockholder. Additionally, an Interested Stockholder may avoid the statutory restriction if, upon the consummation of the transaction where the stockholder becomes an Interested Stockholder, the stockholder owns at least 85% of the outstanding voting stock of the corporation without regard to those shares owned by the corporation's officers and directors and certain employee stock plans. Business combinations are also permitted within the three-year period if approved by the board of directors and authorized at an annual or special meeting of stockholders by the holders of at least 66 2/3% of the outstanding voting stock not owned by the Interested Stockholder. In addition, any transaction is exempt from the statutory ban if it is proposed at a time when the corporation has proposed, and a majority of certain continuing directors of the corporation have approved, a transaction with a party who is not an Interested Stockholder of the corporation (or who becomes such with board approval) if the proposed transaction involves:

  . certain mergers or consolidations involving the corporation;

  . a sale or other transfer of over 50% of the aggregate assets of the corporation; or

  . a tender or exchange offer for 50% or more of the outstanding voting stock of the corporation.

   Section 203 does not apply to corporations which do not have a class of voting stock that is listed on a national securities exchange, authorized for quotation with a registered national securities association, or held of record by more than 2,000 shareholders. Otherwise, section 203 applies automatically to Delaware corporations unless the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by section 203 or the corporation has amended its certificate of incorporation or bylaws in accordance with section 203 to provide that the corporation will not be governed by section 203. SunGard has not adopted an amendment to its certificate or bylaws exempting it from section 203, which accordingly applies to SunGard.

   Oshap. Under the Israeli Companies Ordinance, settlements and arrangements between a company and any class of its shareholders, or any class of its creditors, involving certain types of mergers, reorganizations, sales of assets and dissolutions require:

     (a) the approval at an extraordinary meeting of each of the classes of security holders and creditors affected by the proposed arrangement or settlement by a vote of a majority of the class members present and voting thereon and representing 75% of the value present and voting in such meeting; and

     (b) the sanction of the Israeli District Court.

   Once so approved and sanctioned, all the members of the different classes are bound by the arrangement.

Stock Exchange Rules

   The SunGard common stock is traded on the NYSE. The Oshap ordinary shares are currently listed on the Nasdaq Stock Market and will continue to be listed on the Nasdaq Stock Market until completion of the arrangement. There are material differences between the corporate governance rules of the NYSE and the Nasdaq Stock Market.

                                    Experts

   The consolidated balance sheets of SunGard and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, incorporated in this document and in the registration statement by reference to the Annual Report on Form 10-K of SunGard for the year ended December 31, 1998, have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

   The consolidated balance sheets of Oshap and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998 incorporated in this document and in the registration statement by reference to the Report of Foreign Issuer on Form 6-K of Oshap dated April 14, 1999, have been so incorporated in reliance upon the report of Brightman Almagor & Co., certified public accounts (Israel), given on the authority of that firm as experts in accounting and auditing.

                                 Legal Matters

   The validity of the shares of SunGard common stock offered by this document will be passed upon for SunGard by SunGard's General Counsel.

                         Where to Find More Information

   SunGard filed a registration statement on Form S-4 to register with the SEC the SunGard common stock to be issued to Oshap shareholders in the arrangement. This document is a part of that registration statement and constitutes a prospectus of SunGard in addition to a proxy statement of Oshap for the Oshap extraordinary general meeting. As allowed by the SEC, this document does not contain all the information that can be found in the registration statement or the exhibits to the registration statement. SunGard files annual, quarterly and special reports, proxy statements and other information and Oshap files annual reports and other information with the SEC. You can read and copy any reports, statements or other information we file at the SEC's Public Reference Rooms at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

   The SEC allows us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This document incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

       SunGard SEC Filings
       (File No. 1-12989)                            Period
       -------------------        --------------------------------------------
Annual Report on Form 10-K....... Year ended December 31, 1998
Current Report on Form 8-K....... Filed on January 16, 1998
Registration Statement on
 Form 8-A........................ Filed on May 14, 1997
        Oshap SEC Filings
       (File No. 0-14890)                            Period
       ------------------         --------------------------------------------
Annual Report on Form 20-F....... Fiscal year ended December 31, 1997
Report of Foreign Issuer on       Filed on January 8, 1998, July 2, 1998, July
 Form 6-K........................ 9, 1998, September 22, 1998, September 22,
                                  1998, September 22, 1998, September 22,
                                  1998, October 2, 1998, March 11, 1999, March
                                  9, 1999, March 22, 1999, April 14, 1999,
                                  April 22, 1999 and May 7, 1999.

   We are also incorporating by reference additional documents that we may file with the SEC between the date of this document and the date of the Oshap extraordinary general meeting.

   SunGard has supplied all information contained or incorporated by reference in this document relating to SunGard and Oshap has supplied all this information relating to Oshap.

   You should rely only on the information contained or incorporated by reference in this document to vote on the arrangement. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated May 13, 1999. You should not assume that the information contained in this document is accurate as of any date other than May 13, 1999, and neither the mailing of the document to shareholders nor the issuance of SunGard common stock in the arrangement shall create any implication to the contrary.

                   Unaudited Pro Forma Financial Information

   SunGard expects that the arrangement will be accounted for as a pooling of interests, which means that for accounting and financial reporting purposes SunGard will treat SunGard and Oshap as if they had always been combined. The pro forma information is provided for illustrative purposes only and should not be relied upon as necessarily being indicative of the historical results that SunGard and Oshap would have had if the companies actually had always been combined, or the results which may be obtained in the future.

   The Unaudited Pro Forma Combined Condensed Financial Data should be read along with the historical financial statements and the related notes of SunGard and Oshap which are incorporated by reference in this document.

                           SunGard Data Systems Inc.

                   Pro Forma Combined Condensed Balance Sheet

                               December 31, 1998

                                  (Unaudited)
                                 (In thousands)

                          Historical  Historical  Pro Forma        Pro Forma
                           SunGard      Oshap    Adjustments        Combined
                          ----------  ---------- -----------       ----------
Assets:
Cash, cash equivalents
 and short-term
 investments............  $  258,035   $ 6,165    $(25,064)(1)     $  239,136
Accounts receivable,
 net....................     276,911     8,222         --             285,133
Prepaid expenses and
 other current assets...      28,074     1,517         --              29,591
Deferred income taxes...      21,296       --       (2,994)(1)         18,302
                          ----------   -------    --------         ----------
  Total current assets..     584,316    15,904     (28,058)           572,162
Property and equipment,
 net....................     132,509     2,867         --             135,376
Intangible and other
 long-term assets.......     358,496    27,272      51,805 (1)        437,573
                          ----------   -------    --------         ----------
  Total assets..........  $1,075,321   $46,043    $ 23,747         $1,145,111
                          ==========   =======    ========         ==========
Liabilities and
 Stockholders' Equity:
Short-term and current
 portion of long-term
 debt...................  $    9,230   $ 1,920    $    --          $   11,150
Accounts payable........      14,931     2,472         --              17,403
Accrued compensation and
 benefits...............      83,486     2,570         --              86,056
Other accrued expenses..      67,749     4,788         --              72,537
Deferred revenues.......     136,218     3,145         --             139,363
                          ----------   -------    --------         ----------
  Total current
   liabilities..........     311,614    14,895         --             326,509
Long-term debt..........       2,816     3,500         --               6,316
Minority interests and
 other..................         --      1,780      (1,098)(1)            682
                          ----------   -------    --------         ----------
                             314,430    20,175      (1,098)           333,507
                          ----------   -------    --------         ----------
Stockholders' Equity:
  Preferred stock.......         --        --          --                 --
  Common stock..........       1,057         7          54 (2)          1,118
  Capital in excess of
   par value............     271,036    20,446      24,791 (1)(2)     316,273
  Notes receivable from
   stockholders.........         --       (968)        --                (968)
  Restricted stock plans
   and deferred
   compensation.........      (1,591)      --          --              (1,591)
  Retained earnings.....     497,322     6,749         --             504,071 (3)
  Accumulated other
   comprehensive income
   (loss)...............      (6,933)     (366)        --              (7,299)
                          ----------   -------    --------         ----------
                             760,891    25,868      24,845            811,604
Treasury stock..........         --        --          --                 --
                          ----------   -------    --------         ----------
  Total stockholders'
   equity...............     760,891    25,868      24,845            811,604
                          ----------   -------    --------         ----------
  Total liabilities and
   stockholders'
   equity...............  $1,075,321   $46,043    $ 23,747         $1,145,111
                          ==========   =======    ========         ==========

   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial
                                  Statements.

                           SunGard Data Systems Inc.

                   Pro Forma Combined Condensed Balance Sheet

                               December 31, 1997

                                  (Unaudited)
                                 (In thousands)

                            Historical Historical  Pro Forma        Pro Forma
                             SunGard     Oshap    Adjustments       Combined
                            ---------- ---------- -----------       ---------
Assets:
Cash, cash equivalents and
 short-term investments....  $106,155   $15,020    $(25,064)(1)     $ 96,111
Accounts receivable, net...   224,708     6,230         --           230,938
Prepaid expenses and other
 current assets............    24,269     1,277         --            25,546
Deferred income taxes          21,163       --       (2,994)(1)       18,169
                             --------   -------    --------         --------
  Total current assets.....   376,295    22,527     (28,058)         370,764
Property and equipment,
 net.......................   123,261     1,609         --           124,870
Intangible and other long-
 term assets...............   357,392    27,669      51,805 (1)      436,866
                             --------   -------    --------         --------
  Total assets.............  $856,948   $51,805    $ 23,747         $932,500
                             ========   =======    ========         ========
Liabilities and Stockhold-
 ers' Equity:
Short-term and current
 portion of long-term
 debt......................  $ 16,996   $ 2,175    $    --          $ 19,171
Accounts payable...........    19,105     1,502         --            20,607
Accrued compensation and
 benefits..................    58,592     1,507         --            60,099
Other accrued expenses.....    37,288     2,924         --            40,212
Deferred revenues..........   111,666     2,141         --           113,807
                             --------   -------    --------         --------
  Total current
   liabilities.............   243,647    10,249         --           253,896
Long-term debt.............     3,080     4,606         --             7,686
Minority interests and
 other.....................       --      1,008        (384)(1)          624
                             --------   -------    --------         --------
                              246,727    15,863        (384)         262,206
                             --------   -------    --------         --------
Stockholders' Equity:
  Preferred stock..........       --        --          --               --
  Common stock.............     1,021         6          55 (2)        1,082
  Capital in excess of par
   value...................   228,333    17,766      24,076 (1)(2)   270,175
  Notes receivable from
   stockholders............      (500)     (564)        --            (1,064)
  Restricted stock plans
   and deferred compensa-
   tion....................    (1,532)      --          --            (1,532)
  Retained earnings........   389,545    18,973         --           408,518 (3)
  Accumulated other compre-
   hensive income (loss)...    (6,646)     (239)        --            (6,885)
                             --------   -------    --------         --------
                              610,221    35,942      24,131          670,294
Treasury stock                    --        --          --               --
                             --------   -------    --------         --------
  Total stockholders'
   equity..................   610,221    35,942      24,131          670,294
                             --------   -------    --------         --------
  Total liabilities and
   stockholders' equity....  $856,948   $51,805    $ 23,747         $932,500
                             ========   =======    ========         ========

   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

                           SunGard Data Systems Inc.

                Pro Forma Combined Condensed Statement of Income

                      For the year ended December 31, 1998

                                  (Unaudited)
                     (In thousands, except per share data)

                             Historical Historical  Pro Forma    Pro Forma
                              SunGard     Oshap    Adjustments    Combined
                             ---------- ---------- -----------   ----------
Revenues...................  $1,159,748  $32,319     $   --      $1,192,067
Operating expenses,
 excluding merger and
 restructuring costs.......     945,055   33,986       4,004 (1)    983,045
                             ----------  -------     -------     ----------
                                214,693   (1,667)     (4,004)       209,022
Merger and restructuring
 costs.....................      11,847      --          --          11,847
                             ----------  -------     -------     ----------
Operating income (loss)....     202,846   (1,667)     (4,004)       197,175
Net interest income
 (expense).................       5,382      641        (877)(1)      5,146
                             ----------  -------     -------     ----------
Income before income
 taxes.....................     208,228   (1,026)     (4,881)       202,321 (3)
Income taxes...............      89,295      --         (433)(1)     88,862
                             ----------  -------     -------     ----------
                                118,933   (1,026)     (4,448)       113,459
Equity in earnings of
 unconsolidated
 subsidiaries..............         --      (636)        --            (636)
Minority interests.........         --      (240)        --            (240)
                             ----------  -------     -------     ----------
                                118,933   (1,902)     (4,448)       112,583
Share in extraordinary
 income of affiliate                --     3,074         --           3,074
                             ----------  -------     -------     ----------
  Net income (loss)          $  118,933  $ 1,172     $(4,448)    $  115,657 (3)
                             ==========  =======     =======     ==========
Basic net income per common
 share, before
 extraordinary item........        1.14    (0.15)        --            1.02
Basic net income per common
 share, after extraordinary
 item......................  $     1.14  $  0.09         --      $     1.05
Shares used to compute
 basic net income per
 common share..............     104,167   12,649      (6,605)(2)    110,211
Diluted net income per
 common share, before
 extraordinary item........        1.10    (0.15)        --            0.99
Diluted net income per
 common share, after
 extraordinary item........  $     1.10  $  0.09         --      $     1.01
Shares used to compute
 diluted net income per
 common share..............     108,073   12,649      (6,605)(2)    114,117

   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

                           SunGard Data Systems Inc.

                Pro Forma Combined Condensed Statement of Income

                      For the year ended December 31, 1997

                                  (Unaudited)
                     (In thousands, except per share data)

                               Historical Historical  Pro Forma    Pro Forma
                                SunGard     Oshap    Adjustments   Combined
                               ---------- ---------- -----------   ---------
Revenues.....................   $925,030   $19,403     $   --      $944,433
Operating expenses, excluding
 merger and restructuring
 costs.......................    768,717    20,399       4,004 (1)  793,120
                                --------   -------     -------     --------
                                 156,313      (996)     (4,004)     151,313
Merger and restructuring
 costs.......................     13,669       --          --        13,669
                                --------   -------     -------     --------
Operating income (loss)......    142,644      (996)     (4,004)     137,644
Net interest income
 (expense)...................      1,106       796        (877)(1)    1,025
                                --------   -------     -------     --------
Income before income taxes...    143,750      (200)     (4,881)     138,669 (3)
Income taxes.................     59,775       116        (433)(1)   59,458
                                --------   -------     -------     --------
                                  83,975      (316)     (4,448)      79,211
Equity in earnings of
 unconsolidated
 subsidiaries................        --        883         --           883
Minority interests...........        --       (165)        --          (165)
                                --------   -------     -------     --------
  Net income (loss)..........   $ 83,975   $   402     $(4,448)    $ 79,929 (3)
                                ========   =======     =======     ========
Basic net income per common
 share.......................   $   0.84   $  0.03         --      $   0.76
Shares used to compute basic
 net income per common
 share.......................     99,555    12,548      (6,548)(2)  105,555
Diluted net income per common
 share.......................   $   0.81   $  0.03     $   --      $   0.73
Shares used to compute
 diluted net income per
 common share................    103,596    12,896      (6,746)(2)  109,746


   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

                           SunGard Data Systems Inc.

                Pro Forma Combined Condensed Statement of Income

                      For the year ended December 31, 1996

                                  (Unaudited)
                     (In thousands, except per share data)

                               Historical Historical  Pro Forma    Pro Forma
                                SunGard     Oshap    Adjustments   Combined
                               ---------- ---------- -----------   ---------
Revenues.....................   $711,857   $20,834     $   --      $732,691
Operating expenses, excluding
 merger and restructuring
 costs.......................    592,490    21,879       4,004 (1)  618,373
                                --------   -------     -------     --------
                                 119,367    (1,045)     (4,004)     114,318
Merger and restructuring
 costs                            51,083   $   --      $   --        51,083
                                --------   -------     -------     --------
Operating income (loss)......     68,284    (1,045)     (4,004)      63,235
Net interest and other income
 (expense)...................      4,001    21,850        (877)(1)   24,974
                                --------   -------     -------     --------
Income before income taxes        72,285    20,805      (4,881)      88,209 (3)
Income taxes.................     31,979        73        (433)(1)   31,619
                                --------   -------     -------     --------
                                  40,306    20,732      (4,448)      56,590
Equity in earnings of
 unconsolidated
 subsidiaries................        --      1,670         --         1,670
Minority interests...........        --       (487)        --          (487)
                                --------   -------     -------     --------
  Net income (loss)..........   $ 40,306   $21,915     $(4,448)    $ 57,773 (3)
                                ========   =======     =======     ========
Basic net income per common
 share.......................   $   0.43   $  1.76         --      $   0.57
Shares used to compute basic
 net income per common
 share.......................     94,549    12,437      (6,485)(2)  100,501
Diluted net income per common
 share.......................   $   0.41   $  1.75     $   --      $   0.55
Shares used to compute
 diluted net income per
 common share................     99,433    12,502      (6,522)(2)  105,413


   See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

                           SunGard Data Systems Inc.

      Notes to Unaudited Pro Forma Combined Condensed Financial Statements

                                  (Unaudited)

Note 1--Purchase of minority interests of MINT and Decalog

   Under the agreement, SunGard will offer to purchase outstanding shares of MINT and Decalog owned by minority shareholders of those companies at a price of $13.15 per share for MINT and $9.26 per share for Decalog. SunGard will offer to affiliates of Oshap shares of SunGard Common Stock in exchange for all ownership interests in MINT and Decalog based on the fair value of their ownership interests. For non-affiliates of Oshap, the agreement requires SunGard to offer to cancel outstanding stock options on MINT and Decalog which are vested and exercisable as of the effective date of the arrangement, in consideration for a cash payment of equivalent value, less applicable exercise prices. In addition, non-affiliates of Oshap will receive an offer from SunGard to convert all outstanding stock options of MINT and Decalog which are not vested and exercisable as of the effective date of the arrangement, into options to purchase SunGard Common Stock, at the applicable exchange ratios. The pro forma adjustments reflect the estimated cash and fair value of stock to be paid to minority shareholders, the creation of intangible assets resulting from the purchase of minority interests, amortization of intangible assets, and lost interest income.

Note 2--Exchange Ratio

   Under the agreement, each outstanding Oshap ordinary share will be converted into a maximum of 0.431360 shares of SunGard Common Stock. The actual exchange ratio will range from 0.351526 and 0.431360, depending upon the average closing price of SunGard Common Stock during the 10 trading day period ending 2 days prior to the effective date of the arrangement. All options to purchase Oshap ordinary shares will be exchanged for shares of SunGard Common Stock at fair value.

   The maximum exchange ratio was used in computing shares and per share amounts in the accompanying unaudited pro forma combined condensed financial information.

Note 3--Merger Costs

   All pro forma information excludes merger costs, estimated to be approximately $5.0 million. These costs are principally comprised of investment advisory, legal, accounting and printing costs.

                                                                      APPENDIX A

                                   AGREEMENT

                                 By and Between

                           SUNGARD DATA SYSTEMS INC.

                                      and

                            OSHAP TECHNOLOGIES LTD.

                               ----------------
                               ----------------

                                 March 9, 1999

                               ----------------
                               ----------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                                   ARTICLE I

                                  Arrangement

  1.1.  The Arrangement...................................................   A-1
  1.2.  Filing............................................................   A-2
  1.3.  Effective Time of the Arrangement.................................   A-2
  1.4.  Reservation of Right to Revise Structure..........................   A-2

                                   ARTICLE II

    Consideration; Conversion or Cancellation of Shares and Company Options

  2.1.  Share Consideration; Conversion or Cancellation of Shares.........   A-2
  2.2.  Exchange of Shares................................................   A-3
  2.3.  Fractional Shares.................................................   A-4
  2.4.  Transfer of Shares After the Effective Time.......................   A-4

                                  ARTICLE III

                 Representations and Warranties of the Company

  3.1.  Organization and Qualification....................................   A-4
  3.2.  Capital Stock of Subsidiaries.....................................   A-5
  3.3.  Capitalization....................................................   A-6
  3.4.  Authority Relative to This Agreement..............................   A-6
  3.5.  No Violations, etc. ..............................................   A-7
  3.6.  Commission Filings; Financial Statements; Books and Records.......   A-7
  3.7.  Absence of Undisclosed Liabilities................................   A-8
  3.8.  Absence of Changes or Events......................................   A-8
  3.9.  Proxy Statement and Other Filings.................................   A-9
  3.10. Litigation........................................................   A-9
  3.11. Title to Properties...............................................   A-9
  3.12. Certain Contracts.................................................  A-10
  3.13. Labor and Independent Contractor Matters..........................  A-11
  3.14. Compliance with Law...............................................  A-11
  3.15. Grants, Incentives and Subsidies..................................  A-11
  3.16. Intellectual Property Rights......................................  A-12
  3.17. Taxes.............................................................  A-13
  3.18. Employee Benefit Plans; ERISA.....................................  A-14
  3.19. Environmental Matters.............................................  A-15
  3.20. Finders or Brokers................................................  A-15
  3.21. Board Recommendation..............................................  A-15
  3.22. Opinions of Financial Advisors....................................  A-15
  3.23. Related Party and Affiliate Transactions..........................  A-16
  3.24. Insurance.........................................................  A-16
  3.25. Questionable Payments.............................................  A-16
  3.26. Disclosure........................................................  A-16

                                                                          Page
                                                                          ----
                                   ARTICLE IV

                  Representations and Warranties of S Company

  4.1.  Organization and Qualification..................................  A-16
  4.2.  Capitalization..................................................  A-17
  4.3.  Authority Relative to This Agreement............................  A-17
  4.4.  No Violations, etc. ............................................  A-17
  4.5.  Commission Filings; Financial Statements........................  A-18
  4.6.  Absence of Changes or Events....................................  A-19
  4.7.  Proxy Statement.................................................  A-19
  4.8.  Board Approval..................................................  A-19
  4.9.  Finders or Brokers..............................................  A-19
  4.10. Disclosure......................................................  A-19

                                   ARTICLE V

                         Required Approvals and Closing

  5.1.  Shareholders and Court Approvals................................  A-19
  5.2.  Additional Agreements; Cooperation..............................  A-21

                                   ARTICLE VI

  Conduct of Business of the Company and S Company Pending the Effective Time

  6.1.  Conduct of Business of the Company Pending the Arrangement......  A-22
  6.2.  Conduct of Business of S Company Pending the Arrangement........  A-23

                                  ARTICLE VII

                            Covenants and Agreements

  7.1.  Purchase of Non-O Company Shares and Options of M Company and D   A-24
        Company.........................................................
  7.2.  Preparation of the Form S-4 and the Proxy Statement;              A-25
        Shareholders Meetings...........................................
  7.3.  Pooling Accounting Letters......................................  A-26
  7.4.  Other Matters...................................................  A-26
  7.5.  Publicity.......................................................  A-26
  7.6.  No Solicitation.................................................  A-26
  7.7.  Access to Information...........................................  A-27
  7.8.  Resignation of Directors........................................  A-28
  7.9.  Indemnification.................................................  A-28
  7.10. Fees and Expenses...............................................  A-28
  7.11. Affiliates......................................................  A-28
  7.12. NYSE Listing....................................................  A-29
  7.13. Israeli Prospectus..............................................  A-29
  7.14. Tax Treatment...................................................  A-29
  7.15. Letters of Accountants..........................................  A-29
  7.16. Registration Rights.............................................  A-29
  7.17. Consulting Agreements...........................................  A-29

                                                                                        Page
                                  ARTICLE VIII

                             Conditions to Closing

  8.1.  Conditions to Each Party's Obligation to Effect the Arrangement...............  A-29
  8.2.  Conditions to Obligations of S Company........................................  A-30
  8.3.  Conditions to Obligations of the Company......................................  A-32

                                   ARTICLE IX

                                  Termination

  9.1.  Termination...................................................................  A-32
  9.2.  Effect of Termination.........................................................  A-33

                                   ARTICLE X

                                 Miscellaneous

 10.1.  Nonsurvival of Representations and Warranties.................................  A-34
 10.2.  Closing and Waiver............................................................  A-34
 10.3.  Notices.......................................................................  A-35
 10.4.  Counterparts..................................................................  A-36
 10.5.  Interpretation................................................................  A-36
 10.6.  Amendment.....................................................................  A-36
 10.7.  No Third Party Beneficiaries..................................................  A-36
 10.8.  Controlling Law...............................................................  A-36
 10.9.  Jurisdiction and Process......................................................  A-36
 10.10. Entire Agreement..............................................................  A-37
 10.11. Validity......................................................................  A-37
 10.12. Construction..................................................................  A-37

                             SCHEDULES AND EXHIBITS

 2.1(b)     Black-Sholes Valuation Formula
 3.2        Capital Stock of Subsidiaries
 3.3        Capitalization
 3.5        No Violations, etc.
 3.6        Commission Filings
 3.7        Absence of Undisclosed Liabilities
 3.8        Absence of Changes or Events
 3.10       Litigation
 3.11       Title to Properties
 3.12       Certain Contracts
 3.13       Labor and Independent Contractor Matters
 3.15       Grants, Incentives and Subsidies
 3.16       Intellectual Property Rights
 3.17       Taxes
 3.18       Employee Benefit Plans; ERISA
 3.20       Finders or Brokers.
 3.23       Related Party and Affiliate Transactions
 6.1(c)     Other Matters
 7.4        Other Matters
 Exhibit A  Plan of Arrangement
 Exhibit B  Form of Affiliate Agreement
 Exhibit C  Form of Voting Agreement
 Exhibit D  Form of Nondisclosure and Noncompete Agreement
 Exhibit E  Form of M and D Company Stock Purchase Agreement
 Exhibit F  Form of Company Officer's Certificate
 Exhibit G  Form of S Company Officer's Certificate
            Audited 1998 Financial Statements of the Company, D Company and M
 Appendix I Company

                                   AGREEMENT

   AGREEMENT, dated as of March 9, 1999, by and between SunGard Data Systems Inc., a Delaware corporation ("S Company"), and Oshap Technologies Ltd., a corporation formed under the laws of the State of Israel (the "Company").

                                  WITNESSETH:

   WHEREAS, the Board of Directors of the Company deems it desirable and in the best interests of the Company that the Company and its shareholders and optionholders enter into an arrangement in the form of Exhibit A hereto pursuant to Section 233 of the Companies Ordinance (New Version) 5743-1983 ("Section 233"), whereby all of the issued and outstanding ordinary shares, par value NIS 0.001 per share, of the Company (the "Company Ordinary Shares") shall be deemed transferred to S Company in exchange for, and all options to purchase Company Ordinary Shares (the "Company Options") shall be deemed cancelled in consideration for, newly issued shares of common stock, par value $.01 per share, of S Company ("S Company Shares") and certain amendments to the Company's Articles of Association will be adopted, upon the terms and subject to the conditions set forth herein (the "Arrangement"); and

   WHEREAS, the Board of Directors of S Company deems it desirable and in the best interests of S Company and its shareholders that S Company and the Company enter into this Agreement, pursuant to which all the issued and outstanding Company Ordinary Shares shall be deemed transferred to S Company in exchange for S Company Shares, on the terms and conditions set forth herein; and

   WHEREAS, this Agreement is intended to be and is adopted as plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

   WHEREAS, for accounting purposes, it is intended that the transactions contemplated by this Agreement shall be accounted for as a pooling of interests; and

   WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to S Company's willingness to enter into this
Agreement: (i) each affiliate of the Company identified in Schedule 3.23 is entering into an Affiliate Agreement attached hereto as Exhibit B; (ii) certain shareholders of the Company are entering into a Voting Agreement substantially in the form attached hereto as Exhibit C; and (iii) certain shareholders of the Company and MINT Software Technologies Ltd. ("M Company") and Decalog NV ("D Company") are entering into a Nondisclosure and Noncompete Agreement substantially in the form attached hereto as Exhibit D.

   NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I

                                  Arrangement

   1.1. The Arrangement. At the Effective Time (as hereinafter defined), by virtue of the filing described in Section 1.2 and with no further action on behalf of the shareholders of the Company, all issued and outstanding Company Ordinary Shares outstanding as of the Effective Time shall be deemed transferred to S Company, free of any lien, pledge, encumbrance or any right of third party, in exchange for newly-issued S Company Shares, in the aggregate amount and in the manner set forth in Article II below. Thereupon, the corporate existence of the Company, with all its purposes, powers and objects, shall continue unaffected and unimpaired by the Arrangement under the laws of the State of Israel.

   1.2. Filing. As soon as practicable after the fulfillment or waiver of the conditions set forth in Sections 8.1, 8.2 and 8.3 or such later date as may be mutually agreed to between S Company and the Company or such other date as set forth in the final court order approving the Arrangement (the "Final Court Order") the Company will, immediately after receipt of confirmation from the Exchange Agent (as hereinafter defined) that the Exchange Fund (as hereinafter defined) has been transferred to the Exchange Agent, cause to be filed with the Registrar of Companies in Israel, the Final Court Order, as described in
Article V.

   1.3. Effective Time of the Arrangement. The Arrangement shall be effective at the time of the filing of the Final Court Order with the Registrar of Companies in Israel, or at such later time specified by such Final Court Order, which time is herein referred to as the "Effective Time" and the date thereof is herein referred to as the "Effective Date." The parties shall use their respective reasonable best efforts to cause the Effective Date to occur on or before June 30, 1999. The foregoing notwithstanding, if the Effective Date does not occur on or prior to June 30, 1999, the parties shall use their respective reasonable best efforts to cause the Effective Date to occur as soon as practicable thereafter.

   1.4. Reservation of Right to Revise Structure. At S Company's election, the Arrangement may alternatively be structured so that the issued and outstanding Company Ordinary Shares transferred to S Company under Section 1.1 hereof, shall be transferred to a wholly-owned United States subsidiary of S Company; provided, however, that no such change shall alter or change the Exchange Ratio (as hereinafter defined), delay in any material respect consummation of the Arrangement or adversely affect the ability of the parties to satisfy the conditions to the Closing (as hereinafter defined) or the anticipated tax consequences of the Arrangement. In the event of such an election by S Company, the parties agree to execute the appropriate documents to reflect such an election. Any such modification contemplated by this Section 1.4 shall not affect S Company's obligations under this Agreement.

                                   ARTICLE II

                          Consideration; Conversion or
                   Cancellation of Shares and Company Options

   2.1. Share Consideration; Conversion or Cancellation of Shares. Subject to the provisions of this Article II, at the Effective Time, by virtue of the Arrangement and without any action on the part of the holders thereof, the Company Ordinary Shares shall be deemed converted and exchanged for, and the Company Options shall be deemed cancelled in consideration for, S Company Shares as follows:

     (a) (i) Each Company Ordinary Share issued and outstanding immediately prior to the Effective Time (other than shares owned by S Company) shall be converted into a fraction of a validly issued, fully paid and nonassessable S Company Share (the "Arrangement Consideration"), such fraction to be in the ratio (rounded to the nearest one millionth) provided below (the "Exchange Ratio"). If the S Company Share Average (as defined below):

       (1) is equal to or greater than $34.1063 but less than or equal to $46.1438, the Exchange Ratio shall be fixed at 0.386293;

       (2) is greater than $46.1438 but less than or equal to $50.7074, the Exchange Ratio shall be equal to $17.8250 divided by S Company Share Average;

       (3) is greater than $50.7074, the Exchange Ratio shall be equal to 0.351526.

       (4) is less than $34.1063, but greater than or equal to $30.5429, the Exchange Ratio shall be equal to $13.1750 divided by S Company Share Average; and

       (5) is less than $30.5429, the Exchange Ratio shall be equal to 0.431360.

     (ii) The "S Company Share Average" means the average of the Per Share Closing Prices for the 10 consecutive trading days ending on the second trading day prior to the Effective Date. The "Per Share

  Closing Price" for any trading day means the final closing price per share on the New York Stock Exchange, Inc. ("NYSE") of S Company Shares (as reported in the NYSE Composite Transaction Tape) for that day.

     (iii) The provisions of this Section 2.1(a), including the determination of the Exchange Ratio, shall be automatically equitably adjusted to reflect any stock split, stock dividend or other similar transaction involving S Company Shares between the date of this Agreement and the Effective Date.

     (b) Each Company Option which shall not be exercisable at the Effective Time (an "Unexercisable Option") or which shall be exercisable at the Effective Time (an "Exercisable Option") shall be cancelled in exchange for the number of S Company Shares rounded to the nearest whole share, having an aggregate market value (based upon the S Company Share Average) at the Effective Time equal to the value of such Unexercisable Option or Exercisable Option, as the case may be, as determined pursuant to the terms of the Black-Scholes formula utilizing the same numerical values for "Sigma" and "r" stated on Schedule 2.1(b) and an "Offer Price" equal to the product of (i) the Exchange Ratio and (ii) S Company Share Average. An example of such determination utilizing a value for "Offer Price" equal to $15.50 is set forth on Schedule 2.1(b). S Company shall pay cash to the holders of Unexercisable Options and Exercisable Options, as the case may be, in lieu of issuing fractional S Company Shares unless, in the reasonable judgment of S Company based upon the advice of its independent public accountants, such payment would adversely affect the ability to account for the Arrangement as a pooling of interests in accordance with U.S. generally accepted accounting principles. S Company shall register under the Securities Act (as hereinafter defined) on an appropriate form all S Company Shares issuable in consideration for the Company Options pursuant to the Exchange Agreements (as hereafter defined). S Company shall file such registration statement as soon as practicable after the Effective Date and shall use its reasonable best efforts to have such registration statement declared effective as soon as practicable following the Effective Time, and to maintain the effectiveness of such registration statement for two (2) years.

     (c) The Company shall use its reasonable best efforts to procure from each holder of Company Options a stock option exchange agreement in a form mutually acceptable to the Company and S Company (the "Exchange Agreement") under which such holder of Company Options agrees to the treatment of Company Options as provided under this Section 2.1. In the event that prior to the date of the Optionholders Meeting (as defined in Section 5.1(a)) all holders of Company Options have duly executed an Exchange Agreement, the Optionholders Meeting shall be cancelled and the treatment of Company Options shall be effected by virtue of such Exchange Agreements and the Arrangement shall be adjusted accordingly.

   2.2. Exchange of Shares. The manner of the exchange of shares in the Arrangement shall be as follows:

     (a) At or prior to the Effective Time, S Company shall deliver to Norwest Bank N.A. or another exchange agent selected by S Company and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of those persons who immediately prior to the Effective Time were the holders of Company Ordinary Shares, a sufficient number of certificates representing S Company Shares and cash in lieu of fractional shares required to effect the delivery of the aggregate Arrangement Consideration required to be issued pursuant to Section 2.1 (the certificates representing S Company Shares and cash comprising such aggregate Arrangement Consideration being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions from S Company, deliver the S Company Shares contemplated to be issued pursuant to Section 2.1 and cash in respect of any fractional shares as provided for in Section 2.3 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

     (b) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record (other than S Company) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Ordinary Shares (the "Certificates") (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and the risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the Company Ordinary Shares formerly represented by such Certificates the Arrangement Consideration and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, Certificates shall represent solely the right to receive the Arrangement Consideration and any cash in lieu of fractional S Company Shares as contemplated by Section 2.3 with respect to each of the shares formerly represented thereby. No dividends or other distributions that are declared after the Effective Time on S Company Shares and payable to the holders of record thereof after the Effective Time will be paid to persons entitled by reason of the Arrangement to receive S Company Shares until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the S Company Shares are issued any dividends or other distributions on such S Company Shares that shall have a record date after the Effective Time and prior to such surrender and a payment dated after such surrender and such payment shall be made on such payment date. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions, except to the extent so paid to all shareholders of S Company. If any cash or any certificate representing S Company Shares is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such S Company Shares in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Company Ordinary Shares for any S Company Shares or dividends thereon or, in accordance with Section 2.3, proceeds of the sale of fractional interests, delivered to a public official pursuant to applicable escheat, abandoned property or similar law. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to S Company Shares held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such S Company Shares for the account of the persons entitled thereto.

     (c) Any portion of the Exchange Fund that remains unclaimed by the former shareholders of the Company for one year after the Effective Time shall be delivered by the Exchange Agent to S Company, upon demand of S Company, and any former shareholders of the Company shall thereafter look only to S Company for payment of their claim for the Arrangement Consideration in respect of Company Ordinary Shares or for any cash in lieu of fractional shares of S Company Shares.

   2.3. Fractional Shares. No fraction of S Company Shares shall be issued in the Arrangement. In lieu of any such fractional securities, S Company shall pay to each former shareholder of the Company who otherwise would be entitled to receive a fractional S Company Share an amount in cash determined by multiplying (i) S Company Share Average by (ii) the fractional interest of an S Company Share to which such holder would otherwise be entitled.

   2.4. Transfer of Shares After the Effective Time. No transfers of Company Ordinary Shares shall be made on the share transfer books of the Company after the close of business on the day prior to the Effective Date. If, after the Effective Time, certificates are presented to S Company, they shall be cancelled and exchanged as provided in this Article II.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   The Company represents and warrants to S Company as follows:

   3.1. Organization and Qualification. Each of the Company and its subsidiaries is a corporation duly organized, validly existing, duly registered and, with respect to any subsidiaries incorporated in the U.S., in good standing under the laws of the jurisdiction of its organization and each such corporation has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its subsidiaries is duly qualified or licensed to carry on its business as it is now being conducted, and is qualified to do business, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified that would not, individually or in the aggregate, have a Company Material Adverse Effect. "Company Material Adverse Effect" means any effect, change or event that, when taken together with all other effects, changes or events occurring or existing at or about the same time: (i) has a material adverse effect on the business, assets, operations or financial condition of D Company and M Company taken as a whole, or the Company and its subsidiaries taken as a whole; or (ii) has a material adverse effect on the Company's ability to perform its obligations under this Agreement, or to consummate the Arrangement or the other transactions contemplated by this Agreement; provided, however, that, the effects, changes or events which do not affect the Company and its subsidiaries in a materially disproportionate manner that are generally applicable to (A) industries and markets in which the Company and its subsidiaries operate, (B) economies of the countries in which the Company and its subsidiaries operate or (C) the United States and other securities markets shall be excluded from the determination of Company Material Adverse Effect; and provided, further, that any adverse direct or indirect effect on the Company and its subsidiaries resulting from the execution of this Agreement and the announcement or performance of this Agreement and the transactions contemplated hereby shall also be excluded from the determination of and shall not be deemed to create a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Memorandum of Association, Certificate of Incorporation or other applicable charter document (any such document of any corporation hereinafter referred to as its "Charter Document") or its Articles of Association, By-Laws, or other applicable governing document (any such documents of any corporation hereinafter referred to as its "Governing Document"). The Company has made available to S Company copies of the respective Charter Documents and Governing Documents, as currently in effect, of each of the Company, D Company and M Company.

   3.2. Capital Stock of Subsidiaries. Except as set forth in Schedule 3.2, neither the Company nor any of its subsidiaries owns, controls or holds with the power to vote, directly or indirectly, of record, beneficially or otherwise, any capital stock or any equity or ownership interest in any corporation, partnership, association, joint venture or other entity. Except for M Company and D Company, the Company directly or indirectly owns 100% of the capital stock of each of its subsidiaries. Schedule 3.2 also sets forth with respect to the outstanding stock of D Company and M Company held by persons other than the Company or any subsidiary, the names of the holders of record and the class and number of shares held. Except as set forth in Schedule 3.2, the Company is directly or indirectly the sole record and beneficial owner of all of the outstanding shares of capital stock of each of its subsidiaries, there are no proxies with respect to such shares, and no equity securities of any such subsidiaries are or may be required to be issued, transferred or sold by reason of any options, warrants, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any such subsidiary, and there are no contracts, commitments, understandings or arrangements by which the Company or any such subsidiary is bound to issue, transfer or sell any shares of such capital stock or securities convertible into or exchangeable for such shares. Other than as set forth in Schedule 3.2, all of such shares so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any claim, lien or encumbrance of any kind with respect thereto. Except as set forth in Schedule 3.2, neither the Company nor any of its subsidiaries has agreed or is obligated to make, or is bound by any contract, agreement, arrangement or understanding under which it may become obligated to make, any future equity or similar investment in or capital contribution to, or loan or guarantee of the obligations of, any other person, including iKnowledge, Inc., OTC Conseil and Tecnomatix Technologies Ltd. Neither the Company nor any of its subsidiaries has, at any time, been a general partner of any general partnership, limited partnership or other person. Schedule 3.2 sets forth, with respect to each of iKnowledge, Inc., OTC Conseil and Tecnomatix Technologies Ltd. (i) the number and class of shares of such entity directly or indirectly owned by the Company, all of which shares are owned free and clear of all liens of any kind (except as set forth in clause (ii)), and (ii) any investment, voting or similar agreements to which the Company is a party relating to any such shares.

     3.3. Capitalization.

   (a) The authorized share capital of the Company consists of 20,018,460 Company Ordinary Shares. As of the date hereof, 12,836,110 Company Ordinary Shares are issued and outstanding. All of such issued and outstanding shares are validly issued, fully paid and nonassessable. No Company Ordinary Shares are owned by the Company or any of its subsidiaries.

   (b) As of the date hereof, 676,000 Company Ordinary Shares are reserved for issuance upon exercise of outstanding Company Options, all of which options are listed and described in Schedule 3.3. Other than the 1992 Directors Stock Option Plan, the 1994 Stock Option Plan and the 1996 Stock Option Plan (collectively, the "Company Option Plans"), the Company has no other plan which provides for the grant of options, warrants or rights to purchase Company Ordinary Shares, share appreciation or similar rights or share awards. Schedule
3.3 sets forth the following information with respect to each Company Option or option to purchase shares of M Company or D Company outstanding as of the date of this Agreement: (i) the particular plan pursuant to which such option was granted; (ii) the name of the optionee; (iii) the number of shares subject to such option; (iv) the exercise price; and (v) the dates on which such option was granted, becomes exercisable and/or vested and terminates. The Company has made available to S Company accurate and complete copies of all stock option plans pursuant to which the Company (or any of its subsidiaries) has outstanding stock options, and the forms of all stock option agreements or notifications utilized in connection with such plans. Except as set forth above, there are not now, and at the Effective Time, except for Company Ordinary Shares issued after the date hereof upon the exercise of Company Options outstanding on the date hereof, there will not be, any Company Ordinary Shares issued or outstanding or any subscriptions, options, warrants, calls, claims, rights (including without limitation any share appreciation or similar rights), convertible securities or other agreements or commitments of any character obligating the Company to issue, transfer or sell any of its securities.

   (c) All issuances and grants of all outstanding Company Options, and all offerings, sales and issuances by the Company and each of its subsidiaries of any shares of capital stock, including the Company Ordinary Shares, were conducted in compliance in all material respects with all applicable laws and all requirements set forth in all applicable agreements or plans.

   (d) There is no shareholder rights plan (or similar plan commonly referred to as a "poison pill") or similar agreement or plan under which the Company or any of its subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

   (e) Schedule 3.3(e) contains a copy of the list of record shareholders of the Company as of March 5, 1999 obtained from the transfer agent for the Company's Ordinary Shares.

   3.4. Authority Relative to This Agreement. The Company has requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approval of its shareholders and the Final Court Order, to consummate the Arrangement and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Arrangement and other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Arrangement or other transactions contemplated hereby (other than the approval and adoption of this Agreement and the Arrangement by the Company's shareholders, and the issuance and filing of the Final Court Order). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by S Company, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

   3.5. No Violations, etc.

   (a) Assuming that all filings, permits, authorizations, consents and approvals or waivers thereof have been duly made or obtained as contemplated by
Section 3.5(b), neither the execution and delivery of this Agreement by the Company nor the consummation of the Arrangement or other transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon, or give to any third party any interest in, any of the properties, assets or business of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of (x) their respective Charter Documents or Governing Documents, or (y) except as set forth in Schedule 3.5, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any such subsidiary is a party or to which they or any of their respective properties or assets may be subject, or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets, except, in the case of clauses (i)(y) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, suspensions, accelerations, rights of termination or acceleration or creations of liens, security interests, charges or encumbrances which would not, individually or in the aggregate, have a Company Material Adverse Effect.

   (b) No filing or registration with or notification to and no permit, authorization, consent or approval of any governmental entity (including, without limitation, any federal, state or local regulatory authority or agency of Israel, the United States or any other applicable jurisdiction) is required to be obtained or made by or given by the Company or any subsidiary in connection with the execution and delivery of this Agreement or the consummation by the Company of the Arrangement or other transactions contemplated hereby except (i) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the issuance of the Final Court Order and its filing with the Registrar of Companies in Israel, (iii) the approval of the Company's shareholders pursuant to Israeli law, (iv) filings with the Securities and Exchange Commission (the "SEC"), (v) filings with and approval of the Israel Investment Center of the Israeli Ministry of Industry & Trade ("Investment Center"), (vi) filings with and approval of the Chief Scientist of the Israeli Ministry of Industry & Trade (the "OCS"), (vii) filings with and the approval of the Israeli Commissioner of Restrictive Trade Practices, (viii) filings with the antitrust or other regulatory authorities in countries in which the Company does business, if required, and (ix) such other filings, registrations, notifications, permits, authorizations, consents or approvals the failure of which to be obtained, made or given would not, individually or in the aggregate, have a Company Material Adverse Effect.

   (c) Except as set forth in Schedule 3.5, neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in violation of or default under any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or to which the Company or any of its subsidiaries or any of their respective properties, assets or business may be subject, except for such violations or defaults which would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth in Schedule 3.5, neither the Company nor any subsidiary has given or received written notice of a material default or notice of termination with respect to any contract listed in Schedule 3.12.

   (d) The Company is not aware of any reason why the Arrangement cannot qualify as a "pooling of interests" for accounting purposes.

   3.6. Commission Filings; Financial Statements; Books and Records.

   (a) The Company has filed all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1997 to the date of this Agreement, and D Company and M Company have made certain filings as set forth on Schedule 3.6(a) (all such filings collectively, as supplemented and amended since the time of filing, the "Company SEC Reports") with the SEC, all of which (other than the filings set forth in
Schedule 3.6(a)) complied when filed in all material respects with all applicable requirements of the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") and to the extent applicable, the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), as the case may be. The Company has provided to S Company a true and correct copy of each of the filings listed on Schedule 3.6(a). The audited consolidated financial statements and unaudited consolidated financial statements of the Company included or incorporated by reference in the Company SEC Reports, (i) comply as to form, in all material respects, with the published rules and regulations of the SEC, (ii) have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (except, in the case of interim financial statements, for normal year-end adjustments and the absence of notes). Except as set forth on Schedule 3.6(a), the Company SEC Reports filed after the date of this Agreement and prior to the Effective Time (which will include, when filed, the Company's Report on Form 20-F for the period ended December 31, 1998), (i) will be prepared in compliance in all material respects with all applicable requirements of the Securities Act and the Exchange Act and (ii) will not at the time they will be filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

   (b) Attached as Appendix I hereto are the audited consolidated financial statements of the Company, M Company and D Company as of December 31, 1998 and 1997 for each of the years in the three-year period ended December 31, 1998 (collectively, the "1998 Financial Statements"). The 1998 Financial Statements
(i) have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (ii) present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its subsidiaries on a consolidated basis, D Company and M Company, as the case may be, at the respective dates and for the respective periods indicated.

   (c) The books and records of the Company and its subsidiaries fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of the Company and the minute books of D Company and M Company since January 1, 1996 contain records which are accurate in all material respects of all corporate actions of the respective shareholders and Board of Directors of the Company and D Company and M Company during such period.

   3.7. Absence of Undisclosed Liabilities. Except as set forth in Schedule 3.7, neither the Company nor any of its subsidiaries has any debt, liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent, known or unknown or otherwise, or any unsatisfied judgments or any leases of personalty or realty or unusual or extraordinary commitments that are required to be disclosed under U.S. generally accepted accounting principles consistently applied, except the liabilities recorded on the Company's consolidated balance sheet at December 31, 1998 ("Company 1998 Balance Sheet") and except for liabilities or obligations incurred in the ordinary course of business and consistent with past practice since January 1, 1999 and not in breach of any of the representations and warranties of Section 3.8(iii).

   3.8. Absence of Changes or Events. Except as set forth in Schedule 3.8 (including financial statements attached thereto) and in any Company SEC Report filed by the Company or M Company or D Company with the SEC since January 1, 1999 and prior to the date hereof (all of such filings together, the "Company Current SEC Filings"), since January 1, 1999 to the date hereof: (i) there has been no change in the business, operations, financial condition of the Company or any of its subsidiaries that has had or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) the Company and its subsidiaries have conducted their businesses in the ordinary course of business and in a manner consistent within past practice in all material respects, and (iii) neither the Company nor any of its subsidiaries has taken any of the actions or done any of the things described in clauses (a) through (l) of Section 6.1.

   3.9. Proxy Statement and Other Filings.

   (a) None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement to be filed with the SEC by S Company in connection with the issuance of S Company Shares in the Arrangement (the "Form S-4") will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the proxy statement, in definitive form, relating to the Company Shareholders Meeting (as hereinafter defined) and Optionholders Meeting, or in the related proxy and notice of meeting, or soliciting material used in connection therewith (referred to herein collectively as the "Proxy Statement") will, at the dates mailed to shareholders and, if applicable, the optionholders, and at the time of the Company Shareholder Meeting and, if applicable, Optionholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made hereby with respect to statements made in the Proxy Statement based on information supplied by S Company for inclusion therein.

   (b) None of the information supplied or to be supplied by or on behalf of any of the Company and its subsidiaries for inclusion or incorporation by reference in the filings described in or contemplated by this Agreement will, at the date filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made hereby with respect to statements made in such filings based on information supplied by S Company for inclusion therein.

   3.10. Litigation. Except as set forth in Schedule 3.10 and except for such matters as are not reasonably likely to result in liability to the Company or any of its subsidiaries in excess of $100,000, individually, or $250,000 in the aggregate, as of the date of this Agreement, there is no (i) claim, action, suit or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries before any court or governmental or regulatory entity or arbitration tribunal, or (ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court or governmental or regulatory entity or arbitration tribunal in a proceeding to which the Company or any subsidiary of the Company was or is a party.

   3.11. Title to Properties.

   (a) The Company and its subsidiaries own no real property and, except as set forth in Schedule 3.11 or the Company Current SEC Filings, have good and valid title to all of their respective material property and assets (except for leased property or assets), including those reflected on the Company 1998 Balance Sheet, except for property since sold or otherwise disposed of in the ordinary course of business and consistent with past practice, free and clear of any claim, lien or encumbrance, except for (i) such defects of title that do not materially adversely affect the use of the properties or assets subject thereto or affected thereby, (ii) liens, claims or encumbrances set forth in the Company 1998 Balance Sheet, (iii) liens, claims or encumbrances securing taxes, all of which are due but not delinquent or are being contested in good faith, or (iv) liens, claims or encumbrances set forth on Schedule 3.7. The Company and each of its subsidiaries possess all of their respective material assets and property that are leased from other persons under valid and enforceable contracts. The Company and its subsidiaries have all assets necessary to operate, or which are material to the operation of, its respective business. The property and assets of the Company and its subsidiaries, wherever located, are generally in good condition, ordinary wear and tear excepted.

   3.12. Certain Contracts.

   (a) Except as set forth in Schedule 3.12 and except for agreements, indentures, arrangements and contracts which are exhibits to the Company's Form 20-F for the year ended December 31, 1997, as of the date of this Agreement, neither the Company nor any of its subsidiaries is a party to, is bound by, owns properties subject to, or receives benefits under:

     (i) any agreement, arrangement or contract not made in the ordinary course of business that (x) would currently be required to be filed as an exhibit to a Form 20-F under the Exchange Act or (y) is or may reasonably be expected to be material to the financial condition, business or results of operations of M Company and D Company, taken as a whole or the Company and its subsidiaries, taken as a whole;

     (ii) any agreement, indenture or other contract relating to the borrowing of money by the Company or any of its subsidiaries or the guarantee by the Company or any of its subsidiaries of any such obligation in each case, in an amount in excess of $150,000 currently outstanding or guaranteed or relating to future amounts which could exceed $150,000 (other than agreements and instruments relating to transactions between the Company and any of its subsidiaries or between the subsidiaries);

     (iii) any agreement, arrangement or commitment relating to the employment, election or retention of any present or former (with respect to which there exist pending or future obligations) director, officer or any key employee with a total annual compensation in excess of $200,000 of the Company or any of its subsidiaries or providing for severance, termination or similar payments (other than amounts required by applicable law) to any such persons; or

     (iv) any agreement containing covenants that limit, in any respect material to the Company and its subsidiaries, the ability of the Company or any of its subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, the Company or any of its subsidiaries may carry on its business, other than standard agency or distribution agreements that provide for exclusive geographic territories;

     (v) software license contracts, software maintenance contracts, service contracts and other customer contracts involving an amount in excess of $150,000 pursuant to which the Company or its subsidiaries provides software, products or services and under which the Company or any of its subsidiaries has any ongoing obligations other than any such contract solely between the Company and any of its subsidiaries or between the Company's subsidiaries;

     (vi) contracts for the purchase, lease and/or maintenance of computer equipment and other equipment, contracts involving an amount in excess of $150,000 for the purchase, license, lease and/or maintenance of software under which any of the Company or any of its subsidiaries is the purchaser, licensee, lessee or user, and other supplier contracts involving an amount in excess of $150,000, in each case, under which the Company or any of its subsidiaries has any ongoing obligations;

     (vii) consulting, sales representative, sales agency and sales distribution contracts involving an amount in excess of $150,000 under which the Company or any of its subsidiaries has any ongoing obligations;

     (viii) contracts under which any rights in and/or ownership of any material software, product, technology or other intangible of the Company or any of its subsidiaries, or any prior version thereof, or any material part of the customer base, business or assets of any of the Company or any of its subsidiaries, or any shares or other ownership interests in any of the Company or any of its subsidiaries (or any of their predecessors) was acquired, other than purchases of additional equity stakes in D Company and M Company after they became subsidiaries of the Company;

     (ix) contracts for the purchase, lease, sublease or occupancy of real property or otherwise concerning real property and involving an amount in excess of $150,000 under which the Company or any of its subsidiaries has any ongoing obligations; and

     (x) any other agreement, arrangement or contract under which the Company or any of its subsidiaries has any ongoing obligations that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $150,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $150,000 in the aggregate under which the Company or any of its subsidiaries has any ongoing obligations.

   3.13. Labor and Independent Contractor Matters. Each of the Company and its subsidiaries is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither the Company nor any of its subsidiaries is engaged in any unfair labor practice, except for any non-compliance or practice that would not have a Company Material Adverse Effect. There is no labor strike, slowdown or stoppage pending (or, to the knowledge of the Company, any labor strike or stoppage threatened) against or affecting the Company or any of its subsidiaries. Except as set forth on Schedule 3.13 and except for agreements that are applicable by operation of law, neither the Company nor any of its subsidiaries has ever been a party to or bound by any union or collective bargaining contract, nor is any such contract currently in effect or being negotiated by or on behalf of any of the Company or any of its subsidiaries. Attached to Schedule 3.13 is a copy of the standard form of employee agreement used by M Company in Israel and the U.S. and D Company in France, U.K., Israel and the U.S. Except as disclosed on Schedule 3.13, substantially all of the current employees of the Company and its subsidiaries in such respective countries have signed an employee agreement substantially identical to the respective forms attached to Schedule 3.13. Except as set forth on Schedule 3.13, each of the current and past consultants or contractors of the Company and its subsidiaries has signed an agreement with the Company or one of its subsidiaries containing restrictions that adequately protect the proprietary and confidential information of the Company or its subsidiary and vest in the Company or its subsidiary the full ownership of items developed by such consultant or contractor. Except as indicated on Schedule 3.13, since September 1, 1998 and through the day immediately prior to the date of this Agreement, no key employee of the Company or any subsidiary has indicated an intention to terminate or has terminated his or her employment with such company.

   3.14. Compliance with Law. All activities of the Company and its subsidiaries have been, and are currently being, conducted in compliance, in all material respects, with all applicable Israeli, U.S. federal, state and local and other foreign laws, ordinances, regulations, judgments, decrees, injunctions, permits, licenses, certificates, orders and other similar items of any court or other governmental entity or any non-governmental self-regulatory agency. The Company and its subsidiaries have all material permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted, all of which are in full force and effect, and neither the Company nor any of its subsidiaries is in material violation of any such permit, license or franchise.

   3.15. Grants, Incentives and Subsidies. Schedule 3.15 hereto provides a correct and complete list of the aggregate amount of pending and outstanding grants from each agency of the government of the State of Israel, or from any foreign governmental or administrative agency, to the Company or any of its subsidiaries ("Grants"), net of royalties paid, including, without limitation,
(i) Approved Enterprise Status from the Investment Center and (ii) Grants from the OCS. The Company has made available to S Company, prior to the date hereof, correct and complete copies of all letters of approval, and supplements thereto, granted to the Company or any of its subsidiaries relating to Approved Enterprise Status from the Investment Center and Grants under which royalties are owed or, the Company believes will be owed to the OCS. Except for undertakings set forth in such letters of approval and undertakings under applicable laws and regulations, there are no material undertakings of the Company or any of its subsidiaries given in connection with the Grants. The Company and each of its subsidiaries are in compliance, in all material respects, with the terms and conditions of such grants and, except as disclosed in Schedule 3.15 hereto, have duly fulfilled, in all material respects, all the undertakings relating thereto.

   3.16. Intellectual Property Rights. Set forth on Schedule 3.16 is an accurate and complete list and description of all (i) (a) Software (as defined below) currently marketed to customers by, or required to be supported pursuant to existing agreements of, the Company or any of its subsidiaries ("Marketed Software"), (b) Software licensed from third parties and incorporated into the Marketed Software, and (c) all other material Software; (ii) registered and material unregistered trademarks, trade names and service marks owned by the Company or any of its subsidiaries; (iii) registered copyrights owned by the Company or any of its subsidiaries; and (iv) patents owned by the Company or any of its subsidiaries, and, in the case of Marketed Software, a general product description, the language in which it is written and the type of operating system(s) on which it runs.

   Except as explained on Schedule 3.16(v), the Company or one of its subsidiaries has good and valid title to, or has the valid right to use in accordance with its license agreements with third parties, all of the Software and Intangibles (as defined below), free and clear of any claim, lien or encumbrance. Except as set forth on Schedule 3.16(v), the Company or one of its subsidiaries has all third party rights which are necessary to market, license, sell, modify, update, and/or create derivative works of the Software or Intangibles listed on Schedule 3.16 in the manner conducted by the Company or subsidiaries for a period of two years prior to the Effective Date.

   Except as set forth on Schedule 3.16(vi), all of the Owned Software (as defined below) and Owned Intangibles (as defined below) (a) were created as a work made for hire by employees of the Company or its subsidiaries (the foregoing concepts as used in U.S. copyright law); or (b) to the extent that any author or developer of any Owned Software or Owned Intangibles was not an employee of the Company or a subsidiary at the time such person contributed to such Owned Software or Owned Intangibles, such author or developer has assigned to the Company or its subsidiaries in writing all copyrights and other proprietary rights in such person's work on the Owned Software or Owned Intangibles.

   With respect to the Owned Software listed on Schedule 3.16(vii), (a) the Company or its subsidiaries maintain machine-readable master-reproducible copies, source code listings, technical documentation and user manuals for the most current releases or versions thereof and for all earlier releases or versions thereof currently being supported by them, except as would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect; (b) in each case, the machine-readable copy substantially conforms to the corresponding source code listing; (c) such Owned Software provides in all material respects the functionality described in the user manuals therefor without material operating defects; (d) in each case, each component of such Owned Software that creates, accepts, displays, stores, retrieves, accesses, recognizes, distinguishes, compares, sorts, manipulates, processes, calculates, converts or otherwise uses any data denominated in the currency known as the "Euro" which was introduced pursuant to the Maastricht Treaty on January 1, 1999, does so accurately, consistent with its processing of data denominated in national currencies, without any material operating defect.

   Except as set forth on Schedule 3.16(viii) or as disclosed in the Questionnaire (as defined below), with respect to the Owned Software, and to the Company's knowledge or the knowledge of any of its subsidiaries, with respect to the Software licensed from third parties, each component of such Software as currently used in the business of Company or any of its subsidiaries, creates, accepts, displays, stores, retrieves, accesses, recognizes, distinguishes, compares, sorts, manipulates, processes, calculates, converts or otherwise uses dates or date-related data, will do so accurately, without any operating defects, loss of functionality or degradation in performance or volume capacity using dates in the twentieth and twenty-first centuries, and will not be adversely affected by the advent of the year 2000, the advent of the twenty-first century, or the transition from the twentieth century through the year 2000 and into the twenty-first century. Excluding Software that was discontinued by the Company or one of its subsidiaries as set forth in Schedule 3.16, the Company or its subsidiaries have tested the Marketed Software to the extent necessary for such Software's full operation and functionality by using dates in the twentieth and twenty-first centuries and as described in the Year 2000 Questionnaire ("Questionnaire") and, except as set forth in the Questionnaire, believe that there are no unresolved material: (a) problems with the accuracy of any component of such Software that creates, accepts, displays, stores, retrieves, accesses, recognizes, distinguishes, compares, sorts, manipulates, processes, calculates, converts, or otherwise uses dates or date-related data, (b) operating defects, or (c) losses of functionality or degradation in performance or volume capacity related to year 2000 issues, as more fully described herein.

   Except as set forth on Schedule 3.16(ix), none of the Owned Software or Owned Intangibles, or their respective past or current uses, including the preparation, distribution, marketing or licensing thereof, has violated or infringed upon, or is violating or infringing upon, any Software, technology, patent, copyright, trade secret or other Intangible of any person. The Company and its subsidiaries have adequately maintained all trade secrets and copyrights with respect to the Software. To the Company's knowledge or the knowledge of any of its subsidiaries, no person is violating or infringing upon, or has violated or infringed upon at any time, any of the Owned Software or Owned Intangibles.

   None of the Owned Software or Owned Intangibles is registered in the name of any current or former owner, shareholder, director, executive, officer, employee, salesman, agent, customer, representative or contractor of the Company or any of its subsidiaries, nor does any such person have any interest therein or right thereto, including the right to royalty payments.

   The Company's responses to the Questionnaire, both as orally disclosed to S Company and in writing, are correct and complete in all material respects.

   "Software" means any computer program, operating system, applications system, firmware or software of any nature, whether operational, or under development, including all object code, source code, technical manuals, user manuals and other documentation therefor, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature used by the Company or any of its subsidiaries in the course of the business of the Company or of its subsidiaries. "Owned Software" means any Software owned by the Company or one of its subsidiaries. "Intangible" means any corporate name, fictitious name, trademark, trademark application, service mark, service mark application, trade name, brand name, product name, trade secret, know-how, patent, patent application, copyright, copyright application, design, logo, formula, invention, technology or other intangible asset of any nature, whether currently in use, under development or design by the Company or any of its subsidiaries in connection with the business of the Company or of its subsidiaries. "Owned Intangible" means any Intangible owned by the Company or one of its subsidiaries.

   3.17. Taxes. "Tax" or "Taxes" shall mean all Israeli or United States federal, state or local or foreign taxes and any other applicable taxes, duties, levies, charges and assessments of any nature, including social security payments and deductibles relating to wages, salaries and benefits and payments to subcontractors (to the extent required under applicable Tax law), and also including all interest, penalties and additions imposed with respect to such amounts. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes. Except as set forth in Schedule 3.17: (i) the Company and its subsidiaries have properly prepared and timely filed with the appropriate governmental agencies all material Tax Returns required to be filed for any period ending on or before the Effective Date, taking into account any extension of time to file granted to or obtained on behalf of the Company and/or its subsidiaries; (ii) all material Taxes of the Company and its subsidiaries required to be paid in respect of all taxable periods ending on or before the Effective Date ("Pre-Closing Period") have been paid in full to the proper authorities, other than such Taxes that are being contested in good faith by appropriate proceedings and that are adequately reserved for in accordance with U.S. generally accepted accounting principles; (iii) no deficiency has been asserted or assessed against the Company or any of its subsidiaries, and no examination of the Company or any of its subsidiaries is pending or, to the knowledge of the Company, is threatened for any material amount of Tax by any taxing authority; (iv) no extension of the period for assessment or collection of any material Tax is currently in effect and no extension of time within which to file any material Tax Return has been requested, which Tax Return has not since been filed; (v) no material Tax liens have been filed with respect to any Taxes, which liens are not disclosed in the Company 1998 Balance Sheet, except for liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith; (vi) since January 1, 1999, the Company and each of its subsidiaries have not made any voluntary adjustments by reason of a change in their accounting methods for any Pre-Closing Period and (vii) the Company and its subsidiaries are not parties to any Tax sharing or Tax allocation agreement. Neither the Company nor any of its subsidiaries has made any material payments, is obligated to make any material payments, or is a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Code (S)280G. Neither the Company nor any of its subsidiaries has any liability for the taxes of any person (other than any of the Company or any of its subsidiaries) under Reg. (S)1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

   3.18. Employee Benefit Plans; ERISA. Except as set forth in Schedule 3.18:

   (a) There are no "employee pension benefit plans" as defined in Section 3(2) of the United States Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by the Company or any of its ERISA Affiliates, or with respect to which the Company or any of its ERISA Affiliates contributes or is being obligated to make payments thereunder or otherwise may have any liability ("Pension Benefits Plans"). For purposes of this Agreement, "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) that is a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Code of which the Company or a subsidiary of the Company is a member.

   (b) The Company has made, or will make within 14 days of the date of this Agreement, available to S Company all "welfare benefit plans" (as defined in Section 3(1) of ERISA), maintained or contributed to by the Company or any of its subsidiaries or with respect to which the Company or any of its subsidiaries otherwise may have any liability ("Welfare Plans"), all stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance and vacation or other employee benefit plans, programs or arrangements that are not Pension Benefit Plans or Welfare Plans maintained or contributed to by the Company or a subsidiary or with respect to which the Company or any subsidiary otherwise may have any liability ("Other Plans").

   (c) The Company and each of its subsidiaries, and each of the Pension Benefit Plans, Welfare Plans and Other Plans (collectively, the "Plans"), are in compliance with the applicable provisions of ERISA, the Code and other applicable laws except where the failure to comply would not, individually or in the aggregate, have a Company Material Adverse Effect.

   (d) All contributions to, and payments from, the Plans which are required to have been made in accordance with the Plans have been timely made except where the failure to make such contributions or payments on a timely basis would not, individually or in the aggregate, have a Company Material Adverse Effect.

   (e) There are (i) no investigations, audits or examinations pending, or to the best knowledge of the Company, threatened by any governmental entity involving any of the Plans, (ii) no termination proceedings involving the Plans and (iii) no pending or, to the of the knowledge of the Company, threatened claims (other than routine claims for benefits), suits or proceedings against any Plan, against the assets of any of the trusts under any Plan or against any fiduciary of any Plan with respect to the operation of such plan or asserting any rights or claims to benefits under any Plan or against the assets of any trust under such plan, which would, in the case of clause (i), (ii) or (iii) of this paragraph (e), give rise to any liability which would, individually or in the aggregate, have a Company Material Adverse Effect, nor, to the knowledge of the Company, are there any facts which would give rise to any liability which would, individually or in the aggregate, have a Company Material Adverse Effect in the event of any such investigation, audit, examination, claim, suit or proceeding.

   (f) None of the Company, any of its subsidiaries or any employee of the foregoing, nor, to the knowledge of the Company, any trustee, administrator, other fiduciary or any other "party in interest" or "disqualified person" with respect to the Welfare Plans, has engaged in a "prohibited transaction" (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which presents a material risk of resulting in a tax, penalty or other liability on or to the Company or any of its subsidiaries under Section 4975 of the Code or Section 502(i) of ERISA which would, individually or in the aggregate, have a Company Material Adverse Effect.

   (g) With respect to each of the Plans, copies of the following documents have been made available to S Company or will be made available within 14 days of the date hereof: (i) the current plans and related trust documents, including amendments thereto, (ii) any current summary plan descriptions, (iii) the most recent Forms 5500 (if any) filed with respect to each such Plan, (iv) the most recent financial statements and actuarial reports, if applicable, (v) the most recent IRS determination letter, if applicable; (vi) if any application for an IRS determination letter is pending, copies of all such applications for determination (including attachments, exhibits and schedules thereto, (vii) all material agreements (including settlement agreements or other similar agreements relating to any Plan); and (viii) all material correspondence between the Company and any of its subsidiaries and the IRS, PBGC, Department of Labor or any other governmental entity relating to any of the Plans.

   (h) Except as disclosed in Schedule 3.18, the consummation of the transactions contemplated by this Agreement will not either alone or in connection with an employee's termination of employment or other event result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee of the Company or any of its subsidiaries.

   3.19. Environmental Matters. The Company and its subsidiaries are in compliance in all material respects, with all applicable health, safety and environmental laws. The Company and each of its subsidiaries have obtained all material permits and authorizations which are required under all applicable health, safety and environmental laws and are in compliance in all material respects with such permits and authorizations. There is no environmental matter which could expose the Company or any of its subsidiaries to a material claim to clean-up or remedy any pollution or damage at any of the properties utilized in the businesses of the Company and its subsidiaries.

   3.20. Finders or Brokers. Except for Salomon Smith Barney Inc. and BancBoston Robertson Stephens Inc., whose fees are set forth in the engagement letters included in Schedule 3.20 and will be paid by the Company, no agent, investment banker, broker, finder, intermediary or other person acting on behalf of any of the Company or any of its subsidiaries, is or shall be entitled to any brokerage, or finder's or other similar fee or commission in connection with the Arrangement and the other transactions contemplated by this Agreement. The Company has made available to S Company copies of all commitments, agreements or other documentation in respect of which fees, commissions or other amounts may become payable to, and all indemnification and other contracts related to the engagement of, Salomon Smith Barney Inc. and BancBoston Robertson Stephens Inc.

   3.21. Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has (a) approved and adopted this Agreement, the Arrangement and the other transactions contemplated hereby, (b) determined that the Arrangement is fair to the shareholders of the Company, and (c) recommended that the shareholders and optionholders of the Company approve and adopt the Arrangement and directed that the Arrangement be submitted for consideration of the Company's shareholders at the Company Shareholders Meeting and the Company's optionholders at the Optionholders Meeting.

   3.22. Opinions of Financial Advisors. The Board of Directors of the Company has received the opinion of each of Salomon Smith Barney Inc. and BancBoston Robertson Stephens Inc. to the effect that as of the date of such opinions, the Exchange Ratio is fair from a financial point of view to the holders of Company Ordinary Shares.

   3.23. Related Party and Affiliate Transactions. Except as described on
Schedule 3.23 or in the Company SEC Reports, and except for any employment and consulting contracts listed on Schedule 3.12, there are no loans, guarantees, contracts, transactions, understandings or other arrangements of any nature outstanding between or among the Company or any of its subsidiaries, on the one hand, and any 5% or greater shareholder, or any current or former director, officer or controlling person of the Company or any subsidiary (excluding any agreements between the Company and its subsidiaries), on the other hand. Except as set forth on Schedule 3.23 or in the Company SEC Reports, since the date of the Company's last Form 20-F filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Schedule 3.23 identifies each person who is an "affiliate" (as that term is used in Rule 145 under the Securities Act) of Company as of the date of this Agreement.

   3.24. Insurance. The Company and its subsidiaries are covered by valid and currently effective insurance policies issued in favor of the Company or its subsidiaries that are customary for companies of similar size and financial condition. All such policies are in full force and effect, all premiums due thereon have been paid and the Company has complied in all material respects with the provisions of such policies. The Company has not been advised in writing within the two years prior to the date of this Agreement of any defense to coverage in connection with any claim to coverage asserted or noticed by the Company under or in connection with any of its existing insurance policies. The Company has not within the six months prior to the date of this Agreement received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering the Company and its subsidiaries that there will be a cancellation or non-renewal of existing policies or binders.

   3.25. Questionable Payments. To the knowledge of the Company, within the last two years no current or former director, executive, officer, representative, agent or employee of the Company or any of its subsidiaries (when acting in such capacity or otherwise on behalf of the Company or any of its subsidiaries or any of their predecessors), (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful or unrecorded fund of corporate monies or other properties; (e) has made at any time since January 1, 1993, any false or fictitious entries on the books and records of any of the Company or any of its subsidiaries; (f) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using corporate funds or otherwise on behalf of the Company or any of its subsidiaries; or (g) made any material favor or gift that is not deductible for federal income tax purposes using corporate funds or otherwise on behalf of the Company or any of its subsidiaries.

   3.26. Disclosure. Article III and the Schedules relating thereto do not, (i) contain any representation or warranty that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations or warranties contained therein (in the light of the circumstances under which such representations or warranties are being made) not false or misleading.

                                   ARTICLE IV

                  Representations and Warranties of S Company

   S Company represents and warrants to the Company that:

   4.1. Organization and Qualification. S Company is a corporation duly organized, validly existing, duly registered and in good standing under the laws of the jurisdiction of its organization and each such corporation has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. S Company is duly qualified or licensed to carry on its business as it is now being conducted, and is qualified to do business, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified which would not, individually or in the aggregate, have a S Company Material Adverse Effect. "S Company Material Adverse Effect" means any effect, change or event that when taken together with all other effects, changes or events occurring or existing at or about the same time; (i) has a material adverse effect on the business, assets, operations or financial condition of S Company and its subsidiaries taken as a whole; or (ii) has a material adverse effect on S Company's ability to perform its obligations under this Agreement, or to consummate the Arrangement or the other transactions contemplated by this Agreement, provided, however, that, the effects, changes or events which do not affect S Company and its subsidiaries in a materially disproportionate manner that are generally applicable to (A) the industries and markets in which S Company and its subsidiaries operate, (B) the economies of the countries in which S Company and its subsidiaries operate or (C) the United States and other securities markets shall be excluded from the determination of S Company Material Adverse Effect; and provided, further, that any adverse direct or indirect effect on S Company and its subsidiaries resulting from the execution of this Agreement and the announcement or performance of this Agreement and the transactions contemplated hereby shall also be excluded from the determination of and shall not be deemed to create a S Company Material Adverse Effect. In any event, a decline in S Company's stock price shall not, in and of itself, constitute a S Company Material Adverse Effect. S Company is not in violation of any of the provisions of its Charter Documents or Governing Documents. S Company has made available to the Company copies of the Charter Documents and Governing Documents, as currently in effect, of S Company.

   4.2. Capitalization. The authorized capital stock of S Company consists of 320,000,000 shares of Common Stock, par value $.01 per share and 5,000,000 shares of preferred stock, par value $.01 per share. As of March 1, 1999, approximately 114,627,380 S Company Shares were issued and outstanding. As of December 31, 1998, approximately 12,827,000 S Company Shares were reserved for issuance upon exercise of options or rights pursuant to its stock option plans and employee stock purchase plan. All of such issued and outstanding shares are, and all of the S Company Shares to be issued as the Arrangement Consideration or to holders of Company Options and, as applicable, holders of shares and options of D Company and M Company under this Agreement will be, when issued in accordance with this Agreement and the Arrangement, validly issued, fully paid and nonassessable and free of preemptive rights and shall have all the rights and privileges attached to the S Company Shares as set forth in its Governing Documents and Charter Documents. The options to purchase S Company Shares as contemplated in Section 7.1(c) hereof shall be duly authorized and any S Company Shares issued upon exercise thereof and payment of the exercise payment therefor in accordance with the terms of the relevant option and the relevant option plan under which they were issued shall be, when issued, duly and validly issued, fully paid and nonassessable.

   4.3. Authority Relative to This Agreement. S Company has requisite corporate power and authority to execute and deliver this Agreement and to consummate the Arrangement and other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Arrangement and other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of S Company and no other corporate proceedings on the part of S Company are necessary to authorize this Agreement or to consummate the Arrangement or other transactions contemplated hereby (other than the issuance and filing of the Final Court Order). This Agreement has been duly and validly executed and delivered by S Company and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding agreement of S Company, enforceable against S Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable or fiduciary principles.

   4.4. No Violations, etc.

   (a) Assuming that all filings, permits, authorizations, consents and approvals or waivers thereof have been duly made or obtained as contemplated by
Section 4.5(b) hereof, neither the execution and delivery of this Agreement by S Company nor the consummation of the Arrangement or other transactions contemplated hereby nor compliance by S Company with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of S Company or any of its significant subsidiaries under, any of the terms, conditions or provisions of (x) their respective Charter Documents or Governing Documents, (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which S Company or such significant subsidiary is a party or to which they or any of their respective properties or assets may be subject, or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to S Company or any significant subsidiary or any of their respective properties or assets, except, in the case of clauses (i)(y) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, suspensions, accelerations, rights of termination or acceleration or creations of liens, security interests, charges or encumbrances which would not, individually or in the aggregate, have an S Company Material Adverse Effect.

   (b) No filing or registration with, notification to and no permit, authorization, consent or approval of any governmental entity is required to be obtained, made or given by S Company or any of its significant subsidiaries in connection with the execution and delivery of this Agreement or the consummation by S Company of the Arrangement or other transactions contemplated hereby, except (i) in connection with the applicable requirements of the HSR Act, if any, (ii) the issuance of the Final Court Order and its filing with the Registrar of Companies, (iii) filings with the SEC and state securities commissions, (iv) filings with and receipt of a permit or exemption from the Israeli Securities Authority ("ISA"), (v) filings with and approval of the Investment Center, (vi) filings with and approval of the OCS, (vii) filings with the antitrust or other regulatory authorities in countries in which the Company does business, if applicable, (viii) filings with and the approval of the Israeli Controller of Restrictive Trade Practices, and (ix) such other filings, registrations, notifications, permits, authorizations, consents or approvals the failure of which to be obtained, made or given would not individually or in the aggregate, have an S Company Material Adverse Effect.

   (c) S Company is not aware of any reason why the Arrangement cannot qualify as a "pooling of interests" for accounting purposes.

  4.5. Commission Filings; Financial Statements.

   (a) S Company has filed all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1997 to the date hereof (as supplemented and amended since the time of filing, collectively, the "S Company SEC Reports") with the SEC, all of which complied when filed in all material respects with all applicable requirements of the Securities Act and the Exchange Act as the case may be. The audited consolidated financial statements and unaudited consolidated interim financial statements of S Company and its subsidiaries included or incorporated by reference in the S Company SEC Reports were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the financial position and results of operations and cash flows of S Company and its subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (except, in the case of all such financial statements that are interim financial statements, for normal year-end adjustments the absence of notes). The S Company SEC Reports, including all such reports filed after the date of this Agreement and prior to the Effective Time (i) were or will be prepared in compliance in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be and (ii) did not at the time they were filed or will not at the time they will be filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

   (b) None of the information supplied or to be supplied by or on behalf of S Company for inclusion or incorporation by reference in the filings described in or contemplated by this Agreement will, at the date filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made hereby with respect to statements made in such filings based on information supplied by the Company for inclusion therein.

   4.6. Absence of Changes or Events. Except as set forth in S Company's Form 10-K for the fiscal year ended December 31, 1997, as filed with the SEC, or in any other filing made by S Company with the SEC since January 1, 1998 and prior to the date hereof (together, the "S Company Current SEC Filings") since September 30, 1998 to the date hereof, there has not been any change in the business, financial condition or results of operations of S Company or any of its subsidiaries which has had an S Company Material Adverse Effect.

   4.7. Proxy Statement. None of the information supplied or to be supplied by or on behalf of S Company for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of S Company for inclusion or incorporation by reference in the Proxy Statement will, at the dates mailed to shareholders and at the times of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 (except for information relating solely to the Company) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

   4.8. Board Approval. The Board of Directors of S Company, at a meeting duly called and held, approved the Arrangement and the other transactions contemplated by this Agreement (including, without limitation, the issuance of S Company Shares in the Arrangement and to holders of Company Options and, as applicable, holders of shares and options of D Company and M Company).

   4.9. Finders or Brokers. No agent, investment banker, broker, finder, intermediary or other person acting on behalf of any of S Company or its subsidiaries, is or shall be entitled to any brokerage, or finder's or other similar fee or commission in connection with the Arrangement and the other transactions contemplated by this Agreement.

   4.10. Disclosure. Article IV does not, (i) contain any representation or warranty that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations or warranties contained therein (in the light of the circumstances under which such representations and warranties are being made) not false or misleading.

                                   ARTICLE V

                         Required Approvals and Closing

   5.1. Shareholders and Court Approvals.

   (a) The Company shall take any and all necessary or appropriate action as soon as practicable and in any event within fifteen days after the execution of this Agreement to file a motion (the "First Motion") with the Tel Aviv-Jaffa District court or any other competent court in Israel (the "Court") requesting the Court to order that a special meeting of the Company's shareholders (the "Company Shareholders Meeting") and a meeting of the holders of Company Options (the "Optionholders Meeting") be convened at the earliest practicable date for the purpose of considering and approving (if they deem fit) the Arrangement.

   Subsequent to approval of the First Motion by the Court, the Company shall take any and all action necessary or appropriate to convene the Company Shareholders Meeting and, subject to Section 2.1(c), the Optionholders Meeting, in accordance with the Court's instructions, the provisions of applicable law and the Company's Charter Documents. The Company will convene the Company Shareholders Meeting and, subject to Section 2.1(c), the Optionholders Meeting, as promptly as practicable and in any event use its reasonable best efforts to convene such meetings within 45 days after the Form S-4 is declared effective by the SEC and after Court approval of the First Motion. If the Company Shareholder Meeting or the Optionholders Meeting or any respective adjournment or postponement thereof does not approve the Arrangement in accordance with applicable law, the Company and S Company may mutually agree to convene a second Company Shareholders Meeting or a second Optionholders Meeting to consider and approve the Arrangement.

   Subsequent to approval of the Arrangement at the Company Shareholders Meeting ("Company Shareholder Approval"), and, subject to Section 2.1(c), the approval of the Arrangement at the Optionholders Meeting (the "Optionholders Approval"), in each case, by the requisite vote required under Section 233, the Company shall as soon as practicable and in any event within ten days file with the Court a motion (the "Second Motion") requesting that the Court issue the Final Court Order approving the Arrangement.

   As soon as possible subsequent to the issuance of the Final Court Order or at such other date set forth in the Final Court Order or such other date as agreed between the Company and S Company and, in each case, the satisfaction or waiver of all Closing conditions, but without waiting for the expiration of any appeal period, the Company shall, immediately after receipt of confirmation from the Exchange Agent that the Exchange Fund has been transferred to the Exchange Agent, file the Final Court Order with the Registrar of Companies in Israel (the "Filing").

   The First Motion, the Second Motion and any related motions and the description of the Arrangement which are to be filed by the Company with the Court shall be prepared by the Company together with representatives of S Company. The Company shall consult with S Company regarding the conduct of the court proceedings, shall advise S Company of the dates of any hearings or conferences and, upon request of S Company, permit S Company to participate therein.

   In connection with the Company Shareholders Meeting and, if applicable, the Optionholders Meeting, the Company will duly solicit the vote of the shareholders and, if applicable, the optionholders of the Company for their approval, as set forth above in this Section 5.1, by mailing or delivering to each such shareholder and optionholder the Proxy Statement in the form included in the Form S-4, as soon as practicable and in any event within five days after the date the Form S-4 is declared effective by the SEC and after Court approval of the First Motion.

   (b) Subject to Section 5.1(c): (i) the board of directors of the Company shall recommend that the Company's shareholders and, if applicable, the optionholders vote in favor of and adopt and approve the Arrangement at the Company Shareholders Meeting and, if applicable, the Optionholders Meeting;
(ii) the Prospectus and Proxy Statement shall include a statement to the effect that the board of directors of the Company has recommended that the Company's shareholders and, if applicable, optionholders vote in favor of and adopt and approve the Arrangement at the Company Shareholders Meeting and, if applicable, the Optionholders Meeting; and (iii) neither the board of directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to S Company, the recommendation of the board of directors of the Company that Company's shareholders and, if applicable, optionholders vote in favor of and adopt and approve the Arrangement.

   (c) Nothing in this Section 5.1 shall prevent the board of directors of the Company from withdrawing, amending or modifying its recommendation in favor of the Arrangement at any time prior to the adoption and approval of the Arrangement by the Company Shareholder Meeting and, if applicable, the Optionholders Meeting, if (i) a Superior Proposal (as defined in Section 7.6(c)) is made to the Company, (ii) neither the Company nor any representative of the Company or any of its subsidiaries shall have caused the Superior

Proposal to be made in violation any of the restrictions set forth in Section 7.5, and (iii) the board of directors of the Company concludes in good faith after taking into account advice of its outside Israeli legal counsel, that, in light of such Superior Proposal, the withdrawal, amendment or modification of such recommendation is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company under applicable law. Nothing contained in this Section 5.1(c) shall limit the Company's obligation to call, give notice of, convene and hold the Company Shareholders Meeting or the Optionholders Meeting, if applicable (regardless of whether the recommendation of the board of directors of the Company shall have been withdrawn, amended or modified).

   5.2. Additional Agreements; Cooperation.

   (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate with each other in connection with the foregoing, including using its reasonable best efforts
(i) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, material leases and other material contracts, (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any Israeli, U.S. federal or state, or foreign law or regulations, (iii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (iv) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (v) to effect all necessary registrations and filings, including, but not limited to, filings under the HSR Act, if any, and submissions of information requested by governmental authorities, (vi) provide all necessary information for the Proxy Statement and the Form S-4 and (vii) to fulfill all conditions to this Agreement.

   (b) Each of the parties hereto agrees to furnish to each other party hereto such necessary information and reasonable assistance as such other party may request in connection with its preparation of necessary filings or submissions to any regulatory or governmental agency or authority, including, without limitation, any filing necessary under the provisions of the HSR Act, if any, the Israeli Restrictive Practices Act, or any other Israeli, United States federal or state, or foreign statute or regulations. Each of the parties shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other governmental entity in connection with antitrust or related matters. Each of the parties shall (1) give the other party prompt notice of the commencement of any claim, action, suit or proceeding by or before any governmental entity with respect to the Arrangement or any of the transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such claim, action, suit or proceeding, and (3) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other governmental entity regarding the Arrangement or the transactions contemplated by this Agreement. Each of the parties will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any claim, action, suit or proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law. In addition, except as may be prohibited by any governmental entity or by any applicable Israeli, United States, federal, state and local and foreign laws, ordinances or regulations, in connection with any claim, action, suit or proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law or any other similar claim, action, suit or proceeding, each of the parties will permit authorized representatives of the other party to be present, to the extent reasonably practicable, at each meeting or conference relating to any such claim, action, suit or proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any governmental entity in connection with any such claim, action, suit or proceeding.

   (c) Notwithstanding anything to the contrary contained in this Agreement, S Company shall not have any obligation under this Agreement: (i) to dispose or cause any of its subsidiaries to dispose of any assets, or to commit to cause Company or any of its subsidiaries to dispose of any assets;
(ii) to discontinue or cause Company or any of its subsidiaries to discontinue offering any product, or to commit to cause Company or any of its subsidiaries to discontinue offering any product; (iii) to license or otherwise make available, or cause any of its subsidiaries to license or otherwise make available, to any persons, any technology, intellectual property, software or other intangible assets, or to commit to cause Company or any of its subsidiaries to license or otherwise make available to any person any technology, intellectual property, software or other intangible assets to the extent reasonably practicable; (iv) to hold separate or cause any of its subsidiaries to hold separate any assets or operations (either before or after the Effective Date), or to commit to cause Company or any of its subsidiaries to hold separate any assets or operations; or (v) to make or cause any of its subsidiaries to make any commitment (to any governmental entity or otherwise) regarding its future operations or the future operations of any of Company or any of its subsidiaries, if any such action would materially interfere with S Company's anticipated benefits from the transactions contemplated hereby or have a material adverse effect on S Company.

                                   ARTICLE VI

                       Conduct of Business of the Company
                    and S Company Pending the Effective Time

   6.1. Conduct of Business of the Company Pending the Arrangement. Except as contemplated by this Agreement or as expressly agreed to in writing by S Company, during the period from the date of this Agreement to the Effective Time, each of the Company and its subsidiaries will conduct their respective operations according to its ordinary course of business consistent with past practice, and will use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would materially adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement, or the timing thereof. The Company and S Company shall consult with each other concerning important business matters affecting the Company and its Subsidiaries and the Company and S Company will discuss in good faith entering into mutually beneficial strategic business relationships on an arms length basis. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, the Company will not nor will it permit any of its subsidiaries to (and with respect to clause (k)(ii) will use its reasonable best efforts to attempt to ensure that the affiliates will not), without the prior written consent of S Company which consent shall not be unreasonably withheld or delayed with respect to clauses (f), (g), (i) and (l) below:

     (a) amend its Charter Document or Governing Document;

     (b) authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of any class of its capital stock or any securities convertible into or exercisable for shares of any class of its capital stock except pursuant to and in accordance with the terms of currently outstanding convertible securities, warrants and options described in Schedule 3.2 or Schedule 3.3;

     (c) except as disclosed on Schedule 6.1(c), split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or of any of its subsidiaries;

     (d) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit or in the ordinary course of business consistent with past practice (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other person (other than subsidiaries of the Company), except in the ordinary and usual course of business; or (iii) make any material loans, advances or capital contributions to, or investments in, any other person (other than to subsidiaries of the Company), other than in the ordinary and usual course of business;

     (e) except as otherwise expressly contemplated by this Agreement, (i) increase in any manner the compensation of (x) any employee except in the ordinary course of business consistent with past practice or (y) any of its directors or officers except in the ordinary course of business, consistent with past practice; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into or amend or agree to enter into or amend any agreement or arrangement with such director or officer or employee, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required under currently existing agreements, plans or arrangements or with respect to employees, in the ordinary course of business consistent with past practice; (iii) grant any severance or termination pay to, or enter into or amend any employment, severance, or change in control agreement with, any employee or any of its directors or officers except as required by applicable law or in the ordinary course of business consistent with past practice; or (iv) except as may be required to comply with applicable law or with collective bargaining agreements that become applicable to the Company by operation of law, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof; provided, however, that this clause (iv) shall not prohibit the Company from renewing any such plan, agreement or arrangement already in existence on terms no more favorable to the parties to such plan, agreement or arrangement;

     (f) acquire, sell, lease, license or dispose of any assets which in the aggregate are material to the Company and its subsidiaries taken as a whole, except as may be required or contemplated by this Agreement;

     (g) authorize or commit to make any material capital expenditures in excess of $500,000;

     (h) make any change in the accounting methods or accounting practices followed by the Company, except as required by generally accepted accounting principles or applicable law;

     (i) settle any action, suit, claim, investigation or proceeding (legal, administrative or arbitrative) in excess of $100,000;

     (j) make any material election under the Code or Israeli tax law not consistent with their past practices;

     (k) take or cause to be taken, whether before or after the Effective Time, any action that would (i) disqualify the Arrangement as a "reorganization" within the meaning of Section 368(a) of the Code or Israeli tax law, or (ii) disqualify the Arrangement as a "pooling of interests" for accounting purposes;

     (l) enter into any third party distribution agreements or material contracts (other than contracts with customers);

     (m) agree to do any of the foregoing.

   6.2. Conduct of Business of S Company Pending the Arrangement. Except as contemplated by this Agreement or as expressly agreed to in writing by the Company, during the period from the date of this Agreement to the Effective Time, each of S Company and its significant subsidiaries will use all commercially reasonable efforts to preserve intact its business organization and will take no action which would materially adversely affect the ability of S Company to consummate the transactions contemplated by this Agreement, or the timing thereof. During the period from the date of this Agreement to the Effective Time, S Company will not nor will it permit any of its subsidiaries to (and with respect to clause (c)(ii) will use its reasonable best efforts to attempt to ensure that its affiliates will not):

     (a) amend S Company's Charter Document in a manner which would adversely change the rights or privileges of the S Company Shares;

     (b) during the ten day period in which S Company Share Average is determined, declare, set aside or pay any dividend or other distribution of cash or assets in respect of S Company capital stock or purchase, redeem or otherwise acquire any shares of S Company capital stock or of any of its subsidiaries, except as otherwise provided in this Agreement;

     (c) take or cause to be taken, whether before or after the Effective Time, any action that would disqualify (i) the Arrangement as a "reorganization" within the meaning of Section 368(a) of the Code, or (ii) disqualify the Arrangement as a "pooling of interests" for accounting purposes;

     (d) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person, or dispose of any assets, which, in any such case, would prevent the consummation of the Arrangement or the other transactions contemplated by this Agreement; or

     (e) agree to do any of the foregoing.

                                  ARTICLE VII

                            Covenants and Agreements

   7.1. Purchase of Non-O Company Shares and Options of M Company and D
Company.

   (a) As soon as practicable after the date of this Agreement, S Company shall offer to each shareholder, other than the Company, of M Company and D Company (such shareholders, the "Non-Company Shareholders") to enter into an agreement in the form attached hereto as Exhibit E (the "M and D Company Stock Purchase Agreement"), pursuant to which S Company will, subject to the terms and conditions of such agreement, purchase, as of the Effective Time, all of the shares owned by such shareholder of capital stock in each such entity as of the Effective Date at a price in U.S. dollars of $13.15 per share of M Company shares and $9.26 per share of D Company shares (the "Subsidiary Per Share Purchase Price"). Such price will be paid in S Company Shares based on the S Company Share Average to each Non-Company Shareholder who is an affiliate of the Company and in cash to each Non-Company Shareholder who is not an affiliate of the Company.

   (b) As soon as practicable after the date of this Agreement, S Company shall offer to each holder of an option to purchase shares of D Company or M Company ("Non-Company Options") issued by D Company or M Company that is outstanding as of the Effective Date and is, or will be upon consummation of the transactions contemplated hereby, exercisable ("Exercisable Non-Company Options") to cancel his or her Exercisable Non-Company Option in consideration for a payment equal to the product of (x) the difference between the respective Subsidiary Per Share Purchase Price and the exercise price per share of the option and (y) the number of shares subject to the option. Such payment will be paid in S Company Shares based on the S Company Share Average to each Non-Company Shareholder who is an affiliate of the Company and in cash to each Non-Company Shareholder who is not an affiliate of the Company.

   (c) Prior to the Effective Date, S Company will offer to holders of Non-Company Options which are not, and will not become as a result of the transactions contemplated hereby, exercisable ("Non-exercisable Non-Company Options") to roll over these options such that each such option would become an option, on substantially the same terms and conditions as were applicable under Non-Exercisable Non-Company Options, to purchase a number of S Company Shares (rounded to the nearest share) equal to the number of M Company or D Company shares subject to the option multiplied by the Option Exchange Ratio. The "Option Exchange Ratio" shall be determined by dividing (i) the appropriate Subsidiary Per Share Purchase Price by (ii) the S Company Share Average, rounded to the nearest millionth. The exercise price per S Company Share shall equal the current exercise price per M Company or D Company share divided by the Option Exchange Ratio, rounded to the nearest cent. All other terms of such options, including, without limitation, vesting schedules and expiration dates, shall remain unchanged, except that such options shall be administered by S Company's

Board of Directors and Compensation Committee. Promptly following the Effective Date, S Company shall file a registration statement on Form S-8 registering any S Company Shares that may become issuable upon exercise of the option.

   (d) S Company shall register under the Securities Act for resale on an appropriate form all S Company Shares issuable in connection with Sections 7.1(a) and 7.1(b). S Company shall file such registration statement as soon as practicable after the Effective Date and shall use its reasonable best efforts to have such registration statement declared effective as soon as practicable following the Effective Time and to maintain the effectiveness of such registration statement for two (2) years.

   (e) S Company will apply to qualify the options to purchase S Company Shares issued under Section 7.1(c) to optionholders who are residents of Israel under
Section 102 of the Israeli Income Tax Ordinance or another similar provision of the Israeli Income Tax Ordinance including, if applicable, Section 3(9) thereof, and use commercially reasonable efforts to obtain confirmation from the Israeli Tax Authorities that the assumption and conversion of options under
Section 7.1(c) is not a taxable event and that the tacking of the holding period shall be allowed with respect to the two-year holding period required under Section 102 for such periods in which the Non-Exercisable Non-Company Options were held before such assumption and conversion.

   7.2. Preparation of the Form S-4 and the Proxy Statement; Shareholders Meetings. As soon as practicable following the date of this Agreement, the Company and S Company shall prepare the Prospectus and Proxy Statement and the S Company shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus; provided, however, that notwithstanding anything to the contrary contained in this Section 7.2, if (and to the extent) S Company so elects and is permitted by applicable law: (i) the Prospectus and Proxy Statement shall initially be filed with the SEC on a confidential basis as a proxy statement of the Company under Section 14 of the Exchange Act (and not as a registration statement of S Company); (ii) until it is reasonably likely that the SEC will declare the Form S-4 (in which the Prospectus and Proxy Statement will be included as a prospectus) effective under the Securities Act, all amendments to the Prospectus and Proxy Statement shall be filed with the SEC on a confidential basis as amendments to the proxy statement of the Company under Section 14 of the Exchange Act; and (iii) S Company shall not be obligated to file the Form S-4 (in which the Prospectus and Proxy Statement will be included as a prospectus) with the SEC until it is reasonably likely that the SEC will promptly declare the Form S-4 effective under the Securities Act. Each of the Company and S Company shall use their respective reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. In accordance with the First Motion, the Company's Governing Documents and applicable law, the Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's shareholders and, if applicable, the Company's optionholders, as promptly as practicable after the Form S-4 is declared effective under the Securities Act. S Company shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of S Company Shares in the Arrangement to shareholders and optionholders of the Company; provided, however, that S Company shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction. No filing of, or amendment or supplement to, the Form S-4 or the Proxy Statement will be made by S Company without providing the Company the opportunity to review and comment thereon. Each of the parties will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Company's Shares issuable in connection with the Arrangement for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or S Company, or any of their respective affiliates, officer or directors, should be discovered by the Company or S Company which should be set forth in an amendment or supplement to any of the Form S-4 of the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of the Company.

   7.3. Pooling Accounting Letters. S Company shall use its reasonable best efforts to obtain an opinion of PricewaterhouseCoopers LLP to the effect that S Company may account for the Arrangement as a pooling of interests in accordance with generally accepted accounting principles, Account Principles Board Opinion No. 16 and published rules, regulations and policies of the SEC, and the Company shall use its reasonable best efforts to obtain an opinion of Deloitte & Touche LLP to the effect that, to the best of their knowledge after due inquiry, no condition exists that would preclude the Company's ability to be a party in a business combination to be accounted for as a pooling of interests.

   7.4. Other Matters. (a) S Company acknowledges that the Arrangement will be deemed a change in control for purposes of each of the contracts listed on
Schedule 7.4.

   (b) S Company presently intends to continue to operate in the State of Israel the businesses of M Company and D Company currently conducted in the State of Israel.

   7.5. Publicity. Except as otherwise required by law or the rules of any applicable securities exchange or national market system, so long as this Agreement is in effect, S Company and the Company will not, and will not permit any of their respective representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. S Company and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as possible.

   7.6. No Solicitation.

   (a) The Company and its subsidiaries will not, and will not authorize or permit their respective officers, directors, employees and investment bankers, attorneys or other agents retained by or acting on behalf of the Company or any of its subsidiaries to directly or indirectly, (i) initiate, solicit or induce any inquiries or the making of any proposal that constitutes an Acquisition Proposal (as hereinafter defined), (ii) except as permitted below, engage in negotiations or discussions with, or furnish any information or data to, any third party relating to an Acquisition Proposal, or (iii) except as permitted below, enter into any agreement or letter of intent with respect to any Acquisition Proposal or approve, endorse or recommend an Acquisition Proposal (each such action shall be included within the meaning of the approval of an Acquisition Proposal). Notwithstanding anything to the contrary contained in this Section 7.6 or in any other provision of this Agreement, prior to the approval of the Arrangement by the Company's shareholders and optionholders, the Company and its Board of Directors may participate in discussions or negotiations with or furnish information to any third party making an unsolicited Acquisition Proposal (a "Potential Acquirer") or approve an unsolicited Acquisition Proposal if: (A) the Board determines in good faith, after taking into account advice from its financial advisor, that a Potential Acquirer has submitted to the Company an Acquisition Proposal that may result in a Superior Proposal (as hereinafter defined) or, with respect to the approval of an unsolicited Acquisition Proposal, is a Superior Proposal, (B) the Board determines in good faith, after taking into account advice from its outside Israeli legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information or approve an Acquisition Proposal will violate the Board's fiduciary duties under applicable law, (C) prior to or at the time of furnishing any such information or entering into such discussions or negotiations, the Company shall inform S Company in writing as to the fact such information is to be provided and shall furnish to S Company the identity of the recipient of such information and/or the Potential Acquirer and the terms of such Acquisition Proposal, and the Company receives from the Potential Acquiror an executed confidentiality agreement containing limitations no less restrictive than the limitations imposed on S Company pursuant to the Confidentiality Agreement between the Company and S Company (the "Confidentiality Agreement"), and (D) the Company contemporaneously furnishes to or notifies S Company of the availability of such written information to S Company (to the extent such information has not been previously furnished by the Company to S Company), and
(E) neither the Company nor any of its subsidiaries, or any of their respective officers, directors, employees, investment bankers, attorneys or other agents, has caused the Superior Proposal to be made in violation any of the restrictions set forth in this Section 7.6. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of the restrictions set forth in the preceding sentence by any officer, director, employee, investment banker, attorney or agent of the Company or any of its subsidiaries shall be deemed to constitute a breach of this Section 7.6 by the Company. The Company agrees that it will immediately cease and cause to be terminated any existing discussions with any person that relate to any Acquisition Proposal. The Company shall keep S Company timely informed of any Acquisition Proposal that is made by any person and any material modification or proposed modification of any such proposal. Nothing contained in this
Section 7.6(a) or Section 5.1 shall prohibit the Company or the Board of Directors of the Company from taking and disclosing to the Company's shareholders and the Court a position with respect to a tender offer by a third party or making such other disclosure to the Company's shareholders and the Court that, in the judgment of the Board, after taking into account advice from its outside Israeli or U.S. legal counsel (as the case may be), may be required under applicable law.

   (b) For the purposes of this Agreement, "Acquisition Proposal" shall mean any proposal, whether in writing or otherwise, made by a third party to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or a material portion of the assets of, or any material equity interest in, the Company or its subsidiaries pursuant to a merger, consolidation, exchange of shares or other business combination, sale or issuance of shares of capital stock, sale, lease, exchange, transfer or license of assets, tender offer or exchange offer or similar transaction involving the Company or its subsidiaries (other than the transactions contemplated by this Agreement).

   (c) The term "Superior Proposal" means any bona fide written proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than a majority of the Company Ordinary Shares then outstanding or all or substantially all the assets of the Company, that the Board of Directors of the Company determines in good faith, after taking into account advice from its financial advisor, to be more favorable from a financial point of view to the Company and its shareholders than the Arrangement.

   7.7. Access to Information.

   (a) From the date of this Agreement until the Effective Time, the Company and each of its subsidiaries will give S Company and its authorized representatives (including counsel, environmental and other consultants, accountants and auditors) after reasonable prior notice reasonable access during normal business hours to all facilities, personnel and operations and to all books and records of it and its subsidiaries, will permit S Company to make such inspections as it may reasonably require and will cause its officers and those of its subsidiaries to furnish the other party with such financial and operating data with respect to its business and properties as such party may from time to time reasonably request.

   (b) Each of the parties hereto will hold and will cause its consultants and advisors to hold in strict confidence on the terms and conditions set forth in the Confidentiality Agreement all documents and information furnished to the other in connection with the transactions contemplated by this Agreement as if each of the parties hereto and such consultant or advisor was a party thereto, and this provision shall survive any termination of this Agreement.

   (c) Prior to the Effective Date, the Company will provide to S Company a list setting forth with respect to each Grant under which royalties are owed, or the Company believes will be owed, to the OCS, the aggregate amount of each such Grant, the aggregate amount of each such Grant remaining to be paid by the OCS to the Company or any subsidiary, the aggregate outstanding obligation with respect to royalties and the composition of the obligation to pay royalties by the product or product family to which it relates.

   7.8. Resignation of Directors. At or prior to the Effective Time and subject to applicable law, the Company shall use its reasonable best efforts to deliver to S Company the resignations of such directors of the Company as S Company shall at least ten days prior to the Effective Date specify, effective at the Effective Time.

   7.9. Indemnification.

   (a) As of the date of this Agreement and for a period of seven years following the Effective Time of the Arrangement, S Company will cause the Company to indemnify and hold harmless from and against all claims, damages, losses, obligations or liabilities ("Losses") any persons who were directors or officers of the Company or a subsidiary of the Company prior to the Effective Time of the Arrangement (the "Indemnified Persons") to the fullest extent such person could have been indemnified for such Losses under applicable law, indemnification agreements or under the Articles of Association of the Company or the Charter Document or Governing Document of any subsidiary of the Company in effect immediately on or prior to the Effective Time, with respect to any act or failure to act by any such Indemnified Person on or prior to the Effective Time; provided, however, that S Company shall have no financial obligation with respect to the indemnification obligations under this Section
7.9 and provided further that S Company agrees that it will not decrease the net worth of the Company to an amount below the net worth of the Company as of December 31, 1998 by withdrawing or otherwise removing assets from the Company.

   (b) The provisions of this Section 7.9 are for the benefit of the Indemnified Persons, any of whom shall have all rights at law and in equity to enforce the rights hereunder.

   (c) In the event that S Company or any of its successors or assigns (i) consolidates with or merges into any other person, and S Company or such successor or assign is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each case, proper provision shall be made so that such person or the continuing or surviving corporation assumes the obligations set forth in this Section 7.9 and none of the actions described in clauses (i) and (ii) above shall be taken until such provision is made.

   (d) S Company shall maintain in effect for not less than seven years from the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries (provided that S Company may substitute therefor policies of at least the same coverage and amounts and containing terms and conditions which are no less advantageous to the Indemnified Persons in all material respects, but the deductible thereunder may be increased to no more than $1 million, so long as no lapse in coverage occurs as a result of such substitution); provided that S Company shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed $200,000 (provided that in such case S Company shall purchase as much coverage as possible for $200,000).

   (e) S Company shall cause the Company to fulfill its obligations under all of its existing indemnification agreements in accordance with their respective terms for all claims brought no later than a period of seven years following the Effective Time of this Arrangement.

   7.10. Fees and Expenses. Whether or not the Arrangement is consummated, the Company and S Company shall bear their respective expenses incurred in connection with the Arrangement, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants, except that S Company shall pay all costs and expenses incurred in connection with (1) the filing, printing and mailing of the Form S-4 and the Proxy Statement (including SEC filing fees) and (2) any filings of the premerger notification and report forms under the HSR Act (including filing fees), if any.

   7.11. Affiliates. Contemporaneously with the execution of this Agreement, the Company has delivered to S Company a written agreement substantially in the form attached as Exhibit B hereto, signed by each person who is an "affiliate" of the Company for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Arrangement for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations. Following the execution of this Agreement, S Company shall take all action which may be necessary or appropriate such that each person who is an "affiliate" of S Company does not take any action that would disqualify the Arrangement for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

   7.12. NYSE Listing. S Company shall use its reasonable best efforts to cause the S Company Shares to be issued in connection with the Arrangement and under any other transactions contemplated in this Agreement to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Effective Date.

   7.13. Israeli Prospectus. S Company shall use its reasonable best efforts to either (a) obtain an exemption from the ISA from any prospectus requirements with respect to the exchange of Company Ordinary Shares, Company Options and Non-exercisable Non-Company Options held by Israeli residents or (b) comply with respect to the foregoing with the prospectus requirements of the Israel Securities Law of 1968 and the regulations adopted thereunder, as such requirements may be modified by the ISA, provided that nothing contained herein shall require S Company to make public disclosures which are material under U.S. federal securities laws and are not being, or required to be, disclosed to S Company Shareholders under such laws and have not been otherwise publicly disclosed by S Company.

   7.14. Tax Treatment. Each of S Company and the Company shall use its respective best efforts to cause the Arrangement to qualify as a reorganization under the provisions of Section 368(a) of the Code. S Company shall deliver on the Effective Date a certificate substantially in the form of Exhibit G, signed by an authorized officer, and the Company shall deliver on the Effective Date a certificate substantially in the form of Exhibit F, signed by an authorized officer.

   7.15. Letters of Accountants. The Company shall use its reasonable best efforts to cause to be delivered to S Company a letter of Deloitte & Touche LLP, dated no more than two business days before the date on which the Form S-4 becomes effective (and satisfactory in form and substance to S Company), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

   7.16. Registration Rights. Promptly following the Effective Time, S Company shall file and use its reasonable best efforts to have declared effective, a registration statement on Form S-3 (or other appropriate form) registering for resale the S Company Shares issued pursuant to this Agreement to persons (or affiliates of such persons) who have signed voting agreements with S Company. S Company shall use reasonable efforts to maintain the effectiveness of the registration statement until the second anniversary of the Effective Date.

   7.17. Consulting Agreements. On the Effective Date, the Company shall terminate the consulting agreements between the Company and YTD Dovrat Ltd. and between the Company and Zeevi Management and Holding Services Ltd. in accordance with the terms of such agreements. On the Effective Date, the Company shall use its reasonable best efforts to terminate the allocation of expenses agreement between the Company and Tecnomatix Technologies Ltd.

                                  ARTICLE VIII

                             Conditions to Closing

   8.1. Conditions to Each Party's Obligation to Effect the Arrangement. The respective obligation of each party to effect the Arrangement is subject to the satisfaction or waiver on or prior to the Effective Date of the following conditions:

     (a) Shareholder Approval. The Company Shareholder Approval shall have been obtained.

     (b) Optionholders Approval. Either the Optionholders Approval shall have been obtained or all holders of Company Options shall have duly executed and delivered Exchange Agreements.

     (c) HSR Act. Any waiting period (and any extension thereof) applicable to the Arrangement under the HSR Act shall have been terminated or shall have expired.

     (d) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing the consummation of the Arrangement.

     (e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and no stop order or similar restraining order shall be threatened or entered by the SEC or any state securities administration preventing the Arrangement.

     (f) NYSE Listing. The S Company Shares issuable to the Company's shareholders and Company Option holders and, if applicable, to Non-Company Shareholders and optionholders, other than the Company, of M Company and D Company, as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

     (g) Pooling Letters. The Company and S Company shall have received letters from the independent accountants of each of S Company and the Company dated as of the Closing Date (as hereinafter defined), as contemplated by Section 7.3.

     (h) Governmental Consents. The following consents and approvals shall have been obtained:

       (i) the issuance of Final Court Order in Israel approving the Arrangement in the form attached hereto, including the Exchange Ratio, but without giving effect to any appeal period;

       (ii) the approval of the OCS for change in control of D Company and M Company;

       (iii) the approval of the Investment Center for change in control of D Company and M Company;

       (iv) (a) an exemption from the ISA from any prospectus requirements with respect to the exchange of Company Ordinary Shares, Company Options and Non-Exercisable Non-Company Options held by Israeli residents, or (b) compliance by S Company with respect to the foregoing with the prospectus requirements of the Israel Securities Law of 1968 and all regulations adopted thereunder, as such requirements may be modified by the ISA, provided that nothing contained herein shall require S Company to make public disclosures which are material under U.S. federal securities laws and are not being, or required to be, disclosed to S Company Shareholders under such laws; and

       (v) the approval of the Israeli Commissioner of Restrictive Practices or the expiration of the 30-day waiting period under the Restrictive Trade Practices Law-1968, without giving effect to any appeal period.

   8.2. Conditions to Obligations of S Company. The obligation of S Company to effect the Arrangement is further subject to satisfaction or waiver of the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Company set forth herein shall be true and correct both as of the date of the Agreement and at and as of the Effective Date, as if made at and as of the Effective Date (except to the extent expressly made as of a specified date, in which case as of such date), except where the failure of such representations and warranties (other than the representations and warranties in Section 3.3) to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have, individually or in the aggregate, a Company Material Adverse Effect and the representations and warranties in Section
  3.3 shall be true and correct in all material respects both as of the date of the Agreement and at and as of the

  Effective Date, as if made at and as of the Effective Date (except to the extent expressly made as of a specified date, in which case as of such date.)

     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Date. The Company shall deliver to S Company a certificate of its Chief Executive Officer, solely in his capacity as such, as to the satisfaction of the conditions in Sections 8.2(a) and 8.2(b).

     (c) No Governmental Proceeding. There shall not be pending any action, suit or proceeding in which a governmental entity is (or is threatened to become) a party (a) challenging or seeking to restrain or prohibit the consummation of the Arrangement or any of the other transactions contemplated by this Agreement; (b) relating to the Arrangement and seeking to obtain from S Company or any of its subsidiaries any material damages;
  (c) seeking to prohibit or limit in any material respect S Company's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the capital stock of the Company; or (d) which would materially and adversely affect the right of S Company, the Company or any subsidiary of S Company to own the assets or operate the business of the Company provided, that S Company shall use reasonable efforts to resolve such matters.

     (d) No Other Proceeding. There shall not be pending any action, suit or proceeding which will have a Company Material Adverse Effect or an S Company Material Adverse Effect (a) challenging or seeking to restrain or prohibit the consummation of the Arrangement; (b) relating to the Arrangement and seeking to obtain from S Company or any of its subsidiaries damages; (c) seeking to prohibit or limit in any material respect S Company's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the capital stock of the Company; or (d) which would affect adversely the right of S Company, the Company or any subsidiary of S Company to own the assets or operate the business of Company; provided, however, that to the extent that any damages payable in connection with any such claim, action, suit or proceeding will be fully reimbursed by insurance coverage pursuant to insurance policies held by Company or S Company, such damages shall be disregarded in determining the Material Adverse Effect of such claim, action, suit or proceeding on the policy holder.

     (e) Tax Opinion. S Company shall have received an opinion of Blank Rome Comisky & McCauley LLP ("S Company's Counsel"), in form and substance reasonably satisfactory to it dated the Effective Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing on the Effective Date, the Arrangement will be treated as a reorganization within the meaning of Section 368(a) of the Code and that accordingly for U.S. federal income tax purposes:

       (i) No gain or loss will be recognized by S Company or the Company as a result of the Arrangement; and

       (ii) No gain or loss will be recognized by the shareholders of the Company solely as a result of the receipt of S Company Shares at the Effective Time in exchange for their Company Ordinary Shares pursuant to the Arrangement.

  In rendering such opinion, S Company's Counsel may require and rely upon representations and covenants of officers of S Company and the Company, including those contained in the certificates referred to in Section 7.14.

     (f) Resignation of Directors. S Company shall have received the resignations of the directors of the Company designated by S Company pursuant to Section 7.8.

     (g) Letter of the Company's Accountants. S Company shall have received a letter from Deloitte & Touche LLP, dated as of the Effective Date, addressed to S Company, reasonably satisfactory in form and substance (insofar as it relates to financial information in the S-4) to S Company, updating the letter referred to in Section 7.15.

   8.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Arrangement is further subject to satisfaction or waiver of the following conditions:

     (a) Representations and Warranties. The representations and warranties of S Company set forth herein shall be true and correct both as of the date of this Agreement and at and as of the Effective Date, as if made at and as of the Effective Date (except to the extent expressly made as of a specified date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) does not have individually or in the aggregate, a S Company Material Adverse Effect.

     (b) Performance of Obligations of S Company. S Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. S Company shall deliver to the Company a certificate of one of its executive officers, solely in his capacity as such, as to the satisfaction of the conditions in
  Section 8.3(a) and 8.3(b).

     (c) Tax Opinions. The Company shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP ("Company's Counsel"), in form and substance reasonably satisfactory to it dated the Effective Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing on the Effective Date, the Arrangement will be treated as a reorganization within the meaning of Section 368(a) of the Code and that accordingly for U.S. federal income tax purposes:

       (i) No gain or loss will be recognized by S Company or the Company as a result of the Arrangement; and

       (ii) No gain or loss will be recognized by the shareholders the Company solely as a result of the receipt of S Company Shares at the Effective Time in exchange for their Company Ordinary Shares pursuant to the Arrangement.

  In rendering such opinion, the Company's Counsel may require and rely upon representations and covenants of officers of S Company and the Company, including those contained in the certificates referred to in Section 7.14.

                                   ARTICLE IX

                                  Termination

   9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after and approval of this Agreement by either the Company's shareholders or S Company's shareholders.

     (a) by mutual written consent of the Company and S Company;

     (b) by either the Company or S Company:

       (i) if the Arrangement shall not have been consummated by December 31, 1999; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Arrangement to be consummated by such time;

       (ii) if the Company Shareholder Approval shall not have been obtained at a Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof or, if a subsequent Company Shareholders Meeting is to be convened, at such subsequent Company Shareholders Meeting duly convened; or

       (iii) if the Optionholders Approval shall not have been obtained at an Optionholders Meeting duly convened therefor or at any adjournment or any postponement thereof or, if a subsequent Optionholders Meeting is to be convened, at such subsequent Optionholders Meeting duly convened and not all Optionholders have executed Exchange Agreements.

       (iv) if any Restraint having any of the effects set forth in Section 8.1(d) shall be in effect and shall have become final and nonappealable; or

     (c) by the Company:

       (i) upon the breach of any representation, warranty, covenant or other agreement of S Company contained in this Agreement, or if any representation or warranty of S Company shall be or shall have become inaccurate, in either case such that S Company fails to cure such breach within 15 business days after receiving notice of such breach (but only if such breach is capable of being cured) and such breach would cause any of the conditions set forth in Section 8.3(a) or 8.3(b) not to be satisfied at the time of such breach or at the time such representation or warranty was or shall have become inaccurate or, if capable of being cured, at the end of such cure period.

       (ii) if there is a change in the business, operations or financial condition of S Company since the date of this Agreement but prior to the date that Company Shareholder Approval shall have been obtained ("Shareholder Approval Date") that has had or will be reasonably expected to have an S Company Material Adverse Effect (it being understood that a decline in S Company stock price shall not, in and of itself, constitute a change that has had or will have an S Company Material Adverse Effect for purposes of this clause (ii)), provided that the right to terminate this Agreement pursuant to this clause (ii) may only be exercised prior to the Shareholder Approval Date.

     (d) by S Company

       (i) upon the breach of any representation, warranty, covenant or other agreement of the Company contained in this Agreement, or if any representation or warranty of the Company shall be or shall become inaccurate, in either case such that the Company fails to cure such breach within 15 business days after receiving notice of such breach (but only if such breach is capable of being cured) and such breach would cause any of the conditions set forth in Section 8.2(a) or 8.2(b) not to be satisfied at the time of such breach or at the time such representation or warranty was or shall have become inaccurate, or, if capable of being cured, at the end of such cure period;

       (ii) if (a) the Board of Directors of Company shall have failed to recommend, or shall for any reason have withdrawn or shall have amended or modified in a manner adverse to S Company its recommendation in favor of, the adoption and approval of the Arrangement; (b) the Company shall have failed to include in the Prospectus and Proxy Statement the recommendation of the Board of Directors of Company in favor of the adoption and approval of the Arrangement; (c) the Company shall have entered into any letter of intent or similar document or any agreement, commitment or understanding relating to any Acquisition Proposal; or
    (d) a tender or exchange offer relating to securities of Company shall have been commenced and Company shall not have sent to its shareholders and, if applicable, optionholder, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that Company recommends rejection of such tender or exchange offer.

       (iii) if there is a change in the business, operations or financial condition of the Company or any of its subsidiaries since the date of this Agreement but prior to the Company Shareholder Approval Date that has had or will have a Company Material Adverse Effect; provided that the right to terminate this Agreement pursuant to this clause (iii) may only be exercised prior to the Shareholder Approval Date.

   9.2. Effect of Termination.

   (a) The termination of this Agreement shall become effective upon delivery to the other party of written notice thereof. In the event of the termination of this Agreement pursuant to the foregoing provisions of this Article IX, this Agreement shall be of no further force or effect, with no liability on the part of any party or its shareholders or directors or officers in respect of this Agreement, except for liability of a party under Section 7.10 or this Section
9.2 and except for liability that S Company or the Company might have arising from a breach of this Agreement.

   (b) In the event of a termination of this Agreement by S Company pursuant to
Section 9.1(d)(ii), then the Company shall within two business days of such termination pay S Company by wire transfer of immediately available funds to an account specified by S Company a non-refundable termination fee of $6 million which includes reimbursement for expenses.

   (c) If this Agreement is terminated by S Company or Company pursuant to
Section 9.1(b)(ii) and a transaction of the type contemplated in the definition of Acquisition Proposal is consummated at any time prior to the first anniversary date of this Agreement, then, contemporaneously with the consummation of such transaction, the Company shall pay to S Company by wire transfer of immediately available funds to an account specified by S Company, a nonrefundable fee in the amount of $8 million which includes reimbursement for expenses.

                                   ARTICLE X

                                 Miscellaneous

   10.1. Nonsurvival of Representations and Warranties. All representations, warranties and covenants made by any party in this Agreement or pursuant hereto shall survive the date of this Agreement but shall terminate upon the Effective Date. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

   10.2. Closing and Waiver.

   (a) Unless this Agreement shall have been terminated in accordance with the provisions of Section 9.1 hereof, a closing (the "Closing" and the date and time thereof being the "Closing Date") will be held at 10:00 A.M. local time on the Effective Date. The Closing will be held at the offices of Goldfarb, Levy, Eran & Co., 2 Ibn Gvirol Street, Tel Aviv, Israel, or at such other places as the parties may agree.

   (b) At any time prior to the Effective Date, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing duly authorized by and signed on behalf of such party.

   10.3. Notices.

   (a) Any notice or communication to any party hereto shall be duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile or overnight air courier guaranteeing next day delivery, to such other party's address.

     If to S Company:

       SunGard Data Systems Inc.
       1285 Drummers Lane
       Wayne, PA 19087-1586
       Facsimile No: 610-341-8115
       Attention: General Counsel

       with a copy to:

       Blank Rome Comisky & McCauley LLP
       One Logan Square
       Philadelphia, PA 19103
       Facsimile No.: (215) 569-5555
       Attention: Arthur H. Miller

       and to:

       Goldfarb, Levy, Eran & Co.
       Eliahu House
       2 Ibn Gvirol Street
       Tel Aviv 64077 Israel
       Facsimile No.: 011-972-3-695-4344
       Attention: Yehuda M. Levy

     If to the Company:

       Oshap Technologies Ltd.
       Delta House, 16 Hagalim Avenue
       Herzeliya 46733, Israel
       Facsimile No.: 972-9-959-4898
       Attention: President

       with a copy to:

       Skadden, Arps, Slate, Meagher & Flom LLP
       919 Third Avenue
       New York, New York 10022
       Facsimile No.: (212) 735-2000
       Attention: David J. Friedman

       and to:

       Meitar, Liquornik, Geva & Co.
       16 Abba Hillel Silver Rd.
       Ramat-Gan 52506, Israel
       Facsimile No.: 972-3-610-3111
       Attention: Dan Shamgar

       and to:

       Yossi Avraham & Co.
       8 Shaul Hamelech Blvd
       Tel Aviv, Israel
       Facsimile No: 972-3-696-3801
       Attention: Yossi Avraham

   (b) All notices and communications will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, if mailed; when sent, if sent and confirmed electronically by facsimile; and two business days after timely delivery to the courier, if sent by overnight air courier guaranteeing two day delivery.

   10.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

   10.5. Interpretation.

   (a) The headings of articles and sections herein are for convenience of reference, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof. As used in this Agreement, "person" means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof; "subsidiary" of any person means (i) a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such person or by one or more other subsidiaries of such person or by such person and one or more subsidiaries thereof or (ii) any other person (other than a corporation) in which such person, or one or more other subsidiaries of such person or such person and one or more other subsidiaries thereof, directly or indirectly, have at least a majority ownership and voting power relating to the policies, management and affairs thereof; and "voting stock" of any person means capital stock of such person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person. For purposes of this Agreement "Knowledge" shall not be deemed a subsidiary of the Company or any of the Company's subsidiaries. All dollar amounts referred to in this Agreement refer to United States dollars.

   (b) Each representation and warranty made in this Agreement or pursuant hereto is independent of all other representations and warranties made by the same parties, whether or not covering related or similar matters, and must be independently and separately satisfied.

   10.6. Amendment. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Arrangement by each of the shareholders of the Company and S Company; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by such shareholders or the Israeli Court without the further approval of such shareholders or the Israeli Court. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

   10.7. No Third Party Beneficiaries. Except for the provisions of Section 7.9 (which is intended to be for the benefit of the persons referred to therein, and may be enforced by such persons) nothing in this Agreement shall confer any rights upon any person or entity which is not a party or permitted assignee of a party to this Agreement.

   10.8. Controlling Law. This Agreement shall be construed and governed by the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed entirely in that jurisdiction; provided, however, that matters affecting the validity of corporate action taken by the Company or matters relating to the Arrangement shall be governed by the laws of the State of Israel.

   10.9. Jurisdiction and Process. In any action between or among any of the parties, whether arising out of this Agreement or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the Commonwealth of Pennsylvania, (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Commonwealth of Pennsylvania, (c) each of the parties irrevocably waives the right to trial by jury, (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 10.3, and (e) the prevailing parties shall be entitled to recover their reasonable attorneys' fees and court costs from the other parties.

   10.10. Entire Agreement. This Agreement and the Confidentiality Agreement, together with the Exhibits and Schedules hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

   10.11. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

   10.12. Construction. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement or any agreements delivered in connection with the transactions contemplated herein.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers all as of the day and year first above written.

                                          SUNGARD DATA SYSTEMS INC.

                                                   /s/ Cristobal I. Conde
                                          By: _________________________________
                                                  Name: Cristobal I. Conde
                                              Title: Executive Vice President

                                          OSHAP TECHNOLOGIES LTD.

                                                     /s/ Shlomo Dovrat
                                          By: _________________________________
                                                    Name: Shlomo Dovrat
                                                 Title: President and Chief
                                                     Executive Officer

                                                                      EXHIBIT A

                              PLAN OF ARRANGEMENT

     Among: Oshap Technologies Ltd. (the "Company")
     And: All the holders of the ordinary shares par value NIS 0.001 per share of the Company (the "Company Ordinary Shares")

   In this Arrangement the following terms shall have the meanings assigned to them respectively hereunder:

   The "Arrangement": This Plan of Arrangement, as set forth herein.

   The "Agreement": The Agreement, dated March 9, 1999, between the Company and S Company attached as Exhibit A hereto.

   The "Board": The Board of Directors of the Company.

   The "Companies Ordinance": The Companies Ordinance [New Version] 5743-1983.

   The "Court": The Tel-Aviv-Jaffa District Court or any other court in Israel of competent jurisdiction.

   The "Effective Time": The time of the Filing.

   The "Exchange Ratio": the Exchange Ratio as defined in Section 2.1 of the Agreement.

   The "Extraordinary General Meeting": The Extraordinary General Meeting of the Company's shareholders, and any adjournments or postponements thereof, in which the Company's shareholders will be requested to approve this Arrangement.

   The "Filing": The filing of the Final Court Order with the Registrar of Companies in accordance with Section 233 of the Companies Ordinance.

   The "Final Court Order": The order of the Court approving this Arrangement.

   The "Nasdaq": The National Association of Securities Dealers, Inc. Automated Quotation System/National Market, in the United States.

   The "NYSE": The New York Stock Exchange, Inc.

   "S Company": SunGard Data Systems Inc., a Delaware corporation.

   "S Company Shares": The common stock, par value U.S. $.01 per share of S Company.

   WHEREAS, the company has an authorized share capital of NIS 20,018.46 consisting of 20,018,460 Company Ordinary Shares, of which 12,836,110 shares were issued and outstanding as of March 30, 1999; and

   WHEREAS, the Company Ordinary Shares are listed for trading on the Nasdaq;
and

   WHEREAS, the Board deems it desirable and in the best interests of the Company and its shareholders that the Company and all its shareholders enter into the Arrangement, pursuant to which, at the Effective Time by virtue of the Filing and with no further action on behalf of the shareholders of the Company (i) each Company Ordinary Share issued and outstanding as of the Effective Time shall be deemed transferred to S Company, free of any lien, pledge, encumbrance or right of third party, in exchange for a fraction of a validly issued, fully paid and nonassessable S Company Share, such fraction being equal to the Exchange Ratio and (ii) certain amendments will be made to the Company's Articles of Association including its share capital as set forth in Annex I hereto; and

   WHEREAS, under the Agreement, S Company agreed that (i) at the Effective Time by virtue of the Filing and with no further action on behalf of the shareholders of the Company, all Company Ordinary Shares issued and outstanding as of the effective Time shall be deemed transferred to S Company in exchange for S Company Shares as provided in the Agreement; and (ii) at the Effective Time, all such S Company Shares shall be listed for trading on the NYSE; and

   WHEREAS, on March 9, 1999, the Board received an opinion of Salomon Smith Barney Inc. and BancBoston Robertson Stephens Inc., the Company's financial advisors in connection with the Arrangement, to the effect that, as of the date of such opinions, the Exchange Rate was fair to the holders of Company Ordinary Shares from a financial point of view; and

   WHEREAS, the Board at such meeting approved the Arrangement, and determined by such vote, based among other things, on the opinions of its financial advisors (i) that the terms of the Agreement and the Arrangement are in the best interests of, the Company and its shareholders; and (ii) that the Company commence proceedings under Section 233 of the Companies Ordinance, under which the court would be requested to convene the Extraordinary General Meeting and to approve the Arrangement.

   NOW THEREFORE, it as agreed between the parties, as follows:

     1. The preamble and Annexes of this Arrangement constitute an integral part hereof.

     2. At the Effective Time by virtue of the Filing and with no further action on behalf of the shareholders of the Company, (i) each Company Ordinary Share issued and outstanding as of the Effective Time shall be deemed transferred, free of any lien, pledge, encumbrance or right of third party to S Company, in exchange for a fraction of a validly issued, fully paid and nonassessable S Company Share, such fraction being equal to the Exchange Ratio, in accordance with the terms and conditions of the Agreement and (ii) certain amendments will be made to the Company's Articles of Association including its share capital as set forth in Annex I hereto.

     3. The above constitutes one integral Arrangement, is not separable, and cannot be partially performed.

     4. This Arrangement will become effective upon the Filing.

     5. The Company is entitled to agree, on behalf of the Company and the holders of the Company Ordinary Shares, to any amendment or revision of, or supplement to, this Arrangement, or to any term or condition that the Court will deem fit to determine or require; provided that no amendment, revision or supplement of any kind shall be made unless S Company shall agree in writing thereto.

                                                                         ANNEX I

             PROPOSED AMENDMENTS TO THE ARTICLES OF ASSOCIATION OF

                            OSHAP TECHNOLOGIES LTD.

   The following sets forth the proposed amendments proposed to be made to the Articles of Association of Oshap Technologies Ltd.:

1. The following changes shall be made to Article 2:

  1.1 The definition of Companies Ordinance shall be added after the definition of "The company" as follows:

       "The Companies Ordinance--the Companies Ordinance (New Version), 5743-1983, or any statutory reenactment or modification thereof for the time being in force. Any reference to any section or provision of the Companies Ordinance shall be deemed to include reference to any statutory reenactment or modification for the time being in force thereof."

  1.2 The definition of "The Law" shall be replaced with the following definition:

       "The Law--shall mean the Companies Ordinance, the Securities Law 5728-1968 and any other law with respect to companies applying to the company, as they shall be in effect from time to time."

  1.3 The definition of "The director" shall be replaced with the following definition:

       "The board of directors--shall mean the board of directors of the company."

  1.4 The definition of "Writing" shall be replaced with the following definition:

       "Writing--shall mean handwriting, typewriter, print, via facsimile or electronic mail or produced by any visible substitute for writing."

2. Article 5 shall be replaced in its entirety by the following:

     "5. Private Company

     The company is a private company and accordingly:

  (a) the number of members for the time being of the company (exclusive of persons who are in the employment of the company and of persons who having been formerly in the employment of the company were, while in such employment, and have continued after termination of such employment to be, members of the company), shall not exceed fifty (50), but where two or more persons jointly own one or more shares in the company, they shall, for the purpose of this Articles be treated as a single member; and

  (b) any invitation to the public to subscribe for any shares or debentures or debenture stock of the company is prohibited; and

  (three) the right to transfer shares in the company shall be restricted as hereinafter provided."

3. Article 6 shall be replaced in its entirety with the following Article 6:

                                  "THE CAPITAL

   6.

  (One) The capital of the company is 20,018.46 (Twenty thousand and eighteen New Israeli Shekel and forty six agorot) divided into 20,018,460 Ordinary Shares, par value NIS 0.001 each.

  (Two) Each one of the Ordinary Shares having a par value of NIS. 0.001 (one tenth of an Agora) shall entitle its owner to one vote at all votes at the general meeting of the shareholders of the company.

  (Three) The right to dividend shall be pursuant to article 99.

  (Four) In the event of distribution of remaining property to the shareholders, at the time of liquidation, or at any other time, the property shall be divided, among all shareholders holding Ordinary Shares, in a pro-rata rate to the nominal value of their shareholdings, and if the nominal value has not been paid in full, in a pro-rata rate to the amount paid on account of the nominal value."

4. The existing Articles 6, 7, 8, 9, 10, 11, 12, and 13 shall become Articles 7, 8, 9, 10, 11, 12, 13 and 14, respectively.

5. The existing Article 14 (Bearer Shares) shall be deleted in its entirety.

6. The first paragraph of Article 21 shall be replaced with the following paragraph:

  "21. No transfer of shares in the company, and no assignment of an option to acquire such shares from the company, shall be effective unless the transfer or assignment has been approved by the board of directors.

7. The existing Article 22 shall be replaced in its entirety with a new Article 22 as follows:

  "22. The deed of share transfer shall be signed both by the transferor and transferee, and the transferor shall be deemed to remain a holder of the share until the name of the transferee is entered into the Register in respect thereof."

8. The existing Article 23 shall be deleted in its entirety the language appearing therein shall be replaced with the language "[cancelled]".

9. In Article 49, first line, the words "except for those applying to bearer shares" shall be deleted.

10. In Article 52(b), forth line the word "therein" shall be replaced with the words "as such".

11. In Article 68, sixth line, the words "with a par value of one shakel" shall be deleted.

12. In Article 78(e), forth line, the numbers "(1), (2), (3) and (5)" shall be replaced with "(i), (ii), (iii) or (v)".

13. The existing Article 94 shall be replaced in its entirety with a new
    Article 94 as follows:

  "94. A resolution in writing signed by all the members of the board of directors, or of a committee, or such a resolution that all members of the board of directors or members of a committee have agreed to in writing or by telegram or telex or facsimile shall be valid for every purpose as a resolution adopted at a board of directors' or committee meeting, as the case may be, that was duly convened and held. In place of a director the aforesaid resolution may be signed and delivered by his substitute or his attorney or his substitute's attorney."

                                                                      Appendix B


                   [LETTERHEAD OF SALOMON SMITH BARNEY INC.]


March 9, 1999

The Board of Directors
Oshap Technologies Ltd.
16 Hagalim Avenue
Herzliya 46733 Israel

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of ordinary shares of Oshap Technologies Ltd. ("Oshap") of the consideration to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement, dated as of March 9, 1999 (the "Agreement"), by and between SunGard Data Systems Inc. ("SunGard") and Oshap, including the Plan of Arrangement attached as Exhibit A thereto (the "Plan of Arrangement"). As more fully described in the Agreement and the Plan of Arrangement, Oshap and its shareholders will enter into an arrangement whereby, among other things, all outstanding ordinary shares, par value NIS
0.001 per share, of Oshap (the "Oshap Ordinary Shares") will be deemed transferred to SunGard (the "Arrangement") in exchange for that number of shares (the resulting number, the "Exchange Ratio") of the common stock, par value $0.01 per share, of SunGard (the "SunGard Common Stock") determined as follows:
(i) if the average per share closing price of SunGard Common Stock on the New York Stock Exchange for the ten consecutive days ending on the second trading day prior to the effective date of the Arrangement (the "SunGard Share Average") is equal to or greater than $34.1063 but less than or equal to $46.1438, then the Exchange Ratio will be fixed at 0.386293, (ii) if the SunGard Share Average is greater than $46.1438 but less than or equal to $50.7074, the Exchange Ratio will be equal to $17.8250 divided by the SunGard Share Average; (iii) if the SunGard Share Average is greater than $50.7074, the Exchange Ratio will be equal to 0.31526; (iv) if the SunGard Share Average is less than $34.1063 but greater than or equal to $30.5429, the Exchange Ratio will be equal to $13.1750 divided by the SunGard Share Average; and (v) if the SunGard Share Average is less than $30.5429, the Exchange Ratio will be equal to 0.431360. The Agreement further provides that, as soon as practicable after the date of the Agreement, SunGard will offer to enter into an agreement with each shareholder and option holder, other than Oshap (collectively, the "Minority Holders"), of Oshap's majority-owned subsidiaries, MINT Software Technologies Ltd. ("MINT") and Decalog N.V. ("Decalog"), pursuant to which SunGard will offer to purchase all outstanding shares of the capital stock of MINT and Decalog, cancel all outstanding exercisable options to purchase such shares and roll-over all outstanding non-exercisable options to purchase such shares, held by Minority Holders in exchange for cash or shares of SunGard Common Stock or options to purchase such shares, as more fully described in the Agreement (the "Subsidiary Transactions").

In arriving at our opinion, we reviewed the Agreement and the Plan of Arrangement, and held discussions with certain senior officers, directors and other representatives and advisors of Oshap and certain senior officers and other representatives and advisors of SunGard concerning the businesses, operations and prospects of Oshap and SunGard. We examined certain publicly available business and financial information relating to Oshap and SunGard as well as certain financial forecasts and other information and data for Oshap and SunGard which were provided to or otherwise discussed with us by the respective managements of Oshap and SunGard, including information relating to certain strategic implications and operational benefits anticipated to result from the Arrangement. We reviewed the financial terms of the Arrangement as set forth in the Agreement and the Plan of Arrangement in relation to, among other things: current and historical market prices and trading volumes of the Oshap Ordinary Shares and SunGard Common Stock; the historical and projected earnings and other operating data of Oshap and SunGard; and the capitalization and financial condition of Oshap and SunGard. We considered, to the extent publicly

The Board of Directors
Oshap Technologies Ltd.
March 9, 1999
Page 2

available, the financial terms of other transactions recently effected which we considered relevant in evaluating the Arrangement and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Oshap and SunGard. We also evaluated the potential pro forma financial impact of the Arrangement on SunGard. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the managements of Oshap and SunGard that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Oshap and SunGard as to the future financial performance of Oshap and SunGard and the strategic implications and operational benefits anticipated to result from the Arrangement. We have assumed, with your consent, that the Arrangement will be treated as a tax-free reorganization for U.S. federal income tax purposes and as a pooling of interests in accordance with U.S. generally accepted accounting principles. We also have assumed, with your consent, that the Subsidiary Transactions will be effected in accordance with the terms contemplated thereby and, to the extent relevant to our analysis, have evaluated SunGard after giving effect to such Subsidiary Transactions. Our opinion, as set forth herein, relates to the relative values of Oshap and SunGard. We are not expressing any opinion as to what the value of the SunGard Common Stock actually will be when issued to Oshap shareholders pursuant to the Arrangement or the price at which the SunGard Common Stock will trade subsequent to the Arrangement. Our opinion also does not compare the consideration to be received by holders of Oshap Ordinary Shares in the Arrangement with the consideration to be received by Minority Holders in the Subsidiary Transactions. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Oshap or SunGard nor have we made any physical inspection of the properties or assets of Oshap or SunGard. In connection with our engagement, we were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of Oshap. We were not asked to consider, and our opinion does not address, the relative merits of the Arrangement as compared to any alternative business strategies that might exist for Oshap or the effect of any other transaction in which Oshap might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Salomon Smith Barney Inc. has acted as financial advisor to Oshap in connection with the proposed Arrangement and will receive a fee for such services contingent upon the consummation of the Arrangement. We have in the past provided investment banking services to Oshap unrelated to the proposed Arrangement, for which services we have received compensation. We also provided investment banking services to Decalog in early 1999 in connection with the possible initial public offering or sale of Decalog. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Oshap and SunGard for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. As you are aware, a director of Citigroup Inc., which is an affiliate of Salomon Smith Barney Inc., also is a director of Oshap. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Oshap, SunGard and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Oshap in its evaluation of the proposed Arrangement, and our opinion is not intended to be and

The Board of Directors
Oshap Technologies Ltd.
March 9, 1999
Page 3


does not constitute a recommendation to any shareholder as to how such shareholder should vote on any matters relating to the proposed Arrangement.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Oshap Ordinary Shares.


Very truly yours,



SALOMON SMITH BARNEY INC.

                                                                      Appendix C



          [LETTERHEAD OF BANCBOSTON ROBERTSON STEPHENS INC.]


                                 MARCH 9, 1999

Board of Directors
Oshap Technologies Ltd.
16 Hagalim Avenue
Herzliya 46733 Israel

Members of the Board:

  You have asked our opinion with respect to the fairness to the holders of Oshap Ordinary Shares, from a financial point of view and as of the date hereof, of the Exchange Ratio (as defined below).

  Under the terms set forth in the Agreement dated March 9, 1999 (including the Plan of Arrangement attached as an exhibit thereto, the "Agreement") between Oshap Technologies Ltd. ("Oshap") and SunGard Data Systems Inc. ("SunGard"), Oshap and its shareholders will enter into an arrangement whereby, among other things, all outstanding shares, par value NIS 0.001 per share, of Oshap (the "Oshap Ordinary Shares"), will be deemed transferred to SunGard (the "Arrangement") in exchange for that number of shares (the resulting number, the "Exchange Ratio") of the common stock, par value $0.01 per share, of SunGard (the "SunGard Common Stock") determined as follows: (i) if the average per share closing price of SunGard Common Stock on the New York Stock Exchange for the ten consecutive days ending on the second trading day prior to the effective date of the Arrangement (the "SunGard Share Average") is equal to or greater than $34.1063, but less than or equal to $46.1438, the Exchange Ratio will be equal to 0.386293; (ii) if the SunGard Share Average is greater than $46.1438, but less than or equal to $50.7074, the Exchange Ratio will be equal to $17.8250 divided by the SunGard Share Average; (iii) if the SunGard Share Average is greater than $50.7074, the Exchange Ratio will be equal to 0.351526; (iv) if the SunGard Share Average is less than $34.1063, but greater than or equal to $30.5429, the Exchange Ratio will be equal to $13.1750 divided by the SunGard Share Average; and (v) if the SunGard Share Average is less than $30.5429, the Exchange Ratio will be equal to 0.431360. The Agreement further provides that, as soon as practicable after the date of the Agreement, SunGard will offer to enter into an agreement with each shareholder and each option holder (in each case, other than Oshap, and collectively, the "Minority Holders") of Oshap's majority-owned subsidiaries MINT Software Technologies Ltd. ("MINT") and Decalog N.V. ("Decalog"), pursuant to which SunGard will offer to purchase all outstanding shares of the capital stock of MINT and Decalog, cancel all outstanding exercisable options to purchase such shares and roll-over all outstanding non-exercisable options to purchase such shares, held by Minority Holders in exchange for cash or shares of SunGard Common Stock or options to purchase such shares, as more fully described in the Agreement (the "Subsidiary Transactions"). The Agreement states that the parties intend, and we have assumed, that the Arrangement will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and be accounted for as a pooling transaction pursuant to U.S. Generally Accepted Accounting Principles ("GAAP"). The terms and conditions of the Arrangement are set out more fully in the Agreement.

  For purposes of this opinion we have, among other things, (i) reviewed certain financial information relating to Oshap and SunGard furnished to us by the respective companies, including certain internal financial analyses, forecasts and projections for Oshap and SunGard prepared by the respective

Board of Directors
Oshap Technologies Ltd.
March 9, 1999
Page 2

managements of Oshap and SunGard; (ii) reviewed certain publicly available information relating to Oshap and SunGard; (iii) held discussions with the respective managements of Oshap and SunGard concerning the businesses, past and current operations, financial condition and future prospects of both Oshap and SunGard, independently and combined, including discussions with the managements of Oshap and SunGard concerning their views regarding the strategic rationale for the Arrangement; (iv) reviewed the financial terms and conditions set forth in the Agreement; (v) reviewed the respective stock price and trading histories of Oshap and SunGard; (vi) reviewed the contribution by each company to pro forma combined revenue, EBITDA, EBIT and net income; (vii) reviewed the valuations of publicly traded companies that we deemed comparable to Oshap and SunGard; (viii) compared the financial terms of the Arrangement with the financial terms, to the extent publicly available, of other transactions that we deemed relevant; (ix) analyzed the pro forma earnings per share of the combined company; and (x) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

  In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by management of Oshap and SunGard) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information. We have relied upon the assurances of management of Oshap and SunGard that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of Oshap or SunGard, nor were we furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections (and the assumptions and bases therefor) for each of Oshap and SunGard that we have reviewed, upon the advice of the managements of Oshap and SunGard, we have assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments of the managements of Oshap and SunGard as to the future financial condition and performance of Oshap and SunGard, respectively, and we have further assumed that such projections and forecasts will be realized in the amounts and in the time periods currently estimated by the respective managements of Oshap and SunGard. In this regard, we note that each of Oshap and SunGard face exposure to the Year 2000 problem and are currently undergoing Year 2000 projects. We have not undertaken any independent analysis to evaluate the reliability or accuracy of the assumptions made by the managements of Oshap and SunGard with respect to the potential effect that the Year 2000 problem might have on their respective forecasts. We have assumed that the historical financial statements of each of Oshap and SunGard reviewed by us have been prepared and fairly presented in accordance with U.S. GAAP (or auditing standards substantially identical thereto) consistently applied. Further, we have assumed that the Arrangement will be consummated upon the terms set forth in the Agreement without material alteration thereof and that the Subsidiary Transactions will be effected in accordance with the terms contemplated in the Agreement. To the extent relevant to our analysis, we have evaluated SunGard after giving effect to the Subsidiary Transactions. We have relied as to all legal matters relevant to rendering our opinion on the advice of counsel.

  This opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to us as of, the date hereof.
It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view and as to the date hereof, to the holders of Oshap Ordinary Shares of the Exchange Ratio. We do not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the Arrangement, (ii) any tax or other consequences that might result from the Arrangement or (iii) the price at which the shares of SunGard Common Stock that are issued pursuant to the Arrangement may be traded in the future. Our opinion does not compare the consideration to be received by holders of Oshap Ordinary Shares in the Arrangement with the consideration to be received by the Minority Holders in the Subsidiary Transactions. Our opinion does not address the relative merits of the Arrangement

Board of Directors
Oshap Technologies Ltd.
March 9, 1999
Page 3

and the other business strategies that the Board of Directors of Oshap has considered or may be considering, nor does it address the decision of the Board of Directors of Oshap to proceed with the Arrangement.

  We are acting as a financial advisor to Oshap in connection with the Arrangement and will receive a fee that is contingent upon the consummation of the Arrangement. In addition, Oshap has agreed to indemnify us for certain liabilities arising out of our engagement. In the past, we have provided certain investment banking services to MINT and Decalog, including, in late 1998 and early 1999, acting as (i) potential lead underwriter in connection with possible initial public offerings for MINT and Decalog and (ii) as financial advisor in connection with possible sales of controlling interests in MINT and Decalog. Oshap has agreed to reimburse us for certain expenses that we incurred in connection with the proposed initial public offerings upon consummation of the Arrangement. We maintain a market in the shares of common stock of Tecnomatix Technologies Ltd. ("Tecnomatix"), a company in which Oshap holds a minority interest. In the ordinary course of business, we may trade Oshap, SunGard or Tecnomatix securities for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in Oshap, SunGard or Tecnomatix securities.

  Our opinion expressed herein is provided for the information of the Board of Directors of Oshap in connection with its evaluation of the Arrangement. Our opinion is not intended to be and does not constitute a recommendation to any shareholder of Oshap as to how such shareholder should vote, or take any other action, with respect to the Arrangement or any matters relating to the Arrangement. This opinion may not be summarized, described or referred to or furnished to any party except with our express prior written consent.

  Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of Oshap Ordinary Shares from a financial point of view.


                                   Very truly yours,



                                   BANCBOSTON ROBERTSON STEPHENS INC.

                                                                      APPENDIX D

                              COMPANIES ORDINANCE

                           COMPANY LIMITED BY SHARES

                            ARTICLES OF ASSOCIATION

                                       OF

                           OSHAP TECHNOLOGIES LIMITED

                                  PRELIMINARY

1. The regulations in the Second Addition to the Companies Ordinance shall not apply to the company.

2. In these regulations, unless the context otherwise requires:

   The company - shall mean Oshap Technologies Ltd.

   The Law - shall mean the Companies Ordinance (New Version), the Securities Law 5728 B 1968 and any other law with respect to companies applying to the company, as they shall be in effect from time to time.

   The Director - shall mean the Board of Directors.

   The Office - shall mean the registered office of the company as it shall be from time to time.

   The Register - shall mean the register of members that is to be kept pursuant to section 61 of the Companies Ordinance or if the company shall keep branch register(s) B any such branch register, as the case may be.

   Writing - shall mean handwriting, typewriter, print, lithographic printing and every other form of affixing letters.

   These articles - shall mean the Articles of Association of the company as shall be in force from time to time.

   Words and expressions defined in the Memorandum of Association of the company shall have the meanings defined therein.

   In these articles, subject to this article and unless the context otherwise requires, expressions defined in the Companies Ordinance, or any modification thereof in force at the date at which these articles become binding on the company, shall have the meanings so defined; and words importing the singular shall include the plural, and vice versa, and words importing the masculine gender shall include the female, and words importing persons shall include incorporated entities. Titles of an article or of a chapter containing a number of articles are not part of the article.

   In the event that an article has been added to these articles which contradicts an original article found in these articles - the article so added shall take precedence.

                                    BUSINESS

3. The Directors shall be permitted to commence to engage in any business in accordance with the Memorandum and Articles of Association of the company, or to discontinue such engagement, at any time that they shall deem appropriate.

4. The registered office of the company shall be at such place as the directors shall from time to time appoint.

                                  THE CAPITAL

 5. (One) The capital of the company is 20,018,460 (Twenty million eighteen thousand four hundred and sixty shekels) divided into 20,000,000 Ordinary Shares, par value 1 shekel each.

            1846 Convertible Preference Shares, par value 10 shekels each and divided into the following classes:

            308 Class A Convertible Preference Shares par value 10 shekels each

            513 Class B Convertible Preference Shares par value 10 shekels each

            513 Class C Convertible Preference Shares par value 10 shekels each

            512 Class D Convertible Preference Shares par value 10 shekels each


    (Two) Each one of the Ordinary Shares having a par value of IS. 1 (one shekel) shall entitle its owner to one vote in a vote at the general meeting.

    (Three) The right to dividend shall be pursuant to article 99.

    (Four) In the event of distribution of remaining property to the shareholders, at the time of liquidation, or at any other time, the property shall be divided subject to preferential rights, if any, of shares of other classes, among all shareholders holding Ordinary Shares, in a pro-rata rate to the nominal value of their shareholdings, and if the nominal value has not been paid in full, in a pro-rata rate to the amount paid on account of the nominal value.

    (Five) Holders of Convertible Preference Stock are not entitled to vote on any matters submitted to a vote of the stockholders of the Company, except as required by law. In the event of any distribution of capital assets, whether voluntary or involuntary, holders of any of the outstanding Convertible Preference Stock are entitled to receive IS 10 per share, after creditors have been paid in full and prior to any distribution to holders of the Ordinary Shares. The holders of the Convertible Preference Stock will not be entitled to receive dividends.

            Each share of Convertible Preference Stock will be convertible at the option of the holder thereof into 1,000 Ordinary Shares if the Company's consolidated income per share after provision for income taxes but exclusive of any extraordinary earnings and certain capital losses ("Net Profit"), as certified by the Company's independent public accountants in accordance with U.S. GAAP, meets certain specified levels in the fiscal years specified below. The following table lists, as to each class of Convertible Preference Stock, the number of shares issued and outstanding, the minimum Net Profit per share in the relevant fiscal year upon which conversion is conditioned:

        Convertible         Number               Minimum Net                In Fiscal
        Preference            of                   Profit                  Year Ending
           Stock            Shares             Per  Share  (1)             December  31
        -----------         ------             ---------------             ------------
        A                    308                  $ .26                        1986(2)
        B                    513                  $ .55(3)                     1987
        C                    513                  $ .90                        1988
        D                    512                  $1.71(4)                  1986-1988

--------
(1) Shares outstanding shall be calculated on a fully diluted basis, assuming
    (a) conversion into Ordinary Shares of all Class A Convertible Preference Stock in fiscal 1987 and all Class A and Class B Preference Stock in fiscal 1988; (b) exercise of all outstanding Class A Warrants in fiscal 1987 and 1988 and all outstanding Class B Warrants in fiscal 1988; and (c) exercise of any other outstanding options, warrants or other securities to purchase Ordinary Shares, including those issued under the Company's Stock Option Plan; and shall be subject to pro rata adjustment in the event of any stock split or similar event.
(2) Including the last quarter of 1985, which three month period may be reviewed by the Company's independent auditors.

(3) The Class B Convertible Preference Stock may also be converted if the Minimum Net Profit in fiscal year 1988 amounts to at least $.90 per share.
(4) The Class D Convertible Preference Stock may be converted only if the cumulative Net Profit in fiscal years 1986 (including the last quarter of 1985) through 1988 amounts to at least $1.74 per share and Net Profit is not less than 90% of $.29, $.55 and $.90 per share in 1986, 1987 and 1988, respectively.

    If the Minimum Net Profit for any class of Convertible Preference Stock has not been realized in the relevant fiscal year, each of the shares of such class will be redeemed by the Company for one Ordinary Share and placed in the Company's treasury for cancellation.
                                         SHARES

6. The shares which the signatories of the memorandum have subscribed for shall be issued by the directors. Except for the aforesaid the shares shall be in the charge of the directors who shall have the right to issue them - subject to the provision of article 52 - to persons under the conditions and in the manner and time they shall deem proper.

7. The company may issue shares having the same rights as the existing shares or having preferred or deferred rights or rights of redemption or restricted rights or other special rights whether in regard to distribution of dividends, voting rights, appointment or dismissal of directors, return of share capital, distribution of company property or otherwise as the company may from time to time by special resolution determine.

8. No monies belonging to the company may be used for the purpose of acquiring shares in the company or for granting loans that will be secured by shares in the company, however nothing herein contained shall prohibit redemption of redeemable shares or the transactions referred to in section 139 of the Companies Ordinance.

9. The company shall be permitted to pay any person a commission in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) for shares in the company, provided however such commission does not exceed ten percent of the price of the shares issued.

10. In case of issuance of shares for the purposes of financing the payment of cost of erection of installations or structures or equipment which is expected to generate no profit during an extended period of time, the company shall be permitted to pay interest on the paid-up portion of such share capital for that period, under the conditions and restrictions mentioned in section 140 of the Companies Ordinance, and to charge the amount paid as interest on the capital as part of the price paid for the erection of the installation, structure or plant equipment.

11.(One) If two or more are registered as joint holders of a share they shall be jointly and severally liable for any calls or any other liability with respect to such share. However with respect to voting, power of attorney and furnishing notices, the one registered first in the register of members, insofar as all the registered joint holders shall not notify the company in writing to relate to another one of them as the sole owner of the share, as aforesaid, shall be deemed to be the sole owner of the share.

(Two) In the case that two or more persons are registered together as holders of a share, each one of them shall be permitted to give receipts binding all the joint holders for dividends or other monies in connection with the share and the company shall be permitted to pay all the dividend or other monies due with respect to the share to one or more of the joint holders, as it shall choose.

12. The company shall not recognize, except by an order of the courts, the holder of a share as a trustee, and shall not be obligated to recognize a right based upon the rules of equity or a right dependent upon a condition or a future right or a partial rights in a share, or any other right whatsoever with respect to the share, except for the absolute right of the registered holder with respect to the share.

 13. (One)   A member shall be entitled to receive from the company without payment, one certificate that shall contain that number of shares, their serial numbering and the amount paid on account of their par value. However, in the event of partners holding a share, the company shall not be obligated to issue more than one certificate to all of the joint holders, and the transmission of such a certificate to one of the joint holders shall be deemed to be a transmission to all of the partners.

     (Two) Each certificate shall carry the signature or signatures of those persons appointed by the board of directors for this purpose and the stamp or seal of the company.

     (Three) If a share certificate is defaced, lost or destroyed, it may be renewed on payment of such fee, if any, not exceeding one Israel shekel and on such terms, if any, as to evidence and indemnity as the directors think fit.

                                 BEARER SHARES


 14. (One)   The Company may, regarding each fully paid-up share, issue a certificate of bearer-share; and, accordingly, the directors may, after the registered shareholder of the said share presents a written application and all required proof of the identity of the signor of the request, and after receipt of the share-certificate
             (if issued), together with the required stamp duties for a bearer share certificate, issue a stamped bearer share certificate, in the Company's seal and bearing the necessary stamps required by law, in recognition that the said bearer holds the shares mentioned therein.

             A bearer-share certificate provides its holder with the right to the shares included therein. The said shares shall be transferable by means of transfer of the bearer-share certificate from one person to another. The provisions of the Company's Articles of Association concerning the transfer and delivery of shares will not apply to the shares listed in the bearer-share certificate.

     (Two) The directors may determine the manner of payment of dividends regarding bearer shares; and they may determine the procedure governing issue of new bearer share certificates in place of any that were destroyed, defaced, lost or spoiled.

             The directors shall be entitled, upon request by the holder of a bearer share and upon his submission to the Company of a bearer-share certificate for its cancellation, to register his name as a member in the Register of Members, regarding the shares listed in the bearer share certificate.

     (Three) The holder of a bearer share shall be entitled to deposit the certificate in the central office or in a bank. So long as the certificate will be deposited in the manner abovementioned, the depositor will retain the right to participate and vote in any meeting conducted, upon two days after said deposit, and to execute any other right imparted to a shareholder as stated in these articles, as if he is registered in the Register as the holder of the share indicated in the deposited certificate abovementioned. In the event of deposit of the bearer share certificate in a bank, the shareholder shall present confirmation that the certificate was in fact deposited thereby. No more than one person shall be recognized as a depositor of a bearer share certificate. Subject to the aforementioned, the holder of a bearer share certificate will not be entitled to appear or to vote in a meeting of the Company, or to receive notices from same.


                               REDEEMABLE SHARES

15. The company may, subject to the provisions in this respect in the Memorandum of Association of the company and in the Companies Ordinance, or any modification thereof, issue and redeem redeemable preference shares.

                          MODIFICATION OF SHARE RIGHTS

16. If at any time the share capital is divided into different classes of shares (unless otherwise provided for by the terms of issue of the shares of that class) it shall be permitted to change, convert, broaden, add or vary in any other manner the rights, advantages, restrictions and the provisions connected or not connected at that time with one or more of the classes, after receipt of the consent in writing of the issued shares of that class, passed at an extraordinary general meeting of the holders of the shares of the class. To every such extraordinary general meeting, the provisions of these articles relating to general meetings shall mutatis mutandis apply. Any holder of shares of that class present, either personally or by proxy, may request a secret ballot.

                                     PLEDGE

17. The company shall have a lien and first pledge on all the shares, not fully paid, registered in the name of any member (whether registered in his name only or together with another or others) for any amount still outstanding with respect to that share, whether presently payable or not. Such a pledge shall exist whether the dates of payment or fulfilment or execution of the obligations, debts or commitments have become due or not, and shall apply to all dividends that shall be decided upon from time to time in connection with these shares. No benefit shall be created with respect to this share based upon the rules of equity which shall frustrate this pledge, however the directors may declare at any time with respect to any share, that it is released, wholly or in part, temporarily or permanently, from the provisions of this article. Registration by the company of a share transfer shall be deemed to be a waiver by the company of its pledge (if at all) on those shares.

18. The company may sell, in such manner and at such time as the directors think fit, any of the pledged shares, but no sale shall be made unless the date of payment of the monies or a part thereof has arrived, or the date of fulfilment and performance of the obligations and commitments in consideration of which the pledge exists has arrived, and after a written request has been furnished to the member or person who has acquired a right in the shares, which sets out the amount or obligation or commitment due from him and which demands their payment, fulfilment or execution, and which informs the person of the directors' desire to sell the shares in the event of non-fulfilment of the notice, and the person has not fulfilled his obligation pursuant to the notice within seven days after the notice had been sent to him.

19. The net proceeds of such sale shall be applied in payment of such sum due to the company or to the fulfilment of the obligation or commitment, and the remainder (if there shall be any) shall be paid to the member or to the person who has acquired a right in the share sold, pursuant to the above.

20. After execution of a sale as aforesaid, the directors shall be permitted to sign or to appoint someone to sign a deed of transfer of the sold shares and to register the buyer's name in the register of members as the owner of the sold shares and it shall not be the obligation of the buyer to supervise the application of monies nor will his right in the shares be affected by a defect or illegality in the sale proceedings after his name has been registered in the register of members with respect to those shares.

  The sole remedy of one who has been damaged by the sale shall be only to sue the company for the damage caused.

                 TRANSFER OF SHARES AND THE MANAGEMENT THEREOF

21. The shares of the company are transferable upon the restrictions contained in these articles. However each transfer shall be made in writing in the form appearing hereinbelow, or in a similar form, or in any form as to be determined upon by the directors from time to time, such form shall be transmitted to the office together with the transferred share certificates and any other proof the directors shall require, if they shall so require, in order to prove the title of the transferor. The deed of share transfer that shall have been registered, or a photostatic copy thereof, as shall be decided by the directors, shall remain with the company. However any deed of transfer that the directors shall refuse to register shall be returned, upon demand, to the person who furnished it together with the share certificate (if furnished).

Deed of Transfer of Shares

  I,___________ of_________________ in consideration of the sum of IS
  (       Shekels) paid to me by_______________ of________ (hereinafter called "the said transferee") do hereby transfer to the said ___________ transferee ___ share (or shares) having a par value of IS _____each one numbered_____until_____ inclusive in the undertaking called the company, Limited; to hold unto the said transferee, his executors, administrators and assigns, subject to the several conditions on which I held the same at the time of the execution thereof; and I, the said transferee do hereby agree to take the said share (or shares) subject to the conditions aforesaid.

  As witness we have hereunto set our hands the day of      , 19 .

  -------------------------------            -------------------------------
              Transferee                                 Transferor


  -------------------------------            -------------------------------
         Address & Profession                       Address & Profession


  -------------------------------            -------------------------------
     Witness to the Transferee's                Witness to the Transferee's
             Signature                                  Signature


  -------------------------------            -------------------------------
          Address of Witness                         Address of Witness

22. The deed of share transfer shall be signed both by the transferor and transferee, and the transferor shall be deemed to remain a holder of the share until the name of the transferee is entered into the Register of members in respect thereof. The deed of share transfer with respect to a share that has been fully paid may be signed by the transferor only.

23. The directors may, subject to these articles, in their absolute discretion and without furnishing any reason, refuse to approve of the registration of any transfer of share to a person whom they do not wish as a member. If the directors shall make use of their powers in accordance with this article and refuse to register a transfer of shares, they must inform the transferee of their refusal, within 60 days of the day the deed of transfer had been furnished to the company.

    "Any transfer or attempt to transfer the shares issued to SOCIETE REGIONALE D'INVESTISSEMENT DE WALLONIE pursuant to the Share Exchange Agreement dated July 5, 1991, (a copy of which is attached to these Articles) which does not fully and strictly comply with the provisions of said agreement shall be deemed null and void and shall not be recognized by the Company".

24. It shall be permitted to demand a levy for registration of transfer, in a reasonable rate as to be determined by the directors from time to time.

25. The register shall be closed for a period of fourteen days before every ordinary general meeting of the company and at other dates and for such other periods as determined by the directors from time to time, upon the condition that the register shall not be closed for a period of more than 30 days every year.

26. Upon the death of a member the surviving partners (in the event that the deceased was a partner in a share) or the administrators or executors or heirs of the deceased (in the event the deceased was the sole holder of the share or was the only one of the joint holders of the share to remain alive) shall be recognised by the company as the sole holders of any title to the shares of the deceased. However nothing aforesaid shall release the estate of a joint holder of a share from any obligation with respect to the share that he held in partnership.

27. Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation of a member shall, upon such evidence being produced as may from time to time be required by the directors, have the right, either to be registered as a member in respect of the share upon the consent of the directors or, instead of being registered himself, to transfer such share to another person, subject to the provisions contained in these articles with respect to transfers.

28. A person becoming entitled to a share because of the death of a member shall be entitled to receive, and to give receipts for, dividends or other payments paid with respect to the share.

29. A person becoming entitled to a share as a result of the death of a member shall not be entitled to receive notices with respect to company meetings or to participate or vote therein with respect to that share, or aside from the aforesaid, to use any right of a member, until he has been accepted as a member with respect to that share.

                                     CALLS

30. A member shall not be entitled to receive dividends nor to use any other right a member has, unless he has paid all the calls that shall be made from time to time, with respect to money unpaid on all of his shares, whether he is the sole holder or holds the shares together with another person, in addition to interest and expenses if there shall be any.

31. The directors may, subject to the provisions of these articles, make calls upon the members from time to time in respect of any moneys unpaid on their shares, as they shall determine proper, upon the condition that there shall be given prior notice of fourteen days on every call and each member shall be entitled to pay the sum amount requested from him, the installment on account of the call (if there shall so be) at the times and places to be determined by the directors.

32. The calls for payment shall be deemed to have been requested from the date the directors shall have decided upon the calls for payment.

33. The joint holders of a share shall be jointly and severally liable to pay the calls for payment in full and the installment on account, in connection with such calls.

34. If a sum called in respect of a share is not paid the holders of the share or the person to whom it has been issued shall be liable to pay interest upon the amount of the call or the payments on account, at the rate to be determined by the board of directors commencing from the day appointed for the payment thereof to the time of actual payment, but the directors shall be at liberty to waive payment of that interest, wholly or in part.

35. Any amount that according to the condition of issuance of a share must be paid at the time of issuance or at a fixed date, whether on account of the sum of the share or premium, shall be deemed for the purposes of these articles to be a call of payment that was made duly and the date of payment shall be the date appointed for payment. In the event of non-payment of this amount all of the articles herein dealing with payment of interest, expenses, forfeiture, pledge and the like and all the other articles connected therewith, shall cease to apply, as if this sum had been duly requested and notice had been given, as aforesaid.

36. The directors may make arrangements at the time of issue of shares for a difference between the holders with respect to the amount of calls to be paid and the times of payment, and the rate of interest.

37. The directors may, if they think fit, receive from any member willing to pay in advance all of the monies or a part thereof that shall be due on account of his shares, in addition to any amounts that the payment in fact has been requested and they shall be permitted to pay him interest at the rate the directors and member shall agree upon, for the amounts paid in advance as aforesaid, or upon the part thereof which is in excess of the amounts whose payment was at the time requested on account of his shares in connection with which the payments have been made in advance, in addition to paying dividends that will be paid for that part of the share which has been paid in advance.

                              FORFEITURE OF SHARES

38. If a member fails to pay any call or installment of a call on the day appointed for payment thereof, the directors may, at any time thereafter during such time as any part of such call or installment remain unpaid, serve a notice on him requiring payment of so much of the call or installment as is unpaid, together with any interest which may have accrued and any expenses that were incurred as a result of such non-payment.

39. The notice shall name a further day, not earlier than the expiration of seven days from the date of the notice, on or before which the amount of the call or installment or a part thereof is to be made together with interest and any expenses incurred as a result of such non-payment. The notice shall also state the place the payment is to be made and that in the event of non-payment, at or before the time appointed, the shares in respect of which the call was made will be liable to be forfeited.

40. If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the directors to that effect. The forfeiture shall include those dividends that were declared but not yet distributed, with respect to the forfeited shares.

41. A share so forfeited shall be deemed to be the property of the company and can be sold or otherwise disposed of, in such terms and in such manner as the directors think fit. At any time before a sale or disposition the forfeiture may be cancelled on such terms as the directors think fit.

42. A person whose shares have been forfeited shall cease to be a member in respect of the forfeited shares, but shall notwithstanding remain liable to pay to the company all monies which, at the date of forfeiture, were presently payable by him to the company in respect of the shares, but his liability shall cease if and when the company receives payment in full of the nominal amount of the shares.

43. The forfeiture of a share shall cause, at the time of forfeiture, the cancellation of all rights in the company or any claim or demand against it with respect to that share and the other rights and obligations between the share owner and the company accompanying the share, except for those rights and obligations not included in such a cancellation according to these articles or that the Law imposes upon former members.

44. A sworn declaration in writing, in accordance with the Evidence Ordinance, that the declarant is a director of the company and that a share in the company has been duly forfeited on the date stated in the declaration, shall be conclusive evidence of the facts therein stated against all persons claiming to be entitled to the share, and that declaration, and the receipt of the company for the consideration given for the share, if any, on the sale or disposition thereof specifying the place of payment of the consideration shall constitute a good title to the share, and the person to whom the share is sold or disposed of shall be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

45. The provisions of these articles as to forfeiture shall apply in the case of non-payment of any such which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the amount of the share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

                        CONVERSION OF SHARES INTO STOCK

46. The directors may, with the approval of the company previously given by special resolution in general meeting, reconvert any stock into paid-up shares of any class.

47. The holders of stock may transfer the same, or any part thereof, in the same manner, and subject to the same regulations, as, and subject to which, the shares from which the stock arose might previously to conversion have been transferred, or as near thereto as circumstances admit; but the directors may from time to time fix the minimum amount of stock transferable, and restrict or forbid the transfer of fractions of that minimum, but the minimum shall not exceed the nominal amount of the shares from which the stock arose.

48. The holders of stock shall, according to the amount of the stock held by them, have the same rights, privileges, and advantages as regards dividends, voting at meetings of the company, and other matters as if they held the shares from which the stock arose, but no such privilege of advantage, except participation in the dividends and profits of the company, shall be conferred by any such aliquot part of stock as would not, if existing in shares, have conferred that privilege or advantage.

49. Articles applicable to paid-up shares except for those applying to bearer shares, shall apply to stock, and the words "share" and "shareholder" therein shall include "stock" and "stockholder".

                            MODIFICATION OF CAPITAL

50. The company may, from time to time, by special resolution:


     (One) consolidate and divide its share capital or a part thereof into shares of larger amount than its existing shares;

     (Two) cancel any shares which have not been taken or agreed to be taken by any person;

     (Three) by subdivision of its existing shares, or any of them, divide the whole, or any part, of its share capital into shares of smaller amounts than is fixed by the Memorandum of Association subject, nevertheless, to the provisions of paragraph (4) of section 144 of the Companies Ordinance and in a manner that with respect to the shares created as a result of the division it will be possible within the resolution of division to grant to one or more shares a preferable right or advantage with respect to dividend, capital, voting or otherwise over the remaining share or other similar shares;

     (Four) to reduce its share capital and any fund reserved for capital redemption reserve fund in the manner that it shall deem to be correct, and in particular to use the rights, all or a part thereof, contained in section 151 of the Companies Ordinance or any modification thereof.

51. The company shall be permitted from time to time, by a special resolution to increase its share capital - whether or not all its shares have been issued, or whether the shares issued have been paid in full - by creation of new shares. This new capital shall be in such an amount, divided into shares in such amounts and have such preferable or deferred or other special rights (subject always to the special rights conferred upon an existing class of share) subject to any condition and restrictions with respect to dividends, return of capital, voting or otherwise, all as shall be directed by the general meeting in its resolution sanctioning the increase of the share capital.

 52. (One)   The company has the right, in general meeting, to determine general provisions regarding the issue of shares and their division. In the absence of such decision, the directors shall dispose of the issued shares or shares to be issued, as they deem correct. The directors will not be bound to offer to any members in any order and/or in any proportion whatsoever, shares already offered or to be offered.

     (Two) Notwithstanding any of the aforementioned, in the event that new shares shall be offered to a shareholder or shareholders of the company (except for an offer to company employees in their capacity therein) through a private offer and against cash, as opposed to assets, all of the shareholders shall be entitled to such offer in proportion to the paid-up sum of the nominal value of their shares. The shares offered in the manner abovementioned will be of the same class held by the said shareholders and which impart to them rights to the issued shares, or of a single class offered by the company B all in accordance with the decisions of the directors.

     (Three) The company shall have the right in a general meeting to set out regulations with respect to issuance and allotment of other types of securities, aside from shares, including but without derogating from the generality of the above, debentures, options and rights and to determine that the aforesaid shall be convertible at a rate or some other predetermined formula.

     (Four) The company may bring about the registration of other of its shares and securities that are tradable on the Security Exchange.

53. Subject to any decision to the contrary in the resolution sanctioning the increase in share capital, pursuant to these articles, the new share capital shall be deemed to be part of the original share capital of the company and shall be subject to the same provisions with reference to payment of calls, liens, title, forfeiture, transfer and otherwise as apply to the original share capital.

                               GENERAL MEETINGS

54. A general meeting shall be held at least once in every year at such time, not being more than fifteen months after the last preceding general meeting, and place as determined by the directors. Such general meetings shall be called ordinary meetings. All other general meetings shall be called extraordinary general meetings.

55. The directors may convene an extraordinary general meeting, whenever they think fit; a requisition in writing as provided for in Section 109 of the Companies Ordinance will be required. Every such requisition shall include the objects for which a meeting should be convened, shall be signed by the requisitioners and shall be sent to the registered office of the company. The request may contain a number of documents in a similar wording each of which is signed by one or more requisitioners. If the board of directors do not attend to convene a meeting within 21 days from the date of the submission of the requisition as aforesaid, the requisitioners - or a part thereof representing more than one half of the voting rights of all of them - may convene by themselves a meeting. However, the meeting which was so convened shall not be held after three months have passed since the date of the submission of the requisition.

56. Subject to the provisions of these articles with respect to special resolutions, a prior notice of 14 days at least shall be given with respect to the place, date and hour of the meeting, and in the event that a special item shall be discussed - a general description of the nature of that matter. The notice shall be given as hereinbelow provided for to the members entitled pursuant to these articles to receive notices from the company. In the event that a special resolution is to be proposed a prior notice of 21 days shall be given with respect to the meeting convened to pass that resolution. If by chance a notice as aforesaid was not given or not received by a member this shall not amount to a disqualification of the resolution passed or a disqualification of the proceedings held at that meeting With the consent of all the members who are entitled, at that time, to receive notices, it shall be permitted to convene all meetings and to resolve all types of resolutions, in a more brief notice or without any notice and in such manner, generally, as shall be approved by the members.

                        PROCEEDINGS AT GENERAL MEETINGS

57. Subject to the provisions of these articles the function of the general meeting shall be to receive and to deliberate with respect to the profit and loss statements, the balance sheets, the ordinary reports and accounts of the directors and auditors; to declare dividends, to appoint auditors and to fix their salaries as well as to choose directors, except insofar as the right to appoint or elect directors is reserved to the owners of a certain amount or certain class of shares. Every other matter shall be deemed to be special and shall be discussed at an extraordinary general meeting.

     Except for a special resolution, and subject to the provisions of the Companies Ordinance, a resolution shall be considered to be approved in general meeting upon its approval by majority vote of the shareholders attending the general meeting and participating in the vote.

58. Every member entitled to be present and to vote at a meeting shall be permitted to propose to the general meeting any such resolution connected with the objects for which the meeting was convened upon the condition that he shall submit to the company, within the period allotted before the day of the meeting, a notice in writing signed by him containing the proposed resolution and indicating his intention to submit it. The aforesaid allotted time shall be such that between the day the proposal was submitted or deemed to be submitted and the date of the meeting there shall pass not less than seven days and not more than fourteen.

59. Upon receipt of the notice referred to in the article above, in the event that the notice of intention to propose a resolution is received before the notice of the meeting is sent, that notice shall include the notice of intention to propose a resolution, and if the notice of intention to propose a resolution is received after the notice of the meeting is sent, a new notice shall be sent as quickly as possible to the members entitled to receive a notice of meeting, to the effect that such a resolution will be proposed.

60. "No deliberation shall be commenced with respect to any matter at the General Meeting unless there shall be present a quorum at the time when the general meeting proceeds to deliberate. A quorum shall be formed when there are present, personally or by proxy, at least two shareholders, who hold or represent together 33 1/3% of the share capital of the company issued and outstanding and entitled to vote thereat."

61. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of the members in accordance with sections 109 and 110 of the Companies Ordinance, shall be dissolved; in any other case, it shall stand adjourned to the same day in the next week at the same place and time, or any other day and/or any other hour and/or any other place as the directors shall notify the shareholders, and, if at the second meeting a quorum is not present within half an hour from the time appointed for the meeting any two members present personally or by proxy shall be a quorum and shall be entitled to deliberate and to resolve in respect of the matters for which the meeting was convened.

62. The Chairman of the board of directors shall preside as chairman at all general meetings. If there is no chairman or he is not present within 15 minutes from the time appointed for the meeting or if he shall refuse to preside at the meeting, the members present shall elect one of the directors to act as chairman, and if only one director is present he shall act as chairman. If no directors are present or if they all refuse to preside at the meeting the members present shall elect one of the members present to preside at the meeting.

63. The chairman may, with the consent of any meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, as the meeting shall decide. If the meeting shall be adjourned for ten days or more a notice shall be given of the adjourned meeting as in the case of an original meeting. Except as aforesaid no member shall be entitled to receive any notice of an adjournment or of the business to be transacted at the adjourned meeting. At an adjourned meeting no matters shall be discussed except for those permissible to be discussed at that meeting which decided upon the adjournment.

64. At every meeting a resolution put to the vote of the meeting shall be decided upon by a show of hands, unless before or upon the declaration of the result of the show of hands a secret ballot in writing be demanded by the chairman (if he is entitled to vote) or by at least two members present, or by a member or members present and holding at least one twentieth of the voting rights of the share capital issued by the company. Except if a secret vote is demanded as aforesaid, the declaration of the chairman that the resolution has been carried or carried unanimously or by a particular majority, or lost, or not carried by a particular majority, shall be final, and an entry to that effect in the minute book of the company, shall be conclusive evidence of the fact without the necessity of proving the number of proportion of the votes recorded in favour or against such a resolution. Except with respect to a special resolution and subject to any provision in this regard in the Companies Ordinance, a resolution shall be deemed to be passed at a general meeting if it received an ordinary majority of votes.

65. If a secret ballot is duly demanded, it shall be taken in such manner as the chairman directs, whether immediately or after an adjournment or in a postponed manner or otherwise, and the results of the ballot shall be deemed to be a resolution of the meeting wherein the secret ballot was demanded. Those requesting a secret ballot can withdraw their request at any time before the secret ballot is held.

66. A secret ballot demanded on the election of a chairman, or on a question of adjournment shall be taken forthwith. A secret ballot demanded on any other question shall be taken at such time as the chairman of the meeting directs.

67. A demand for a secret ballot shall not prevent the continuation of the meeting with respect to the transaction of any other business, except for the matter with respect to which the secret ballot was demanded.

                                VOTES OF MEMBERS

68. Subject to and without derogating from the right or surplus rights or restrictions existent at that time with respect to a certain class of shares forming part of the capital of the company, each member present at a meeting, personally or by proxy, shall be entitled, whether at a vote by show of hands or by secret ballot, to one vote for each ordinary share with a par value of one shekel held by him, provided that no member shall be permitted to vote at a general meeting or appoint a proxy to vote therein except if he has paid all calls for payment and all moneys due to the company from him with respect to his shares.

69. In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for the purpose of this article seniority shall be determined by the order in which the names stand in the register of members.

70. A member who is of unsound mind, or concerning whom a competent court has issued a writ to that effect, is entitled to vote, whether by show of hands or by secret ballot, only by means of his representative, guardian or other person fulfilling the function of representative or guardian in accordance with a court-order; any such representative, guardian or other person may vote by proxy.

71. In every vote a member shall be entitled to vote either personally or by proxy. A proxy present at a meeting shall also be entitled to request a secret ballot. A proxy need not be a member of the company.

72. A vote pursuant to a proxy shall be valid notwithstanding the death of the appointor or the appointor become of unsound mind or the cancellation of the proxy or its expiration in accordance with any law, or the transfer of the shares with respect to which the proxy was given, unless a notice in writing was given of the death, becoming of unsound mind, cancellation or transfer and was received at the office before the meeting took place. However, in the event of a secret vote, a notice cancelling the appointment of a proxy shall be valid if it is signed by the appointor and was received in the company's office no later than one hour prior to commencement of the vote.

73. A letter of appointment of a proxy or power of attorney or other certificate (if there shall be such) pursuant to which the appointee is acting, shall be in writing, and the signature of the appointor shall be confirmed by an advocate or public notary or in any other manner acceptable by the directors and such instrument or a copy thereof confirmed as aforesaid, shall be deposited in the office, or in another place in Israel or abroad - as the directors shall direct from time to time generally or with respect to a particular case, at least forty eight hours before the time appointed for the meeting or adjourned meeting wherein the person referred to in the instrument is appointed to vote, otherwise that person shall not be entitled to vote that share. An instrument appointing a proxy and which is not limited in time shall not be valid 12 months after the date of its execution.

   If the appointment shall be for a limited period, the instrument shall be valid for the period contained therein.

74. An instrument appointing a proxy (whether for a specific meeting or otherwise) may be in the following form or in any other similar form which the circumstances shall permit:

                         Letter of Appointment of Proxy

  I ______________________ of _________________________ a member holding shares in ________________________________ and entitled to __________ votes hereby appoint ________________ of ________________________________________
  or in his place _______________ of _______________ to vote in my name and in my place at the general meeting (regular, extraordinary, adjourned - as the case may be) of the company to be held on the _____ day of ___________ _____________________ and at any adjournment thereof.

In witness whereof, I have hereby affixed my signature the day of __________.

                _______________________
                 Appointor's Signature

I hereby confirm that the foregoing instrument was signed before me by the appointor.


(name, profession and address)

75. (One)  A corporation which is a member of the company is entitled to appoint, according to the decision of its director or another body directing it, a suitable person to be its representative in all meetings of the company, which person shall be entitled to exercise on behalf of the company the same powers that the company itself would be able to exercise as a shareholder of the company, if it were a natural person.

(Two) Voting in accordance with the provisions of an instrument appointing power of attorney will be effective despite the death of the appointor or the cancellation of the power of attorney or its lapse pursuant to law or the transfer of the shares that were voted, unless notice in writing of such death, cancellation or transfer is received in the office of the company or by the chairman of the meeting before the voting.

(Three) Opposition to the right of a member to vote in a General Meeting must be raised at such meeting, or at an adjournment of such meeting in which such member seeks to vote and every vote not disqualified at the meeting as aforesaid will be valid in every matter. In the event opposition is thus timely raised to the right of a member to vote, the chairman of the meeting shall decide and his decision shall be binding.

(Four) A member is entitled to vote by means of a power of attorney pertaining to each and every share he holds, and every such power of attorney shall be pursuant to a separate written letter of appointment stating the registration numbers of the shares on the basis of which the power of attorney confers the right to vote. If such shares shall be included by their owner in more than one letter of appointment, such shares shall not grant voting rights to anyone on the basis of such letters of appointment.

                                   DIRECTORS

76. The number of the members of the board of directors can be determined from time to time by a general meeting of the company; until such a determination is made the number of directors shall not be less than two and not more than ten.

77. (One)  All members of the board of directors shall be elected at the ordinary general meeting of the company by an ordinary resolution. All directors elected shall retire at the annual general meeting of the company immediately following the annual general meeting at which they were elected, at which meeting they may be re-elected.

(Two) Every member of the board of directors who serves as a member of the board of directors upon the effective date of these Articles of Association shall serve in his position until the conclusion of the election of members of the board of directors in the first ordinary general meeting that will take place after the effective date of these Articles, unless the position is vacated before then in accordance with these Articles.

  (Three) Notwithstanding the provisions of subsections (a) and (b) hereof, the company will be entitled, at any time, by extraordinary resolution, to discharge from his office any member of the board of directors and/or to appoint a member to the board of directors.

  (Four) The members of the board of directors are entitled to add an additional member or members to the board of directors up to the maximum number of directors permitted by these Articles. A member of the board of directors who is added pursuant to this Article shall serve in his position until the next election of members of the board of directors in an ordinary general meeting after his joining the board of directors, unless his position is vacated before then in accordance with these Articles.

  (Five) If no member is appointed to the board of directors or if the position of a member in the board of directors is vacated, the other members of the board of directors will be entitled to act in every matter so long as their number is not less than the statutory quorum fixed at that time for meetings of the board of directors. If pursuant to section 81 of the Companies Ordinance their number shall decrease below such statutory quorum, they will not be entitled to act except in order to fill vacant positions on the board of directors or to call a general meeting of the company.

  (Six) Except with respect to a director whose term of service terminates at the time of the meeting, or a person recommended for service as a director by the other directors, no nomination at a general meeting of the company for a directorship shall be made, unless, not less than 48 hours and not more than 4 days before the fixed time for the general meeting, notice in writing is delivered to the office of the company, which notification shall be signed by the member of the company (but not by the nominee) who is entitled to participate and vote at the meeting of which notice was sent, and which notification shall state his intention to nominate such nominee for election to the position of director. Attached to such notification will be the agreement in writing of the nominee to be nominated.

78. (One) Any person whether or not a member of the board of directors may serve as a substitute director (hereinafter -- "substitute"). One person may serve as the substitute for a number of directors.

  (Two) A substitute shall have -- in addition to his vote if he himself is a member of the board of directors -- the number of votes equal to the number of directors for whom he is serving as a substitute.

  (Three) A substitute shall have, subject to the provisions of the instrument by which he was appointed, all the powers and authorities that the director for which he is serving as director, has, and in the event the substitute is himself a director, such powers and authorities shall be in addition to his powers as a member of the board of directors and shall not in any way derogate therefrom.

   (Four) The appointment or removal of a substitute director shall be done in a written document signed by the director who appointed him. The document shall be furnished to the company and the provisions of this section shall apply to it, mutatis mutandis. The provision of this article with respect to the appointment of a director shall apply with respect to an appointment of a substitute.

  (Five) The office of a substitute director shall be automatically vacated if his appointment is terminated by the director who appointed him in accordance with these regulations, or upon the happening to the substitute of one of the events described in sections (1), (2), (3) or (5) of article 79 or, if the office of the member of the board of directors with respect to whom he serves as a substitute shall be vacated for any reason whatsoever.

79. Subject to the provisions of these articles or to the provisions of an existing contract, the tenure of office of the director shall automatically be terminated:

     (Seven)  if he is declared bankrupt;

     (b)    if he is declared lunatic;

     (c)    by sending a written notice of his resignation to the company;

     (d)    if his tenure of office ceases pursuant to article 77 above;

     (e)    upon his death;

     (f)    upon the liquidation of the company.

80. Members of the board of directors, not being employees of the company or professionals providing special professional services for consideration to its members - shall not receive a salary from funds of the company unless the general meeting has so decided and in the amount that the general meeting shall decide upon. The directors, their substitutes and attorneys shall be entitled to receive expenses, in an acceptable rate, for travel expenses, board and lodging that have been expended for or during the performance of their duties as directors, and including travel expenses to the directors' meetings and return. If as a result of an understanding with the other directors or pursuant to a decision of the directors, one of the directors shall perform services or tasks aside from his regular duties as a director, whether as a result of his particular profession or by a trip or stay abroad or otherwise, the directors may decide to pay him a special wage in addition to his regular salary, and such a wage shall be paid by way of salary, commission, participation in profits or otherwise and this wage shall be in addition to his regular salary, if there shall be any, or will be in place thereof, as shall be decided.

81. (One)  The directors may from time to time appoint one or more persons, whether or not he is a member of the board of directors, as the managing director of the company, either for a fixed period of time or without limiting the time that he or they will stay in office, and they may from time to time (with reference to any provision in any contract between him or them and the company) release him or them from their office and appoint another or others in his or their place.

    (Two) The board of directors may from time to time grant and bestow upon the managing director, at that time, those powers and authorities that it exercises pursuant to these articles, as it shall deem fit, and may grant those powers and authorities for such period, and to be exercised for such objectives and purposes and in such time and conditions, and on such restrictions, as it shall decide; and it may grant such authorities whether concurrently with the board of directors= authorities in that area, or in excess of them, or in place thereof or any one of them, and it can from time to time revoke, repeal or change any one or all of those authorities.

  (Three) Notwithstanding the aforesaid in article 80 the compensation of the managing director shall be determined from time to time by the board of directors (with reference to any provision in any contract between him and the company) and it may be paid by way of a fixed salary or commission or dividends, or a percentage of profits or the company profit turnover or of any other company that the company has an interest in, or by participation in such profits, or in one or more of the aforementioned methods.

                         POWERS AND DUTIES OF DIRECTORS

82. The business of the company shall be managed by the directors, and they may pay all expenses incurred in founding or in connection with the founding of the company, and registration of the company, as they shall see fit. They shall be entitled to perform all the powers and authorities that the company has and to perform in its name all the acts that it is entitled to do according to its memorandum of association and/or articles and/or law except for those which are pursuant to law or the articles not vested in the general meeting of the company, subject to any provisions in the law or in these articles or the regulations that the company shall adopt in its general meeting (insofar as they do not contradict the law or these articles). However any article adopted by the company in its general meeting shall not affect the legality of any prior act of the directors that would be legal and valid, if not for such an article.

83.  A director shall not be required to hold qualifying shares.

84.  (Cancelled).

85. A director may hold another paid position or function in the company or in any other company that the company is a shareholder of or that it has some other interest in, together with his position as a director (except an auditor) upon those conditions with respect to salary and other matters as shall be decided by the directors.

                          FUNCTIONS OF THE DIRECTORS.

86. (One)  The directors may meet in order to transact business, to adjourn their meetings or to organise them otherwise as they shall deem fit and to determine the legal quorum necessary to conduct business.

    (Two) If it shall not be otherwise decided the quorum shall be two directors present personally or represented by their attorneys or substitutes.

  (Three) For the purposes of this article two directors or more may be represented by the same substitute, and every such substitute shall be entitled to one vote for each director that he represents, in addition to any vote he might have himself (if he has such a vote).

87. Subject to any contrary resolution adopted by the board of directors the chairman of the board of directors or two directors may at any time call a board of directors' meeting, and the secretary shall be required on the request of such a member to convene a board of directors' meeting.

88. The directors may from time to time elect a chairman, and decide the period of time he shall hold such an office, and he shall preside at the meetings of the board of directors. However if such a chairman is not elected or if he is not present at any meeting within thirty minutes after the time appointed for the meeting, the directors may choose one of their number to serve as chairman of that meeting.

89. Any notice of a board of directors' meeting can be given orally, by telephone, in writing, or by telegram or telex provided that the notice is given 72 hours before the time appointed for the meeting unless all the members of the board of directors, having received a shorter notice, shall agree to such a shorter notice.

90. (One)  Issues raised before all meetings of the board of directors shall be decided by the majority.

    (Two) The chairman of a meeting of the board of directors, whether the chairman of the board of directors or any other director chosen to serve as chairman of the meeting, shall not have an additional or casting vote.

91. (One)  The board of directors may delegate any of their powers to committees consisting of such member or members of their body as they deem fit and may from time to time revoke such delegation.

    (Two) In the exercise of any power delegated to it by the board of directors all committees shall conform to any regulations that may be imposed upon them by the directors if there shall be any such regulation. If no such regulations are adopted by the board of directors or if there are no complete and encompassing regulations the committees shall act pursuant to these articles dealing with organisation of meetings, meetings and functions of the board of directors and insofar as no provision of the board of directors shall replace it pursuant to this article.

92. All actions performed in a bona fide fashion by the board of directors or by a committee of the board of directors, or by any person acting as a director or as a substitute shall be as valid, even if at a later date a flaw shall be discovered in the appointment of such a director or such a person acting as aforesaid, or that all or some of them were unfit as if each and every one of those persons shall have been duly appointed and valid and fit to serve as a director or substitute as the case may be.

93. (One)  The directors shall cause minutes to be taken of all general meetings of the company, of the appointments of officials of the company, of board of directors' meetings and of committee meetings that shall include the following items, if applicable:

           (a)  the names of the members present
           (b)  the matters discussed at the meeting
           (c)  the results of the vote
           (d)  resolutions adopted at the meeting
           (e)  instructions given by the directors to the committees.

    (Two) The minutes of any meeting, signed or appearing to be signed by the chairman of the meeting or by the chairman of the meeting held immediately after that meeting, shall serve as a prima facie proof as to the facts in the minutes.

94. A resolution in writing signed by at least two thirds of the members of the board of directors, or of a committee, or such a resolution that two thirds of the board of directors or members of a committee have agreed to in writing or by telegram or telex shall be valid for every purpose as a resolution adopted at a board of directors' or committee meeting, as the case may be, that was duly convened and held. In place of a director the aforesaid resolution may be signed and delivered by his substitute or his attorney or his substitute's attorney.

95. (One)  The directors shall cause the seal (if the company shall have a seal) to be kept in safekeeping and it shall be forbidden to use the seal unless prior permission of the board of directors is given. If such permission is given, the seal shall be affixed in the presence of whoever has been so appointed by the board of directors, and he shall sign any document upon which the seal has been affixed.

   (Two) The company shall have at least one rubber stamp. The directors shall ensure that such a stamp is kept in a safe place.

  (Three) The board of directors may designate any person or persons (even if they are not members of the board of directors) to act and to sign in the name of the company, and the acts and signatures of such a person or persons shall bind the company, insofar as such person or persons have acted and signed within the limits of their aforesaid authority.

  (Four)   The company may exercise the authorities granted to a company in section 102 of the Companies Ordinance with respect to the keeping of a seal for use outside of Israel, and such authorities shall be granted to the board of directors.

  (Five) The printing of the name of the company by a typewriter or by hand next to the signatures of the authorised signatories of the company, pursuant to sub-article (c) above shall be valid as if the rubber stamp of the company was affixed.

                               LOCAL MANAGEMENTS

96. (One)  The directors may organise from time to time arrangements for the management of the company's business in any particular place, whether in Israel or abroad, as they shall see fit, and the following provisions in the next section shall not derogate from the general powers granted to the board of directors pursuant to this article.

  (Two) The board of directors may at any time and from time to time convene any local management or agency to conduct the business of the company in any particular place, whether in Israel or abroad, and can appoint any person to be a member of such local management, or to be a director or agent, and may decide his wages. The board of directors can at any time and from time to time grant a person so appointed any power, authority, or discretion that the board of directors has at that time, and can authorise any person acting at that time as a member of a local management to continue in his position notwithstanding that some position has been vacated there, and any such appointment or authorisation can be made upon such conditions as the board of directors deem fit. The board of directors can from time to time release any person so appointed or revoke or change any such authorisation.

                               BRANCH REGISTERS

97. The company may, subject to the provisions of section 70(a) - (c) inclusive of the Companies Ordinance and any order given or to be given pursuant to those sections or any one of them, keep in every other country where those provisions shall apply, a register or registers of members living in that other country as aforesaid, and to exercise any other powers referred to in the laws with respect to such branch registers.

                     THE SECRETARY, OFFICERS AND ATTORNEYS

98. (One)  The board of directors may appoint a secretary of the company upon the conditions that they see fit. The directors may as well from time to time appoint an associate secretary who shall be deemed to be the secretary for the period of his appointment.

    (Two) The board of directors may from time to time appoint to the company, officers, workers, agents and functionaries to permanent, temporary or special positions, as they shall from time to time see fit.

           The directors may as well terminate the services of one or more of the aforesaid persons at any time in their absolute discretion. The directors may decide the powers and functions of the aforesaid person, as well as the conditions of their employment and demand securities in those cases and in such sums as they shall see fit.

   (Three) The directors may at any time and from time to time authorise any company, firm, person or group of people, whether this authorisation is done by the directors directly or indirectly, to be the attorneys in fact of the company for those purposes and with those powers and discretions which shall not exceed those conferred upon the board of directors or that the board of directors can exercise pursuant to these articles - and for such a period of time and upon such conditions as the directors deem proper, and every such authorisation may contain such directives as the board of directors deem proper for the protection and benefit of the persons dealing with such attorneys. The board of directors may as well grant such an attorney the right to transfer to others, in part or in whole, the powers, authorities and discretions granted to him, and may terminate and revoke the appointments or revoke all or any part of the powers granted to them.

                                   DIVIDEND


99. Subject to the provisions of these articles and subject to any rights or conditions attached at that time to any share granting preferential, special or deferred rights or not granting any rights with respect to dividends, the profits of the company shall be distributable to the members of the company according to the proportion of the nominal value paid upon on account of the shares held by them at the date so appointed by the company, without regard to the premium paid in excess of the nominal value, if any.

      The board of directors may issue any share upon the condition that a dividend shall be paid at a certain date or that a portion of the declared dividend for a certain period shall be paid, or that the period for which a dividend shall be paid shall commence at a certain date, or a similar condition, all as decided by the board of directors. In every such case - subject to the provision mentioned in the beginning of this article - the dividend shall be paid in respect of such a share in accordance with such a condition. No sum paid with respect to a share in advance, before payment for which has been demanded and which incurs interests, shall not be seen as paid on account of the share, for the purposes of this article.

100. At the time of declaration of a dividend the company may decide that such a dividend shall be paid in part or in whole, by way of distribution of certain properties, especially by way of distribution of fully paid up shares or debentures or debenture stock of the company, or by way of distribution of fully paid up shares or debentures or debenture stock of any other company or in one or more of the aforesaid ways.

101. The directors may from time to time pay to the members on account of the forthcoming dividend such interim dividend as shall be deemed just with regard to the situation of the company.

102. The board of directors may put a lien on any dividend on which the company has a charge, and it may use it to pay any debts, obligations or commitments with respect to which the charge exists.

103. A transfer of shares shall not transfer the right to dividend which has been declared after the transfer but before the registration of the transfer. The person registered in the register as a member on the date appointed by the company for that purpose shall be the one entitled to receive a dividend.

104. The company may in a general meeting declare a dividend to be paid to the members, according to their rights and benefits in the profits and to decide the time of payment. A dividend in excess of that proposed by the board of directors shall not be declared. However the company may declare at a general meeting a smaller dividend.

105. A notice of the declaration of a dividend, whether an interim dividend or otherwise, shall be given to the members registered in the register, in the manner provided for in these articles.

106. Dividend may be paid by check or payment order to be mailed to the registered address of a member or person entitled thereto in the register or in the case of registered joint owners to the addresses of one of the joint owners as registered in the register. Every such check shall be made out to the person it is sent to. The receipt of the person who on the date of declaration of dividend is registered as the holder of any share or, in the case of joint holders, of one of the joint holders, shall serve as a release with respect to payments made in connection with that share. The directors are entitled to invest all of the dividends not demanded following their declaration, or to make use of them in any other manner they see fit for the benefit of the company until such demand. The company will not pay interest for dividends or interest not paid.

107. (One)  By a special resolution, every dividend may be paid, either in part or in whole, by distribution of property, especially by distribution of fully paid up shares, or debentures, or debenture stock of the company or of another company or in one or more of the aforesaid ways. Dividends, property, fully paid up shares, debentures, distributed pursuant to this article, shall be distributed according to the proportion described in article 99 above.

     (Two) If at any time the share capital shall be divided into different classes of shares, the distribution of fully paid up shares, from funds pursuant to article 111 below, shall be made in one of the two following manners as to be decided upon by the directors:

            (i) in such a manner so that all holders of a share entitled to fully paid up shares shall receive one uniform class of shares, or

           (b) in such a manner so that each holder of shares entitled to fully paid up shares as aforesaid shall receive shares of the class of shares held by him and entitling him to fully paid up shares, as aforesaid.

  (Three) If the company has redeemed preferential redeemable shares, then all funds reserved for redemption of capital resulting from the redemption of such shares may be used, in whole or in part, according to a resolution of the company, to pay in full or in part any new share issues or any shares not yet issued, that shall be issued to such members of the company or other persons, as shall be decided upon by the board of directors, up to the sum equal to the nominal value of the shares to be issued as aforesaid.

  (Four) In order to give effect to any resolution in connection with distribution of dividends, or distribution of property, fully paid-up shares or debentures, the board of directors may resolve any difficulty that shall arise with distribution as it shall deem necessary, especially to issue certificates for fractional shares and to determine the value of certain property for purposes of distribution, and to decide that payment in cash shall be made to the member on the basis of the value decided for that purpose, or that fractions the value of which is less than one Israeli shekel shall not be taken into account for the purpose of co-ordinating the rights of all the parties. The board of directors shall be permitted in this regard to grant cash or property to trustees in escrow for the benefit of persons entitled thereto, as the directors shall see beneficial. Wherever required, an agreement shall be submitted to the registrar of companies and the directors may appoint a person to execute such an agreement in the name of the persons entitled to dividend, property, fully paid up shares or debentures as aforesaid, and such an appointment shall be valid.

  (Five)   The company shall not be obligated to pay interest on a dividend.

  (Six) The board of directors may, with respect to all dividends not demand within one year after their declaration, invest or use them in another way for the benefit of the company, until they shall be demanded. The company shall not pay interest for dividends or interest not paid.

                                     FUNDS

108. The directors may set aside from the profits of the company the sums they deem proper, as a reserve fund or reserve funds for extraordinary uses, or for special dividends or equalisation of dividends or other funds or for the purpose of correcting, bettering or retaining any property of the company and for those other purposes which shall in the absolute discretion of the board of directors be beneficial to the company and it may invest the various sums so invested in such investments as it finds proper, and from time to time deal in such investments, change or transfer them, in part or in whole for the benefit of the company. The board of directors may as well divide any reserve liability fund to special funds as it shall deem proper, transfer moneys from fund to fund and use every fund or any part thereof in the business of the company, without being required to keep such sums separate from the rest of the company's property. The board of directors may, from time to time, also transfer, to the next year, profits out of such sums which are, in its absolute discretion, beneficial to the company. Generally the board of directors may create funds as it deems necessary, either those resulting from profits of the company or from re-evaluation of property, or from premiums paid for shares or from any other source, and to use them in its discretion as it deems fit insofar as that in the creation of such funds, the changes or uses do not exceed the provision of the law or accepted accounting principles.

109. All premiums received from the issue of shares shall be capital funds and they shall be treated for every purpose as capital and not as profits distributable as dividends. The board of directors may organise a reserve capital liability account and transfer from time to time all such premiums to the reserve capital liability account or use such premiums and monies to cover depreciation or doubtful loss. All losses from sale of investments or other property of the company shall be debited to the reserve account, unless the directors decide to cover such losses from other funds of the company. The board of directors may use any monies credited to the capital reserve liability account in any manner that these articles or the law permits.

110. Any amounts transferred and credited to the account of income and expense fund or general reserve liability account or capital liability reserve account, may, until otherwise used in accordance with these articles, be invested together with such other moneys of the company in the day to day business of the company without having to differentiate between these investments and the investment of the monies of the company.

                        CAPITALISATION OF RESERVE FUNDS

111. The company may at any time and from time to time resolve at a general meeting that any sum, investment or property not required to pay such fixed preferential dividend and (a) is standing credited at that time to any fund or to any reserve liability account of the company, including also premiums received from issuance of shares, debentures, or debenture stock of the company or (b) net profits not distributed and remaining in the company, shall be capitalised, and that such investment sum or property be released for distribution and be distributed as capital among the shareholders of the company according to the proportion that they would be entitled to if such amount would have been distributed as dividends on shares, in the manner so directed by such a resolution, and such a resolution shall be valid. The board of directors shall use such investment sum or property, according to such a resolution, for full payment of such shares of the company's capital not issued for the shareholders as aforesaid and to issue such shares and to distribute them as fully paid up shares among those shareholders according to the pro rata rate as aforesaid for payment of the value of the shares and their rights in the amount capitalised, or to use such investment sum or property or any part thereof for the aforesaid shareholders for full payment of those shares not issued in proportion to such shares of the company's capital issued and held by such shareholders, or use such investment sum or property in another manner permitted by such a resolution. If any difficulty shall arise with respect to such a distribution the board of directors may organise the distribution as it deems desirable. It shall particularly be permitted to issue fractional certificates, to determine the value of the property or investment for the purpose of distribution of all fully paid up shares, to pay money to any such shareholder according to the value determined in this manner in order to coordinate and adjust the rights, it shall also be permitted to decide that parts the value of which is less than one Israeli shekel shall not be taken into account in order to adjust the rights of all parties, to give all such shares, cash or property to trustees to hold in escrow for such persons entitled to part of the allocation and the distribution in accordance with and against such securities as the directors deem desirable. Where required an agreement pursuant to sections 129 and 130 of the Companies Ordinance, for the allocation and distribution of the shares distributed in the manner aforementioned shall be submitted for registration. The board of directors may appoint a person to sign such an agreement in the name of the persons entitled to part of the allocation and distribution and such an appointment shall be valid.

                                ACCOUNTS AND AUDIT

112. The directors shall cause correct accounts to be kept:

     (One)    of the assets and liabilities of the company;

     (Two) of any amount of money received or expended by the company and the matters for which such sum of money is expended or received;

     (Three)  of all purchases and sales made by the company.

   The account books shall be kept in the office or at such other place as the directors deem fit and they shall also be open for inspection by the directors.

113. The board of directors shall determine from time to time, in any specific case or type of case, or generally, whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the company, or any of them, shall be open for inspection by the members, and no member, not being a director, shall have any right of inspecting any account book or document of the company except as conferred by law or authorised by the board of directors or by the company in a general meeting.

114. Not later than eighteen months after registration of the company and thereafter not less than once a year, the directors shall submit before the company at a general meeting a profit and loss account for the period after the previous account, and if it is the first account for the period after registration of the company, it shall be drafted at a date not more than nine months before the date of the meeting and in accordance with the relevant provisions of the Companies Ordinance, and the directors shall submit a balance sheet that is correct as of the date of the profit and loss account. To the balance sheet shall be attached a report of the auditor and it shall be accompanied by a report from the directors with respect to the situation of the company business and the amount they propose as a dividend and the amount (if any) that they propose be set aside for the fund accounts.

115. Auditors shall be appointed and their function shall be set out in accordance with the law.

                                    NOTICES

116. A notice or any other document may be served by the company upon any member either personally, by post, or by sending it by telex or telegram, whose duties were paid, and addressed to such member at his registered address in Israel as appearing in the register of members.

117. All notices directed to be given to the members shall, with respect to any share to which persons are jointly entitled, be given to one of the joint holders, and any notice so given shall be sufficient notice to the holders of such share.

118. Any member registered in the register who shall from time to time furnish the company with an address in Israel at which notices may be served, shall be entitled to receive all notices he is entitled to receive according to these articles at that address. However, except for the aforesaid, no member whose address is not registered in the register shall be entitled to receive any notice from the company.

119. A notice may be given by the company to the persons entitled to a share in consequence of the death or bankruptcy of a member by sending it through the post in a prepaid letter addressed to them by name, at the address, if any, in Israel furnished for the purpose by the persons claiming to be so entitled, by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

120. Any notice or other document if served or sent by post shall be deemed to have been served or delivered at the time when the letter or postcard or telegram or telex containing the same was delivered to the post or at such time as the telex was sent, and in proving such service it shall be sufficient to prove that the letter or postcard or telegram or telex containing the notice was properly addressed and delivered at the post office or sent by telex. Any list kept in the ordinary manner in any mail list of the company or any copy of any telex in the company's possession shall be prima facie proof of the delivery.

121. In addition to the furnishing of a notice pursuant to the above article, the company may furnish a notice to the shareholders entitled to receive notice, or to part of them, by publication of a notice in a newspaper distributed in the area wherein the office is located, or any other place, in Israel or abroad as the directors shall determine from time to time.

                         REORGANISATION OF THE COMPANY

122. At the time of sale of the company's plant the board of directors may, or at the time of liquidation, the liquidators may, if authorised by a special resolution of the company, receive shares paid in full or in part, debenture or other securities of any other company, whether already existing at that time or whether about to be established for the purposes of acquiring the property of the company, or a part thereof. The board of directors (if the profits of the company so permit) or the liquidators (at the time of liquidation) may distribute among the members the shares or aforesaid securities or any other property of the company without realising them, or deposit them with trustees for the members, and every special resolution can resolve as to the distribution or the setting aside of cash, the shares or other securities and the rights or property of the company in a manner not entirely identical with the legal rights of the members of the company, or its participants, and such a resolution may value the securities or property aforesaid at such price and in such manner as the meeting shall decide. All shareholders shall be required to accept all valuation or distribution decided as aforesaid and to waive all their rights in this regard, except, in the case where the company is at a liquidation stage or in the process of liquidation, with respect to such legal rights (if any) which according to the provisions of the law cannot be altered or renounced.

                                   INDEMNITY

123. (a) Subject to the provision of Section 96(44) of the Companies Ordinance, the Company may enter into a contract for the insurance of each office holder as defined in section 96(24) of the Companies Ordinance (hereinafter an "Office Holder"), against the liability that an Office Holder may incur as a result of:

           1. A breach by the Office Holder of his duty of care toward the Company or any other person.

           2. A breach by the Office Holder of his fiduciary duty toward the Company, provided that the Office Holder acted in good faith and had reasonable grounds to believe that the action taken had not been in contradiction of the Company's best interests.

          3. A monetary liability imposed on the Office Holder in favour of a third party as a result of any action taken by the Office Holder in such capacity.

  (b) Subject to Section 96(43) and 96(44) of the Companies Ordinance, the Company may indemnify an Office Holder for:

           1. A monetary liability imposed on the Office Holder in favour of a third party according to a judgment, including a judgment given as a result of a settlement or an arbitrator's award approved by the court, as a result of an action taken by the Office Holder in such capacity.

           2. Reasonable litigation expenses, including attorneys fees, incurred by the Office Holder or imposed on the Office Holder by the court in a proceeding instituted against the Office Holder by the Company or on its behalf, or by another person or in criminal proceedings which resulted in the Office Holder's acquittal, provided that such proceedings were initiated against the Office Holder with respect to an action or actions taken by the Office Holder in such capacity.

                                  WINDING UP

124.(One)  In the event of winding up of the company, the company's property distributable among the members shall be distributed in the rate proportionate to the sum paid on account of the nominal value of the shares held by them, of any class, without taking into account premiums paid in excess of the nominal value. Provisions of article 122, with regard to the possibility of a distribution not quite in accordance with the legal rights shall apply to this distribution as well.

  (Two) If the company is voluntarily wound up, the liquidators may, with the confirmation of an extraordinary resolution, divide among the members the property as is, and they shall be entitled with a similar authorisation to deposit any part of the company's property with trustees in escrow for the benefit of members, as they deem correct. A resolution confirming such a distribution may confirm also a distribution in a manner other than in accordance with the legal rights of the members and it may grant special rights to any class of members. However, in the event of the adoption of a resolution enabling a distribution not in accordance with the legal rights of the members, a member adversely affected thereby shall have the same right to object and any right attached thereto as if such a resolution was a special resolution passed pursuant to
         Section 334 of the Companies Ordinance.

                             WINDING UP OF BUSINESS

125. In the event that at the time of liquidation of the company the company's property available for distribution among the members shall not suffice to return all the paid up capital and subject to, and without derogating from, any rights or surplus rights or existing restrictions at that time of any special class of shares forming part of the capital of the company, such property shall be divided so that the losses shall as much as possible be borne by the members in a pro-rata rate to the paid up capital or that shall have been paid at the commencement of the liquidation on the shares held by each of them. If at the time of liquidation the company's property distribution among the members is in excess of the amount necessary for the return of all capital paid up at the beginning of the liquidation, it shall belong and be delivered to the members pro rata to the amount paid on the nominal value of each share held by each of them at the commencement of the liquidation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   The Delaware General Corporation Law provides, in substance, that Delaware corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by third parties and in connection with actions or suits by or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees and agents, against expenses (including attorney's fees) and, in the case of actions, suits or proceedings brought by third parties, against judgments, fines and amounts paid in settlement actually and reasonably incurred in any action, suit or proceeding.

   The Registrant's Bylaws provide for indemnification to the fullest extent permitted by the Delaware General Corporation Law. As permitted by the Delaware General Corporation Law, the Registrant has adopted an amendment to its Amended and Restated Certificate of Incorporation to eliminate the personal liability of its directors to the Registrant and its stockholders, in certain circumstances, for monetary damages arising from a breach of the director's duty of care. Additionally, the Registrant has entered into indemnification agreements (in the form approved by the Registrant's stockholders at its 1987 Annual Meeting) with each of its directors and officers. These agreements provide indemnification to the fullest extent permitted by law and, in certain respects, provide greater protection than that specifically provided by the Delaware General Corporation Law. The agreements do not provide indemnification for, among other things, conduct that is adjudged to be fraud, deliberate dishonesty or willful misconduct.

   The Registrant has obtained directors' and officers' liability insurance that covers certain liabilities, including liabilities to the Registrant and its stockholders, in the amount of $20 million.

   The agreement provides that for a period of seven years following the effective time of the arrangement, the Registrant will cause Oshap to indemnify and hold harmless any persons who were directors or officers of Oshap or any Oshap subsidiary prior to the effective time from and against all claims, damages, losses, obligations or liabilities to the fullest extent such person could have been indemnified for such amounts under applicable law, indemnification agreements or under the articles of association of Oshap or the governing documents of any Oshap subsidiary in effect immediately on or prior to the effective time, with respect to any act or failure to act by any such indemnified person on or prior to the effective time; however, the Registrant will have no financial obligation with respect to indemnification obligations under the agreement. The Registrant also agreed that it will not decrease the net worth of Oshap to an amount below the net worth of Oshap as of December 31, 1998 by withdrawing or otherwise removing assets from Oshap. The agreement also provides that the Registrant will maintain the Oshap directors' and officers' liability insurance policies in effect for seven years after the effective time; however, the Registrant will not be required to pay annual insurance premiums in excess of $200,000.

Item 21. Exhibits and Financial Statement Schedules.

   (a) Exhibits

 Exhibit
 Number                              Exhibits
 ------- ---------------------------------------------------------------
   2.1   Agreement between the Registrant and Oshap Technologies Ltd.
         (See Appendix A to the Proxy Statement/Prospectus).
   5.1   Legal Opinion of the Registrant's General Counsel.
   8.1   Tax Opinion of Blank Rome Comisky & McCauley LLP.
   8.2   Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
   8.3   Tax Opinion of Goldfarb, Levy, Eran & Co.
  23.1   Consent of PricewaterhouseCoopers LLP, independent accountants.
  23.2   Consent of Brightman Almagor & Co., certified public
         accountants (Israel).

 Exhibit
 Number                                 Exhibits
 ------- ---------------------------------------------------------------------
  23.3   Consent of Blank Rome Comisky & McCauley LLP (included in Exhibit 8.1).
  23.4   Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
         Exhibit 8.2).
  23.5   Consent of Goldfarb, Levy, Eran & Co. (included in Exhibit 8.3).
  24.1   Power of Attorney (see page II-4).
  99.1   Consent of Salomon Smith Barney Inc.
  99.2   Consent of BancBoston Robertson Stephens Inc.
  99.3   Form of Voting Agreement and Irrevocable Proxy.
  99.4   Form of Affiliate Agreement.
  99.5   Form of Stock Purchase Agreement for Mint and Decalog Shares.
  99.6   Form of Nondisclosure and Noncompetition Agreement for Shlomo Dovrat
         and Avi Zeevi.
  99.7   Form of Oshap Proxy.

   (b) Financial Statement Schedules

   No financial data schedules are required for the Registrant or Oshap.

   (c) Item 4(b) Reports

   See Appendix B and Appendix C to the Proxy Statement/Prospectus.

Item 22. Undertakings.

   (1) The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

   (2) The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

   (3) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Restated Certificate of Incorporation (the "Certificate of Incorporation") and the Amended and Restated Bylaws (the "Bylaws") of the Registrant and the Delaware General Corporation Law, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (5) (A) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (B) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (A) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        SIGNATURES AND POWER OF ATTORNEY

   Pursuant to the Requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wayne, Pennsylvania, on the date indicated.

                                          SUNGARD DATA SYSTEMS INC.

                                          By:  /s/ James L. Mann
                                             ----------------------------------
Date: May 11, 1999                              James L. Mann
                                                Chief Executive Officer,
                                                 President
                                                and Chairman of the Board of
                                                 Directors

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes James L. Mann and Michael J. Ruane and each of them, as Attorney-in-Fact, to sign on his behalf individually and in each capacity stated below, and to file, any amendments, including post-effective amendments, to this registration statement.

             Signature                           Title                    Date
             ---------                           -----                    ----

       /s/ James L. Mann             Chief Executive Officer,         May 11, 1999
____________________________________  President, and Chairman of
           James L. Mann              the Board of Directors
                                      (principal executive officer)

      /s/ Michael J. Ruane           Chief Financial Officer and      May 11, 1999
____________________________________  Vice President--Finance
          Michael J. Ruane            (principal financial
                                      officer)

    /s/ Andrew P. Bronstein          Vice President and Controller    May 11, 1999
____________________________________  (principal accounting
        Andrew P. Bronstein           officer)

     /s/ Gregory S. Bentley          Director                         May 11, 1999
____________________________________
         Gregory S. Bentley

     /s/ Michael C. Brooks           Director                         May 11, 1999
____________________________________
         Michael C. Brooks

     /s/ Albert A. Eisentat          Director                         May 11, 1999
____________________________________
         Albert A. Eisentat

     /s/ Bernard Goldstein           Director                         May 11, 1999
____________________________________
         Bernard Goldstein

        /s/ Michael Roth             Director                         May 11, 1999
____________________________________
            Michael Roth

     /s/ Malcom I. Ruddock           Director                         May 11, 1999
____________________________________
         Malcolm I. Ruddock

   /s/ Lawrence J. Schoenberg        Director                         May 11, 1999
____________________________________
       Lawrence J. Schoenberg